Exhibit 99.1

Notice of Special Meeting of

Shareholders

and Management Information Circular

Arrangement

involving

Tembec Inc.

and

Rayonier Advanced Materials Inc.

Our special meeting of shareholders will be held at 10:00 a.m. (Eastern Time) on July 27, 2017 on the 41st Floor – Rooms Mont-Royal 1 and 2, at the offices of Stikeman Elliott LLP located at 1155 René-Lévesque Blvd. West in Montréal, Québec.

June 13, 2017

These materials are important and require your immediate attention. As a shareholder of Tembec Inc. you are entitled to vote on a special resolution regarding the proposed arrangement with Rayonier Advanced Materials Inc. described herein. Your vote is important. If you have any questions about these materials or the matters to which they refer, please contact your professional advisors.

If you have any questions or require more information with regard to the procedures for voting or completing your letter of transmittal and election form, please contact Shorecrest Group, our proxy solicitation agent, by telephone at 1-888-637-5789 toll-free in North America or by e-mail at contact@shorecrestgroup.com. For banks, brokers and collect calls outside North America, please call 1-647-931-7454.

Dear Tembec Inc. Shareholder,

On behalf of the board of directors of Tembec Inc. (“Tembec”), it is my pleasure to invite you to attend a special meeting (the “Meeting”) of the shareholders of Tembec (“Tembec Shareholders”) to be held on the 41st Floor – Rooms Mont-Royal 1 and 2, at the offices of Stikeman Elliott LLP located at 1155 René-Lévesque Blvd. West in Montréal, Québec on July 27, 2017 at 10:00 a.m. (Eastern Time).

At the Meeting, you will be asked to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”) with respect to the arrangement (the “Arrangement”) involving the acquisition by Rayonier Advanced Materials Inc. (“Rayonier AM”) of all of the outstanding common shares of Tembec (the “Tembec Shares”), pursuant to an arrangement agreement dated as of May 24, 2017 between Tembec and Rayonier AM.

Under the Arrangement, as more particularly described in the accompanying management proxy circular (the “Circular”), you can elect to receive at the effective time of the Arrangement in respect of each of your Tembec Shares either: (i) $4.05 in cash (the “Per Share Cash Amount”); or (ii) 0.2302 of a share of Rayonier AM common stock (the “Per Share Stock Consideration” and collectively, the “Consideration”), these elections being subject to proration to ensure that no more than 63.3% of the aggregate Tembec Shares shall receive the Per Share Cash Amount and no more than 36.7% will receive the Per Share Stock Consideration. See “The Arrangement – Elections, Proration and Exchange Procedure” in the accompanying Circular. Tembec Shares currently trade on the Toronto Stock Exchange under the trading symbol “TMB” and shares of Rayonier AM common stock (“Rayonier AM Shares”) currently trade on the New York Stock Exchange under the trading symbol “RYAM”.

Based on the 5-day volume weighted average price of the Rayonier AM Shares on the New York Stock Exchange of US$13.0694 and the currency exchange rate on May 24, 2017, the Arrangement values the Tembec Shares at $4.05 per Tembec Share. This represents a premium of approximately 37% over the closing price of Tembec Shares of $2.95 on May 24, 2017, the last trading day prior to the public announcement by Tembec and Rayonier AM of the proposed Arrangement.

To become effective, the Arrangement Resolution must be approved by at least two-thirds of the votes cast at the Meeting by all Tembec Shareholders. The Arrangement also requires the approval of the Superior Court of Québec and the satisfaction of certain other conditions of the Arrangement.

The board of directors of Tembec (the “Board”) has unanimously determined that the Arrangement is in the best interests of Tembec. The Board has unanimously approved the Arrangement and recommends that Tembec Shareholders vote FOR the Arrangement Resolution. In making its recommendation, the Board considered a number of factors as described in the Circular under the heading “The Arrangement – Reasons for the Recommendation”.

The Circular and the documents incorporated by reference therein contain a detailed description of the Arrangement and other information relating to Tembec and Rayonier AM, including the Rayonier AM Shares. We urge you to consider carefully all of the information in the Circular and the documents incorporated by reference therein. In particular, you should consider the matters discussed under “Risk Factors – Risks Related to the Arrangement”, “Information Relating to Tembec – Risk Factors” and “Information Relating to Rayonier AM – Risk Factors”. Neither the United States Securities and Exchange Commission (the “SEC”) nor any securities commission of any state in the United States has approved or disapproved of the securities to be issued in connection with the transactions described in the Circular or determined if the Circular is accurate or complete. Any representation to the contrary is a criminal offence. If you require assistance, please consult your financial, legal or other professional advisor. If you have any questions or require more information with regard to the procedures for voting or completing your letter of transmittal and election form, please contact Shorecrest Group, our proxy solicitation agent, by telephone at 1-888-637-5789 toll-free in North America or by e-mail at contact@shorecrestgroup.com. For banks, brokers and collect calls outside North America, please call 1-647-931-7454.

This is an important matter affecting the future of Tembec and your vote is important regardless of the number of Tembec Shares you own. If you are unable to attend the Meeting in person, we encourage you to vote by completing the enclosed form of proxy or, alternatively, by telephone, or over the internet, in each case in accordance with the enclosed instructions. Voting by proxy will not prevent you from voting in person if you attend the Meeting and will ensure that your vote will be counted if you are unable to attend. A proxy will not be valid for use at the Meeting unless the completed form of proxy is deposited at the office of Tembec Inc., c/o Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attn: Proxy Department) or the proxy vote is otherwise registered in accordance with the instructions thereon, not later than 5:00 p.m. (Eastern Time) on July 25, 2017, or if the Meeting is postponed or adjourned, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the postponed or adjourned meeting.

We encourage all registered Tembec Shareholders to complete and return the enclosed letter of transmittal and election form (printed on yellow paper) (the “Letter of Transmittal and Election Form”), together with the certificate(s) representing your Tembec Shares, to Computershare Trust Company of Canada (the “Depositary”) at the address specified in the Letter of Transmittal and Election Form. The Letter of Transmittal and Election Form contains procedural information relating to the Arrangement and should be reviewed carefully. We recommend that you complete, sign and return the Letter of Transmittal and Election Form with your accompanying Tembec Share certificate(s) to the Depositary as soon as possible. To make a valid election as to the form of consideration that you wish to receive under the Arrangement (subject to proration), you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Tembec Share certificate(s) to the Depositary prior to the election deadline, being 5:00 p.m. (Eastern Time) on the business day which is three business days preceding the effective date of the Arrangement (the “Election Deadline”). Tembec will provide at least two business days’ notice of the Election Deadline to Tembec Shareholders by means of a press release disseminated on a newswire. If you fail to make a proper election prior to the Election Deadline, or if the Depositary determines that your election was not properly made with respect to your Tembec Shares, you will be deemed to have elected to receive the Per Share Stock Consideration in respect of the Tembec Shares you hold.

If you are a non-registered holder of Tembec Shares and have received these materials through your broker, investment dealer or other intermediary, you will not receive a form of proxy or Letter of Transmittal and Election Form. Please follow the instructions provided by such broker, investment dealer or other intermediary to ensure that your vote is counted at the Meeting and for instructions and assistance in delivering the share certificate(s) representing those shares and, if applicable, making an election with respect to the form of Consideration you wish to receive. See “General Information Concerning the Meeting and Voting – Voting by Non-Registered Shareholders” in the accompanying Circular.

Subject to obtaining court and other approvals and clearances and satisfaction or waiver of all other conditions precedent to the Arrangement, if Tembec Shareholders approve the Arrangement Resolution, it is anticipated that the Arrangement will be completed by the end of 2017.

On behalf of Tembec, we would like to thank all Tembec Shareholders for their ongoing support as we prepare to take part in this important event in the history of Tembec.

Yours truly,

/s/ James V. Continenza
James V. Continenza Executive Chairman of the Board of Directors

Tembec Inc.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that, pursuant to an order of the Superior Court of Québec dated June 13, 2017 (the “Interim Order”), a special meeting (the “Meeting”) of shareholders (“Tembec Shareholders”) of Tembec Inc. (“Tembec”) will be held on the 41st Floor – Rooms Mont-Royal 1 and 2, at the offices of Stikeman Elliott LLP located at 1155 René-Lévesque Blvd. West in Montréal, Québec, on July 27, 2017 at 10:00 a.m. (Eastern Time) for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix C to the accompanying management information circular (the “Circular”), approving an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, as amended (the “CBCA”), all as more particularly described in the Circular, which Arrangement Resolution, to be effective, must be passed by an affirmative vote of at least two-thirds of the votes cast at the Meeting in person or by proxy by Tembec Shareholders; and

2.	to transact such further and other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the Circular which accompanies this Notice of Special Meeting.

The record date for determining the Tembec Shareholders entitled to receive notice of and vote at the Meeting is the close of business on June 19, 2017 (the “Record Date”). Only Tembec Shareholders whose names appear in the register of Tembec Shareholders as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

Whether or not you are able to attend the Meeting in person, you are encouraged to provide voting instructions in accordance with the instructions on the enclosed form of proxy or voting instruction form provided to you by your broker, investment dealer or other intermediary as soon as possible. To be included at the Meeting, your voting instructions must be received by Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, in the enclosed envelope, by mail or by hand delivery, by 5:00 p.m. (Eastern Time) on July 25, 2017 (or if the Meeting is postponed or adjourned, at least 48 hours (excluding non-business days) prior to the date of the postponed or adjourned Meeting). Please note, if you received a voting instruction form, you hold your shares through a broker, investment dealer or other intermediary and consequently must provide your instructions to your broker, investment dealer or other intermediary as specified in the voting instruction form and by the deadline set out therein (which may be an earlier time than set out above). Tembec reserves the right to accept late proxies and to waive the proxy cut-off, with or without notice, but is under no obligation to accept or reject any particular late proxy.

Tembec Shareholders are encouraged to review the Circular carefully before submitting the proxy form.

Pursuant to the Interim Order, registered Tembec Shareholders have been granted the right to dissent in respect of the Arrangement Resolution (“Dissent Rights”). If the Arrangement becomes effective, a registered Tembec Shareholder who exercises Dissent Rights in respect of the Arrangement Resolution (a “Dissenting Shareholder”) is entitled to be paid the fair value of such Dissenting Shareholder’s Tembec shares, provided that such Dissenting Shareholder has delivered a written objection to the Arrangement Resolution (a “Dissent Notice”) to Tembec not later than 5:00 p.m. (Eastern Time) on July 25, 2017, being the business day which is two business days immediately preceding the Meeting (or, if the Meeting is postponed or adjourned, the business day which is two business days immediately preceding the date of the postponed or adjourned Meeting) and has otherwise complied strictly with the dissent procedures described in the Circular, including the relevant provisions of Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order. Dissent Rights are described in detail in the accompanying Circular under the heading “Rights of Dissenting Shareholders”. The text of Section 190 of the CBCA, which will be relevant in any dissent proceeding, is set forth in Appendix I to this Circular.

Persons who are beneficial owners of Tembec Shares registered in the name of a broker, investment dealer, custodian, nominee or other intermediary who wish to exercise Dissent Rights should be aware that only registered Tembec Shareholders are entitled to dissent. Accordingly, a beneficial owner of Tembec Shares desiring to exercise Dissent Rights must make arrangements for the Tembec Shares beneficially owned by such Tembec Shareholder to be registered in the Tembec Shareholder’s name prior to the time the Dissent Notice is required to be received by Tembec or, alternatively, make arrangements for the registered holder of such Tembec Shares to exercise Dissent Rights on the Tembec Shareholder’s behalf.

Failure to comply strictly with the dissent procedures described in the Circular may result in the loss of any Dissent Rights. It is strongly suggested that any Tembec Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the CBCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss of such Tembec Shareholder’s Dissent Rights.

If you have any questions or require more information with regard to the procedures for voting or completing your letter of transmittal and election form, please contact Shorecrest Group, our proxy solicitation agent, by telephone at 1-888-637-5789 toll-free in North America or by e-mail at contact@shorecrestgroup.com. For banks, brokers and collect calls outside North America, please call 1-647-931-7454.

Montreal this 13th day of June, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ PATRICK LEBEL
PATRICK LEBEL
Vice President, General Counsel and Corporate Secretary

TABLE OF CONTENTS

REPORTING CURRENCY AND FINANCIAL INFORMATION	1
DEFINED TERMS	1
FORWARD-LOOKING STATEMENTS	1
EXCHANGE RATE DATA	3
NOTICE REGARDING INFORMATION	4
ADDITIONAL INFORMATION	4
NOTICE TO TEMBEC SHAREHOLDERS IN THE UNITED STATES	5
NOTICE TO ALL TEMBEC SHAREHOLDERS	6
QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE ARRANGEMENT	6
SUMMARY	12
GENERAL INFORMATION CONCERNING THE MEETING AND VOTING	23
Time, Date and Place	23
Record Date	23
Solicitation of Proxies	23
Appointment and Revocation of Proxies	23
Voting by Non-Registered Shareholders	23
Quorum	24
Principal Holders of Tembec Shares	24
THE ARRANGEMENT	25
Background to the Arrangement	25
Recommendation of the Board	29
Reasons for the Recommendation	29
Fairness Opinions	31
Description of the Arrangement	32
Procedure for the Arrangement to Become Effective	34
Tembec Shareholder Approval	34
Voting Agreements	35
Court Approval and Completion of the Arrangement	35
Letter of Transmittal and Election Form	36
Elections, Proration and Exchange Procedure	37
Treatment of IQ Warrants	40
Treatment of DSUs	40
Stock Exchange Listing and Reporting Issuer Status	40
Interests of Certain Persons in the Arrangement	40
Depositary	41
INFORMATION RELATING TO TEMBEC	41
Information Respecting Directors and Officers	42
Trading Price and Volume of Tembec Shares	42
Prior Sales	43
Available Information	43
Risk Factors	43
Selected Historical Consolidated Financial Data of Tembec	43
Tembec Documents Incorporated by Reference	44

- i -

INFORMATION RELATING TO RAYONIER AM	45
Overview	45
Description of Capital Stock	45
Risk Factors	49
Selected Historical Consolidated Financial Data of Rayonier AM	49
Rayonier AM Documents Incorporated by Reference	50
INFORMATION RELATING TO THE COMBINED COMPANY	51
General	51
Selected Unaudited Pro forma Financial Information	51
Unaudited Comparative Per Share Information	52
Share Prices	53
THE ARRANGEMENT AGREEMENT	53
Representations and Warranties	54
Conditions Precedent to the Arrangement	55
Covenants	57
Termination of the Arrangement Agreement	60
Amendment	62
REGULATORY MATTERS	62
Canadian Securities Law Matters	62
United States Securities Law Matters	63
Stock Exchange Approvals	63
Other Regulatory Matters	64
ELIGIBILITY FOR INVESTMENT IN CANADA	67
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	67
Holders Resident in Canada	68
Holders Not Resident in Canada	70
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	71
U.S. Holders	73
Non-U.S. Holders	74
FATCA Withholding and Reporting	76
Information Reporting and Backup Withholding	76
ACCOUNTING TREATMENT	76
RISK FACTORS	77
Risks Related to the Arrangement	77
Risks Related to the Combined Company	79
RIGHTS OF DISSENTING SHAREHOLDERS	82
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	84
INTERESTS OF EXPERTS OF TEMBEC AND RAYONIER AM	84
ADDITIONAL INFORMATION	84
APPROVAL OF THE BOARD	86
CONSENT OF SCOTIA CAPITAL	87
CONSENT OF NATIONAL BANK FINANCIAL	88
APPENDIX A GLOSSARY OF DEFINED TERMS	A-1
APPENDIX B UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF RAYONIER AM	B-1
APPENDIX C FORM OF ARRANGEMENT RESOLUTION	C-1
APPENDIX D PLAN OF ARRANGEMENT	D-1
APPENDIX E NOTICE OF PRESENTATION FOR THE FINAL ORDER	E-1
APPENDIX F INTERIM ORDER	F-1

- ii -

APPENDIX G SCOTIA CAPITAL FAIRNESS OPINION	G-1
APPENDIX H NATIONAL BANK FINANCIAL FAIRNESS OPINION	H-1
APPENDIX I SECTION 190 OF THE CBCA	I-1
APPENDIX J COMPARISON OF RIGHTS OF TEMBEC SHAREHOLDERS AND RAYONIER AM STOCKHOLDERS	J-1

- iii -

MANAGEMENT INFORMATION CIRCULAR

This management information circular (“Circular”) is furnished in connection with the solicitation of proxies by or on behalf of the management of Tembec Inc. (“Tembec”) of proxies to be used at the special meeting of shareholders (“Tembec Shareholders”) of Tembec (the “Meeting”) to be held on the 41st Floor – Rooms Mont-Royal 1 and 2, at the offices of Stikeman Elliott LLP located at 1155 René-Lévesque Blvd. West in Montréal, Québec on July 27, 2017 at 10:00 a.m. (Eastern Time) and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the Notice of Meeting.

REPORTING CURRENCY AND FINANCIAL INFORMATION

Except as otherwise indicated in this Circular, references to “Canadian dollars” and “$” are to the currency of Canada and references to “U.S. dollars” or “US$” are to the currency of the United States. See “Exchange Rate Data”.

All financial statements and financial data derived therefrom included or incorporated by reference in this Circular pertaining to Tembec have been prepared in accordance with IFRS as issued by the International Accounting Standards Board, and are audited in accordance with Canadian generally accepted auditing standards and all financial statements and financial data derived therefrom included or incorporated by reference in this Circular pertaining to Rayonier AM, including the unaudited pro forma condensed combined financial statements of Rayonier AM, have been prepared and presented in accordance with U.S. GAAP. Accordingly, the presentation of the consolidated financial statements of Rayonier AM and the unaudited pro forma condensed combined financial statements of Rayonier AM may vary in a material way from financial statements prepared in accordance with IFRS. Management has reviewed the consolidated financial statements of Rayonier AM and the unaudited pro forma condensed combined financial statements of Rayonier AM included in this Circular and has determined that there are material U.S. GAAP to IFRS measurement differences applicable to such financial statements. For further details, see the notes to the unaudited pro forma condensed combined financial statements of Rayonier AM set out in Appendix B to this Circular.

Pro forma financial information included in this Circular is for informational purposes only and is unaudited. All unaudited pro forma financial information contained in this Circular has been derived from underlying financial statements prepared and adjusted in accordance with U.S. GAAP to illustrate the effect of the Arrangement. The pro forma financial information set forth in this Circular should not be considered to be what the actual financial position or other results of operations would have necessarily been had Rayonier AM and Tembec operated as a single combined company as, at, or for the periods stated.

DEFINED TERMS

This Circular contains defined terms. For a list of the defined terms used herein, see Appendix A to this Circular.

FORWARD-LOOKING STATEMENTS

Certain statements in this Circular, including the documents incorporated by reference herein, are forward-looking statements. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations and plans relating to the future, and readers are cautioned that such statements may not be appropriate for other purposes. These statements may include, without limitation, statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Tembec, Rayonier AM or the Combined Company. Forward-looking statements are typically identified by words such as “expect”, “anticipate”, “believe”, “foresee”, “could”, “estimate”, “goal”, “intend”, “plan”, “seek”, “strive”, “will”, “may” and “should” and similar expressions. Forward-looking statements reflect current estimates, beliefs and assumptions, which are based on

Rayonier AM’s and Tembec’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Rayonier AM’s and Tembec’s estimates, beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. Rayonier AM and Tembec can give no assurance that such estimates, beliefs and assumptions will prove to be correct. In particular, certain statements included in the sections entitled “The Arrangement — Reasons for the Recommendation” and “Information Relating to the Combined Company” are forward-looking statements.

This Circular, including the documents incorporated by reference herein, contains forward-looking statements concerning:

•	expectations regarding whether the Arrangement will be consummated, including whether conditions to the consummation of the Arrangement will be satisfied, or the anticipated timing for the closing of the Arrangement;

•	expectations regarding receipt of all necessary approvals and the expiration of relevant waiting periods;

•	the anticipated value of the Consideration to be received by the Tembec Shareholders, which was set in the Arrangement Agreement and may fluctuate in value due to trading prices of the Rayonier AM Shares forming part of the Consideration;

•	the number of Rayonier AM Shares issuable to Tembec Shareholders;

•	expectations for the effects of the Arrangement or the Combined Company’s financial position, cash flow and growth prospects;

•	anticipated tax treatment of the Arrangement for Tembec Shareholders; and

•	anticipated future results and financial information relating to the Combined Company.

Certain material factors or assumptions are applied in making forward-looking statements. With respect to the Arrangement and this Circular, the expectations and assumptions expressed or implied in the forward-looking statements, include, but are not limited to the ability of the parties to receive, in a timely manner and on satisfactory terms, Tembec Shareholder Approval, regulatory approvals and stock exchange and Court approvals for the Arrangement, the ability of the parties to satisfy, in a timely manner, the conditions to the closing of the Arrangement and other expectations and assumptions concerning the Arrangement and expectations and assumptions concerning availability of capital resources and economic and financial conditions.

The forward-looking statements contained in this Circular, including documents incorporated by reference herein, are subject to inherent risks and uncertainties and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements. The factors which could cause results to differ from current expectations include, but are not limited to:

•	there can be no assurance that the Arrangement will occur or that the anticipated strategic benefits and operational, competitive and cost synergies will be realized;

•	the Arrangement is subject to various regulatory approvals, including approvals under the Investment Canada Act (if required), the Competition Act, the HSR Act and under applicable Antitrust Laws in Germany and China, and the fulfillment of certain conditions, and there can be no assurance that any such approvals will be obtained and/or any such conditions will be met. The Arrangement could be modified, restructured or terminated by each of Tembec and Rayonier AM in certain circumstances, and as such, the market price of Tembec Shares or the business and operations of Tembec may be materially adversely affected;

•	the Exchange Ratio is fixed, and there can be no assurance that the market value of the Rayonier AM Shares that the holders of Tembec Shares may receive on the Effective Date will equal or exceed the market value of the Tembec Shares held by such Tembec Shareholders prior to the Effective Date;

•	changes in tax laws, regulations or future assessments;

•	failure to realize anticipated results, including revenue growth, anticipated cost savings or operating efficiencies from the Combined Company’s major initiatives, including those from restructuring; and

•	assumptions and estimates required for the preparation of the pro forma financial statements may be materially different from the Combined Company’s actual results and experience in the future.

The foregoing risks or other risks arising in connection with the Arrangement, including the diversion of management attention from conducting the business of Tembec, may have a material adverse effect on Tembec’s business operations, financial results and share price. Readers are cautioned that the foregoing list of factors is not exhaustive. Other risks and uncertainties not presently known to Rayonier AM and Tembec or that Rayonier AM and Tembec presently believe are not material could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein.

Additional information on these and other factors that could affect the operations or financial results of Rayonier AM, Tembec or the Combined Company are included in reports filed by Rayonier AM and Tembec with applicable securities regulatory authorities and may be accessed through the SEC’s website (www.sec.gov) and the SEDAR website (www.sedar.com), respectively. These risks and other factors are also discussed in more detail in this Circular under “Risk Factors”, “Information Relating to Tembec — Risk Factors”, “Information Relating to Rayonier AM — Risk Factors” and “Information Relating to the Combined Company”. Readers are encouraged to read such sections in detail.

The forward-looking statements contained in this Circular, including the documents incorporated by reference herein, are expressly qualified in their entirety by this cautionary statement. Tembec and Rayonier AM cannot guarantee that the results or events expressed or implied in any forward-looking statement and information will materialize, and accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Rayonier AM’s and Tembec’s expectations only as of the date of this Circular (or in the case of forward-looking statements in a document incorporated by reference herein, as of the date indicated in such document). Rayonier AM and Tembec disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EXCHANGE RATE DATA

The following table sets out the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, for each of the periods indicated, the exchange rate at the end of each such period and the average of such exchange rates for each such period, in each case, based upon historical closing rates as quoted by the Bank of Canada.

	Six-Month Period Ended				Year Ended
	Mar. 25, 2017		Mar. 26, 2016		Sep. 24, 2016		Sep. 26, 2015		Sep. 27, 2014
High	US$	0.7685	US$	0.7784	US$	0.7977	US$	0.9006	US$	0.9719
Low	US$	0.7377	US$	0.6869	US$	0.6869	US$	0.7492	US$	0.8893
Rate at end of period	US$	0.7474	US$	0.7553	US$	0.7592	US$	0.7510	US$	0.8965
Average rate per period	US$	0.7529	US$	0.7387	US$	0.7555	US$	0.8174	US$	0.9242

On June 13, 2017, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the daily closing exchange rate as quoted by the Bank of Canada was US$0.7554.

Unless otherwise indicated, in this Circular, references to U.S. dollars when discussing the aggregate Per Share Cash Amount and Per Share Stock Consideration components of the Consideration are based upon the daily rates of exchange posted by the Bank of Canada for June 13, 2017.

NOTICE REGARDING INFORMATION

The information concerning Rayonier AM incorporated by reference or contained in this Circular has been publicly filed or provided by Rayonier AM. Although Tembec has no knowledge that would indicate that any statements contained in this Circular taken from or based upon such documents, records or sources are untrue or incomplete, Tembec does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records or sources, or for any failure by Rayonier AM, any of its affiliates or any of their respective Representatives to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Tembec. In accordance with the Arrangement Agreement, Rayonier AM provided Tembec with all necessary information concerning Rayonier AM that is required by law to be included in this Circular and ensured that such information does not contain any misrepresentations (as such term is defined in the Arrangement Agreement).

All summaries of, and references to, the Arrangement Agreement and the Plan of Arrangement in this Circular are qualified in their entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, available on SEDAR at www.sedar.com, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached as Appendix D to this Circular. You are urged to read carefully the full text of the Plan of Arrangement and the Arrangement Agreement.

Information in this Circular is given as at June 13, 2017 unless otherwise indicated and except for information contained in the documents incorporated herein by reference, which is given as at the respective dates stated therein.

This Circular is delivered in connection with the solicitation of proxies by and on behalf of management for use at the Meeting and any adjournment or postponement thereof. No Person is authorized to give any information or make any representation not contained or incorporated by reference in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized or as being accurate. For greater certainty, to the extent that any information provided on Tembec’s website or by Tembec’s proxy solicitation agent is inconsistent with this Circular, you should rely on the information provided in this Circular.

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any Person in any jurisdiction in which such an offer or solicitation is not authorized or in which the Person making such offer or solicitation is not qualified to do so or to any Person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Circular nor any distribution of the securities referred to in this Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Circular.

Tembec Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own legal, tax, financial or other professional advisors.

ADDITIONAL INFORMATION

This Circular incorporates important business and financial information about Tembec and Rayonier AM from documents that are not included in or delivered with this Circular. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this Circular free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Rayonier Advanced Materials Inc. 1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL 32207 (904) 357-4600	Tembec Inc. 100-4 Place Ville-Marie Montréal, Québec, H3B 2E7 514 871-0137

For a more detailed description of the information incorporated by reference into this Circular and how you may obtain it, see “Information Relating to Tembec – Tembec Documents Incorporated by Reference” and “Information Relating to Rayonier AM – Rayonier AM Documents Incorporated by Reference”.

NOTICE TO TEMBEC SHAREHOLDERS IN THE UNITED STATES

The Rayonier AM Shares to be issued under the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States. Such securities will instead be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act. The Rayonier AM Shares to be issued under the Arrangement will be freely transferable under United States federal securities Laws, except that the U.S. Securities Act imposes restrictions on the resale of Rayonier AM Shares received pursuant to the Arrangement by Persons who are, become after the consummation of the Arrangement or within 90 days of the Effective Time have been, “affiliates” of Rayonier AM. See “Regulatory Matters – United States Securities Law Matters”.

Tembec Shareholders subject to U.S. federal income taxation should be aware that the Arrangement described herein may have tax consequences both in the United States and in Canada. Such consequences for Tembec Shareholders may not be described fully herein. For a general discussion of certain Canadian income tax consequences of the Arrangement to investors who are resident in the United States, see “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”. For a general discussion of certain U.S. federal income tax consequences of the exchange of Tembec Shares for Rayonier AM Shares and/or cash pursuant to the Arrangement and to the ownership and disposition of Rayonier AM Shares received pursuant to the Arrangement, see “Certain U.S. Federal Income Tax Considerations”. Holders subject to Canadian and U.S. federal income taxation are urged to consult their own tax advisors with respect to such Canadian and U.S. federal income tax consequences and the applicability of any federal, state, local, foreign and other tax laws.

Tembec is a “foreign private issuer”, within the meaning of Rule 3b-4 under the U.S. Exchange Act, and this solicitation of proxies is not subject to the proxy requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, the solicitation contemplated herein is being made to Tembec Shareholders resident in the United States only in accordance with Canadian corporate and securities laws, and this Circular has been prepared in accordance with the disclosure requirements of Canadian Securities Laws. Tembec Shareholders resident in the United States should be aware that, in general, such Canadian disclosure requirements are different from those applicable to proxy statements, prospectuses or registration statements prepared in accordance with Laws of the United States. The financial statements of Tembec incorporated by reference herein have been prepared in accordance with IFRS, and are subject to Canadian generally accepted auditing standards. The principal differences between IFRS and United States generally accepted accounting principles as they apply to Tembec are summarized in the unaudited pro forma combined financial statements of Rayonier AM that give effect to the Arrangement, which are set forth in Appendix B to this Circular.

The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that Tembec is organized under the laws of a jurisdiction other than the United States, that some or all of its officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of Tembec and such Persons are located outside the United States. As a result, it may be difficult or impossible for Tembec Shareholders resident in the United States to effect service of process within the United States upon Tembec, its officers and directors or the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the securities laws of the United States. In addition, the Tembec Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such Persons predicated upon civil liabilities under the securities laws of the United States; or (b) would enforce, in original actions, liabilities against such Persons predicated upon civil liabilities under the securities Laws of the United States.

THE RAYONIER AM SHARES ISSUABLE PURSUANT TO THE ARRANGEMENT ARE BEING ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES IN WHICH TEMBEC SHAREHOLDERS RESIDE AND THEY HAVE NOT BEEN REGISTERED OR OTHERWISE

QUALIFIED FOR DISTRIBUTION UNDER THE LAWS OF ANY OTHER JURISDICTION. For a discussion of regulatory issues relating to U.S. Tembec Shareholders, see “Regulatory Matters – United States Securities Law Matters”.

THE RAYONIER AM SHARES ISSUABLE PURSUANT TO THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY SECURITIES COMMISSION OF ANY STATE IN THE UNITED STATES NOR HAS THE SEC OR ANY SECURITIES COMMISSION OF ANY STATE IN THE UNITED STATES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO ALL TEMBEC SHAREHOLDERS

Rayonier AM is incorporated under the laws of the State of Delaware and all of the directors and officers of Rayonier AM and some or all of its experts named in the Circular may reside outside of Canada. All or a substantial portion of the assets of these Persons and Rayonier AM are located outside Canada. Accordingly, it may not be possible for investors to effect service of process within Canada upon all of the directors, officers and experts referred to above. It may also not be possible to enforce against Rayonier AM, its directors and officers and such experts judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada. In addition, the rights of a stockholder of a Delaware corporation differ from the rights of a shareholder of a CBCA corporation. See Appendix J to this Circular for a summary comparison of the rights of Tembec Shareholders and stockholders of Rayonier AM.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE ARRANGEMENT

The information contained below is of a summary nature and therefore is not complete and is qualified in its entirety by the more detailed information contained elsewhere in or incorporated by reference into this Circular, including the Appendices hereto, the form of proxy and the Letter of Transmittal and Election Form, all of which are important and should be reviewed carefully. Capitalized terms used in these Questions and Answers but not otherwise defined herein have the meanings set forth in Appendix A to this Circular.

Q:	What am I voting on?

A:	You are being asked to consider and, if thought advisable, approve the Arrangement involving, among other things, the acquisition by Rayonier AM, of all of the outstanding Tembec Shares pursuant to the Arrangement Agreement dated as of May 24, 2017 between Tembec and Rayonier AM.

Q:	Does the Board support the Arrangement?

A:	Yes. The Board has unanimously determined that the Arrangement is in the best interests of Tembec and Tembec Shareholders should vote FOR the Arrangement Resolution.

In making its recommendation, the Board considered a number of factors which are described in this Circular under the heading “The Arrangement – Reasons for the Recommendation”, including the opinions from Scotia Capital and National Bank Financial that, as of May 24, 2017, the Consideration under the Arrangement is fair, from a financial point of view, to Tembec Shareholders. See “The Arrangement – Background to the Arrangement”, “The Arrangement – Fairness Opinions”.

Q:	What approvals are required of Tembec Shareholders at the Meeting?

A:	To be effective, the Arrangement Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Tembec Shareholders, present in person or represented by proxy at the Meeting. See “The Arrangement – Tembec Shareholder Approval”.

Rayonier AM has also entered into voting agreements with all of the directors and Executives of Tembec who hold Tembec Shares, pursuant to which they have agreed, subject to the terms and conditions of their respective voting agreement, to vote their Tembec Shares in favour of the Arrangement Resolution. The directors and Executives collectively beneficially own or exercise control or direction over an aggregate of 754,403 Tembec Shares collectively representing approximately 0.754% of the Tembec Shares. See “The Arrangement – Voting Agreements”.

Q:	What other approvals are required for the Arrangement?

A:	The Arrangement is subject to certain regulatory approvals or clearances, including, without limitation, antitrust filings in four jurisdictions (notably under the Competition Act, the HSR Act and under applicable Antitrust Laws in Germany and China), consent of the Ontario Ministry of Natural Resources and Forestry, consent of the Independent Electricity System Operator and consent of the Ontario Minister of Northern Development and Mines and, if required, Investment Canada Act Approval. The process to obtain these approvals or clearances has been initiated. These approvals and clearances are conditions precedent to the closing of the transaction. See “Regulatory Matters – Other Regulatory Matters”.

The Arrangement must also be approved by the Court. The Court will be asked to make an order approving the Arrangement and to determine that the Arrangement is fair to the Tembec Shareholders. Tembec will apply to the Court for such order if the Tembec Shareholders approve the Arrangement at the Meeting. See “The Arrangement – Court Approval and Completion of the Arrangement”.

Q:	What will I receive for my Tembec Shares under the Arrangement?

A:	Under the Arrangement, each Tembec Shareholder may elect to receive at the Effective Time of the Arrangement in respect of each Tembec Share held, either: (i) $4.05 in cash, without interest (the “Per Share Cash Amount”); or (ii) 0.2302 of a Rayonier AM Share (the “Per Share Stock Consideration” and collectively, the “Consideration”). These elections are subject to proration to ensure that no more than 63.3% of the aggregate Tembec Shares shall receive the Per Share Cash Amount and no more than 36.7% of the aggregate Tembec Shares will receive the Per Share Stock Consideration. See “The Arrangement – Description of the Arrangement” and “The Arrangement – Elections, Proration and Exchange Procedure”.

Q:	How do I elect to receive my Consideration under the Arrangement?

A:	Each registered holder of Tembec Shares will have the right to elect to receive its preferred form of Consideration, subject to proration, by delivering its Letter of Transmittal and Election Form to the Depositary prior to the Election Deadline, being 5:00 p.m. (Eastern Time) on the Business Day which is three Business Days preceding the Effective Date. Tembec will provide at least two Business Days’ notice of the Election Deadline to Tembec Shareholders by means of a press release disseminated on a newswire. Any Letter of Transmittal and Election Form, once deposited with the Depositary, will be irrevocable and may not be withdrawn by a Tembec Shareholder.

Tembec Shareholders whose Tembec Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance on making an election with respect to the form of Consideration they wish to receive. See “The Arrangement – Elections, Proration and Exchange Procedure”.

Q:	What happens if I do not make an election in respect of the Consideration I wish to receive under the Arrangement?

A:	Tembec Shareholders who do not make an election prior to the Election Deadline, or for whom the Depositary determines that their election was not properly made with respect to any Tembec Shares, will be deemed to have elected to receive the Per Share Stock Consideration in respect of the Tembec Shares held by them.

Q:	What are the Canadian federal income tax consequences of the elections that I make with respect to the Arrangement?

A:	Tembec Shareholders who are residents of Canada for purposes of the ITA will realize a taxable disposition of their Tembec Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or Rayonier AM Shares.

Tembec Shareholders who are not residents of Canada for purposes of the ITA, hold their Tembec Shares as capital property, and do not hold their Tembec Shares as “taxable Canadian property” will not be subject to tax under the ITA on the disposition of their Tembec Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or Rayonier AM Shares. See “Certain Canadian Federal Income Tax Considerations”.

Tax matters are complicated and the tax consequences of the Arrangement to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, you should consult your own tax advisor as to the specific tax consequences of the Arrangement to you.

Q:	What are the U.S. federal income tax consequences of the Arrangement?

A:	The exchange of Tembec Shares for the Consideration pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined under the heading “Certain U.S. Federal Income Tax Considerations”) that exchanges Tembec Shares for the Consideration pursuant to the Arrangement will recognize gain or loss on the exchange of its Tembec Shares in an amount equal to the difference, if any, between (a) the sum of the fair market value of any Rayonier AM Shares (determined as of the Effective Date) and the U.S. dollar value of the amount of cash received in exchange for Tembec Shares pursuant to the Arrangement and (b) the U.S. Holder’s adjusted tax basis in the Tembec Shares exchanged therefor. A Non-U.S. Holder (as defined under the heading “Certain U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax on any gain recognized on the exchange of Tembec Shares for the Consideration pursuant to the Arrangement unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

See “Certain U.S. Federal Income Tax Considerations”.

Tax matters are complicated and the tax consequences of the Arrangement to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, you should consult your own tax advisor as to the specific tax consequences of the Arrangement to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Q:	What will happen to Tembec if the Arrangement is completed?

A:	If the Arrangement is completed, Rayonier AM will acquire all of the Tembec Shares and Tembec will become a direct or indirect wholly-owned Subsidiary of Rayonier AM. Rayonier AM intends to have the Tembec Shares de-listed from the TSX. In addition, it is expected that Tembec will apply to cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and thus will terminate its reporting obligations in Canada following completion of the Arrangement.

Q:	Are the Rayonier AM Shares listed on a stock exchange?

A:	Yes. Rayonier AM Shares currently trade on the NYSE under the symbol “RYAM”. Rayonier AM will apply to list the Rayonier AM Shares issuable under the Arrangement on the NYSE, and it is a condition of closing that Rayonier AM will have been authorized for this listing.

Q:	Are Tembec Shareholders entitled to Dissent Rights?

A:	Yes. Under the Interim Order, Registered Shareholders are entitled to Dissent Rights but only if they follow the procedures specified in the CBCA, as modified by the Plan of Arrangement and the Interim Order. Persons who are beneficial owners of Tembec Shares registered in the name of an intermediary who wish to exercise Dissent Rights should be aware that only Registered Shareholders are entitled to Dissent Rights. Accordingly, a beneficial owner of Tembec Shares desiring to exercise Dissent Rights must make arrangements for the Tembec Shares beneficially owned by such Tembec Shareholder to be registered in the Tembec Shareholder’s name prior to the time Dissent Notice is required to be received by Tembec or, alternatively, make arrangements for the registered holder of such Tembec Shares to exercise Dissent Rights on the Tembec Shareholder’s behalf.

If you wish to exercise Dissent Rights, you should review the requirements summarized in this Circular carefully and consult with your legal advisor. See “Rights of Dissenting Shareholders”.

Q.	What will happen if the Arrangement Resolution is not approved or the Arrangement is not completed for any reason?

A:	If the Arrangement Resolution is not approved or the Arrangement is not completed for any reason, the Arrangement Agreement may be terminated. A termination fee of $20 million would be payable by Tembec to Rayonier AM in certain circumstances, and Tembec would also be entitled to a reverse termination fee of $20 million from Rayonier AM if the Arrangement is not completed in certain circumstances. If, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Arrangement Agreement is terminated, the market price of the Tembec Shares may be materially adversely affected. Tembec’s financial condition or results of operations could also be subject to various material adverse consequences, including that Tembec would remain liable for costs relating to the Arrangement. See “The Arrangement Agreement “.

Q:	What do I need to do now in order to vote on the Arrangement Resolution?

A:	You should carefully read and consider the information contained in this Circular. Registered Tembec Shareholders should then vote by completing, dating and signing the enclosed form of proxy or, alternatively, by telephone, or over the internet, in each case in accordance with the enclosed instructions. To be used at the Meeting, the completed proxy form must be deposited at the office of Tembec Inc., c/o Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, (Fax: 1-866-249-7775 (toll free within North America) or 416-263-9524 (outside North America)) by mail or fax or the proxy vote is otherwise registered in accordance with the instructions thereon. To be effective, a proxy must be received by Computershare not later than 5:00 p.m. (Eastern Time) on July 25, 2017, or in the case of any postponement or adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the postponed or adjourned Meeting. Tembec reserves the right to accept or reject late proxies with or without notice, but is under no obligation to accept or reject any particular late proxy.

If you hold your Tembec Shares through a broker, investment dealer or other intermediary, please follow the instructions provided by such broker, investment dealer or other intermediary to ensure that your vote is counted at the Meeting and contact your intermediary for instructions and assistance in delivering the share certificate(s) representing those shares and, if applicable, making an election with respect to the form of Consideration you wish to receive. See “General Information Concerning the Meeting and Voting – Appointment and Revocation of Proxies”.

Q:	Should I send in my proxy now?

A:	Yes. To ensure your vote is counted, you need to complete and submit the enclosed form of proxy or, if applicable, provide your broker, investment dealer or other intermediary with voting instructions. You are encouraged to vote well in advance of the proxy cut-off at 5:00 p.m. (Eastern Time) on July 25, 2017 (or if the Meeting is postponed or adjourned, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the postponed or adjourned meeting).

Q:	Should I send in my Letter of Transmittal and Election Form and Tembec Share certificates now?

A:	Yes. It is recommended that all registered holders of Tembec Shares should complete, sign and return the Letter of Transmittal and Election Form with accompanying Tembec Share certificate(s) to the Depositary prior to the Election Deadline. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement (subject to proration), you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Tembec Share certificate(s) to the Depositary prior to the Election Deadline, being 5:00 p.m. (Eastern Time) on the Business Day which is three Business Days preceding the Effective Date. Tembec will provide at least two Business Days’ notice of the Election Deadline to Tembec Shareholders by means of a press release disseminated on a newswire. If you fail to make a proper election by the Election Deadline, you will be deemed to have elected to receive the Per Share Stock Consideration in respect of each Tembec Share held. Please be sure to use the Letter of Transmittal and Election Form (printed on yellow paper). See “The Arrangement – Elections, Proration and Exchange Procedure”.

Q:	If my Tembec Shares are held by my broker, investment dealer or other intermediary, will they vote my Tembec Shares or make an election for me?

A:	A broker, investment dealer or other intermediary will vote the Tembec Shares held by you, or make an election on your behalf, only if you provide instructions to them on how to vote or which election to make. Without instructions, those Tembec Shares will not be voted and no election will be made on your behalf. Tembec Shareholders should instruct their brokers, investment dealers or other intermediaries to vote their Tembec Shares by following the directions provided to them by their brokers. Unless your broker, investment dealer or other intermediary gives you its proxy to vote the Tembec Shares at the Meeting, you cannot vote those Tembec Shares owned by you at the Meeting. See “The Arrangement – Elections, Proration and Exchange Procedure”.

If you fail to make a proper election by the Election Deadline, you will be deemed to have elected to receive the Per Share Stock Consideration in respect of your Tembec Shares. See “General Information Concerning the Meeting and Voting – Voting by Non-Registered Shareholders”.

Q:	When will I receive the Consideration payable to me under the Arrangement for my Tembec Shares?

A:	You will receive the Consideration due to you under the Arrangement as soon as practicable after the Arrangement becomes effective and your Letter of Transmittal and Election Form and Tembec Share certificate(s) and all other required documents are properly completed and received by the Depositary. It is anticipated that the Arrangement will be completed by the end of 2017 assuming the Arrangement Resolution is approved, all Court and all other approvals and clearances have been obtained, including, without limitation, antitrust filings in four jurisdictions (notably under the Competition Act, the HSR Act and under applicable Antitrust Laws in Germany and China), consent of the Ontario Ministry of Natural Resources and Forestry, consent of the Independent Electricity System Operator consent of the Ontario Minister of Northern Development and Mines, and, if required, Investment Canada Act Approval, and all conditions of closing have been satisfied or waived. See “The Arrangement – Procedure for the Arrangement to Become Effective”.

Q:	What happens if I send in my Tembec Share certificate(s) and the Arrangement Resolution is not approved or the Arrangement is not completed?

A:	If the Arrangement Resolution is not approved or if the Arrangement is not otherwise completed, your Tembec Share certificate(s) will be returned promptly to you by the Depositary.

Q:	Can I change my vote after I have voted by proxy?

A:

Yes. In addition to revocation in any other manner permitted by law, a Tembec Shareholder executing the enclosed form of proxy has the power to revoke it by depositing an instrument in writing executed by the Tembec Shareholder or his or her legal representative authorized in writing or, where the Tembec Shareholder is a corporation, by the corporation or a representative of the corporation. To be valid, an instrument of revocation must be received at Tembec’s registered office by fax at (514) 397-0896, or by mail at 4 Place Ville-Marie, Suite 100, Montréal, Québec H3B 2E7 at any time up to and including the last Business Day preceding the day of the Meeting, or in the case of any postponement or adjournment of the Meeting, the last Business Day preceding the day of the postponed or adjourned Meeting, or delivered to the chair of the Meeting on the day fixed for the Meeting, and prior to the start of the Meeting or any postponement or adjournment thereof.

If you hold your shares through an intermediary, the methods to revoke your proxy may be different and you should carefully follow the instructions provided to you by your intermediary. See “General Information Concerning the Meeting – Appointment and Revocation of Proxies”.

Q:	Who can help answer my questions?

A:	If you have any questions about this Circular or the matters described in this Circular, please contact your professional advisor. Tembec Shareholders who would like additional copies, without charge, of this Circular or have additional questions about the procedures for voting Tembec Shares or making an election, should contact their broker or Shorecrest Group, our proxy solicitation agent, by telephone at 1-888-637-5789 toll-free in North America or by e-mail at contact@shorecrestgroup.com. For banks, brokers and collect calls outside North America, please call 1-647-931-7454.

SUMMARY

The following is a summary of certain information contained elsewhere in, or incorporated by reference into, this Circular, including the Appendices hereto. Certain capitalized terms used in this summary are defined in the Glossary of Defined Terms or elsewhere in this Circular. This summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this Circular.

Purpose of the Meeting

The purpose of the Meeting is for Tembec Shareholders to consider and, if thought advisable, to pass, with or without variation, the Arrangement Resolution with respect to the Arrangement under Section 192 of the CBCA involving the acquisition by Rayonier AM of all of the Tembec Shares pursuant to the Arrangement Agreement.

Date, Time and Place

The Meeting will be held on the 41st Floor – Rooms Mont-Royal 1 and 2, at the offices of Stikeman Elliott LLP located at 1155 René-Lévesque Blvd. West in Montréal, Québec on July 27, 2017 at 10:00 a.m. (Eastern Time).

Record Date

The record date for determining the Tembec Shareholders entitled to receive notice of and to vote at the Meeting is June 19, 2017. Only Tembec Shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

Background to the Arrangement

On May 24, 2017, Tembec and Rayonier AM entered into the Arrangement Agreement, which sets out the terms and conditions for implementing the Arrangement. The Arrangement Agreement is the result of extensive arm’s length negotiations conducted among representatives of Tembec and Rayonier AM and their respective legal and financial advisors.

See “The Arrangement – Background to the Arrangement”.

Tembec Shareholder Approval

The Board unanimously recommends that Tembec Shareholders vote FOR the Arrangement Resolution. To be effective, the Arrangement Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Tembec Shareholders present in person or represented by proxy at the Meeting.

See “The Arrangement – Tembec Shareholder Approval”.

Effects of the Arrangement

If the Arrangement Resolution is passed and all of the other conditions to closing of the Arrangement are satisfied, Rayonier AM will acquire all of the issued and outstanding Tembec Shares (other than those already held by Rayonier AM and its affiliates and Dissenting Shareholders). Each Tembec shareholder may elect to receive at the Effective Time of the Arrangement in respect of each Tembec Share held, either: (i) the Per Share Cash Amount; or (ii) the Per Share Stock Consideration. These elections are subject to proration to ensure that no more than 63.3% of the aggregate Tembec shares shall receive the Per Share Cash Amount and no more than 36.7% will receive the Per Share Stock Consideration. If the Arrangement is completed, Tembec will become a direct or indirect wholly-owned Subsidiary of Rayonier AM.

See “The Arrangement Agreement”.

Information Relating to Tembec

Tembec is a corporation existing under the CBCA and maintains its principal and head office at 100-4 Place Ville-Marie, Montréal, Québec, H3B 2E7 (telephone (514) 871-0137). Tembec is an integrated forest products company with operations principally located in Canada and France. Its business segments are specialty cellulose pulp, forest products, paper pulp and paper. Tembec operates 12 manufacturing locations in North America and France and directly manages approximately 10 million hectares (approximately 25 million acres) of Canadian forestlands in keeping with responsible forest management practices, thereby ensuring its long-term fiber supply.

See “Information Relating to Tembec”.

Information Relating to Rayonier AM

Rayonier AM, a corporation incorporated in the State of Delaware maintaining its head office at 1301 Riverplace Blvd. Suite 2300 Jacksonville, FL 32207 (telephone (904) 357-4600), is a global leader in the production of cellulose specialties. Cellulose specialties are natural polymers, used as raw materials to manufacture a broad range of consumer-oriented products such as cigarette filters, liquid crystal displays, impact-resistant plastics, thickeners for food products, pharmaceuticals, cosmetics, high-tenacity rayon yarn for tires and industrial hoses, food casings, paints and lacquers.

See “Information Relating to Rayonier AM”.

The unaudited pro forma combined financial statements of Rayonier AM that give effect to the Arrangement are set forth in Appendix B to this Circular.

Recommendation of the Board

After careful consideration, the Board unanimously determined that the Arrangement is fair to Tembec Shareholders and in the best interests of Tembec. The Board unanimously recommends that Tembec Shareholders vote FOR the Arrangement Resolution.

See “The Arrangement – Recommendation of the Board” .

Reasons for the Recommendation of the Board

In making its recommendation, the Board consulted with the Special Committee, Tembec’s management, Stikeman, Cahill, Scotia Capital and National Bank Financial, reviewed a significant amount of information and considered a number of factors, including those listed below. The following includes forward-looking information and readers are cautioned that actual results may vary.

In making its determinations and recommendations, the Board considered and relied upon a number of substantive factors, including, among others:

•	Premium to Tembec Shareholders. Based on the 5-day volume weighted average price of the Rayonier AM Shares of US$13.0694 and the currency exchange rate on May 24, 2017, the Arrangement values the Tembec Shares at $4.05 per Tembec Share. This represents a premium of approximately 37% over the closing price of the Tembec Shares of $2.95 on May 24, 2017, the last trading day prior to the public announcement by Tembec and Rayonier AM of the proposed Arrangement, and approximately 34% over the 52-week closing high price of the Tembec Shares. Based on the 5-day volume weighted average price of the Rayonier AM Shares of US$16.7280 and the currency exchange rate on June 13, 2017, such premiums have now increased to approximately 50% and 47%, respectively.

•	Ability to Elect Form of Consideration. The Tembec Shareholders are entitled to elect to receive Rayonier AM Shares or cash pursuant to the Arrangement, subject to proration.

•	Benefits of Rayonier AM and Tembec Combination. The Board believes that the combination with Rayonier AM represents an excellent strategic fit through increased financial strength and flexibility, a broader array of product offerings, an expanded geographic footprint, opportunities to achieve manufacturing and distribution efficiencies and increased manufacturing scale. The Combined Company will also benefit from lower debt levels and a solid capital structure, enabling it to make high-return investments to support continued growth. Tembec Shareholders who receive Rayonier AM Shares pursuant to the Arrangement will have the opportunity to participate in these benefits and any future increase in value of the Combined Company.

•	Maintaining Presence and Operations in Québec, Ontario and France. Rayonier AM expects to retain Tembec’s Canadian headquarters in Montreal, Québec and a presence in Ontario, and to continue to operate all Tembec facilities. Rayonier AM has also announced its intention to proceed with Tembec’s recently announced four-year investment plan for its Québec facilities and make additional investments in other key facilities and operations to further enhance growth potential and competitiveness.

•	Increased Market Liquidity. Upon the completion of the Arrangement, the Combined Company will have a broader shareholder base with increased market liquidity and a larger public float than Tembec. During the year prior to the Arrangement, the average daily aggregate trading value of Rayonier AM shares traded on the NYSE was approximately US$7.76 million compared with an average daily aggregate trading value of Tembec shares of approximately US$280,000. As of June 13, 2017, the Combined Company had a pro forma market capitalization of approximately US$1 billion compared with Tembec’s market capitalization of approximately US$220 million on the day prior to the Arrangement. Rayonier AM’s existing liquidity profile and the increased market capitalization of the Combined Company are expected to provide the Tembec Shareholders who receive Rayonier AM Shares under the Arrangement with greater liquidity for such shares than currently available with respect to their Tembec Shares.

•	Fairness Opinions. The fairness opinions delivered by each of Scotia Capital and National Bank Financial, which state that, as at May 24, 2017, and subject to the assumptions, limitations, qualifications and other matters contained therein, the Consideration to be received by the Tembec Shareholders under the Arrangement is fair, from a financial point of view, to Tembec Shareholders. See “The Arrangement – Fairness Opinions”, Appendix G “Scotia Capital Fairness Opinion” and Appendix H “National Bank Financial Fairness Opinion”.

•	Comprehensive and Rigorous Sales Process. The Arrangement arose out of a comprehensive and rigorous process conducted by Tembec, with the assistance of its financial advisors, to seek alternative transactions involving a sale of the whole or any part of Tembec over a significant period of time. A number of interested parties were contacted to determine whether they were interested in entering a transaction leading to the sale of the whole or any part of Tembec. Following this process, the Board concluded that no alternative transaction was available at a superior value and that the Arrangement represented the best alternative currently available to Tembec Shareholders.

In making its determinations and recommendation, the Board also observed that a number of procedural safeguards were and are present to permit the Board to represent effectively the interests of Tembec, the Tembec Shareholders and Tembec’s other stakeholders, including, among others:

•	Ability to Respond to Superior Proposals. Notwithstanding limitations contained in the Arrangement Agreement on Tembec’s ability to solicit interest from third parties, the Arrangement Agreement allows the Board to engage in discussions or negotiations with respect to an unsolicited, written, bona fide Acquisition Proposal at any time prior to the approval of the Arrangement Resolution by Tembec Shareholders and after the Board determines, in good faith, after consultation with its financial advisor and its outside legal counsel, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

•	Strategic Review Process Overseen by the Board. The Board reviewed a number of strategic initiatives for the purpose of maximizing or enhancing value for Tembec Shareholders, including,

among others, the sale of the whole or any part of Tembec, the continuation of Tembec’s existing stand-alone business plan and a strategic repositioning of Tembec, potential asset combinations of Tembec’s forest products, newsprint and/or specialty pulp businesses with other industry players, the possible divestiture of certain of Tembec’s core and non-core business segments or other refinancing strategies.

•	Role of the Special Committee. The evaluation and negotiation process was monitored by the Special Committee, being members of the Board who are independent of management and who have no financial interest in the Arrangement that is different from that of the Tembec Shareholders. The Special Committee met regularly with Tembec’s advisors and management.

•	Shareholder and Court Approvals. The Arrangement is subject to the following shareholder and Court approvals, which protect Tembec Shareholders:

•	the Arrangement Resolution must be approved by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Tembec Shareholders, present in person or represented by proxy at the Meeting; and

•	the Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to Tembec Shareholders.

•	Dissent Rights. The availability of Dissent Rights to Registered Shareholders with respect to the Arrangement.

The Board also considered a number of uncertainties, risks and other potential negative factors associated with the Arrangement, including the following:

•	Non-Completion. The risks and costs to Tembec if the Arrangement is not completed, including the potential diversion of management and employee attention, potential employee attrition and the potential effect on business and stakeholder relationships.

•	Conduct of Business Restrictions. The restrictions on the conduct of Tembec’s business prior to the completion of the Arrangement, requiring Tembec to conduct its business in the ordinary course, subject to specific exceptions, which may delay or prevent Tembec from undertaking business opportunities that may arise pending completion of the Arrangement.

•	Rayonier AM Termination Fee. The potential payment of the Reverse Termination Fee, being $20 million, may not be sufficient to adequately compensate Tembec in the event of a failure to obtain the necessary approvals, clearances and rulings under applicable Antitrust Laws or, if required, under the Investment Canada Act.

•	Tembec Termination Fee. The potential payment of the Termination Fee, being $20 million, by Tembec under certain circumstances specified in the Arrangement Agreement, and that such Tembec Termination Fee may act as deterrent to the emergence of a Superior Proposal.

•	Fees and Expenses. The fees and expenses associated with the Arrangement, a portion of which will be incurred regardless of whether the Arrangement is consummated.

•	Other Risks. The other risks associated with the Arrangement and the business of Tembec, Rayonier AM and the Combined Company described under “Information Relating to Tembec - Risk Factors”, “Information Relating to Rayonier AM – Risk Factors” and “Risk Factors”.

See “The Arrangement – Reasons for the Recommendation”, “Regulatory Matters – Other Regulatory Matters” and “The Arrangement – Court Approval and Completion of the Arrangement”.

Fairness Opinions

Tembec retained Scotia Capital as its financial advisor to advise and assist Tembec with respect to a review of strategic alternatives available to Tembec in connection with a potential transaction involving the direct or indirect sale or disposition of the whole or any part of Tembec. As part of the mandate, Scotia Capital was requested to provide the Board with its opinion as to the fairness to the Tembec Shareholders, from a financial point of view, of the Consideration to be received in connection with the Arrangement. In connection with this mandate, Scotia Capital has prepared the Scotia Capital Fairness Opinion. The Scotia Capital Fairness Opinion states that, on the basis of the assumptions, limitations and qualifications set forth therein, Scotia Capital is of the opinion that, as of May 24, 2017, the Consideration under the Arrangement was fair, from a financial point of view, to the Tembec Shareholders. The full text of the Scotia Capital Fairness Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the Scotia Capital Fairness Opinion, is attached as Appendix G to this Circular. The summary of the Scotia Capital Fairness Opinion in this Circular is qualified in its entirety by reference to the full text of the Scotia Capital Fairness Opinion. The Scotia Capital Fairness Opinion is not a recommendation as to whether or not Tembec Shareholders should vote in favour of the Arrangement. See “The Arrangement – Fairness Opinions – Scotia Capital Fairness Opinion” and Appendix G “Scotia Capital Fairness Opinion”.

The Special Committee also retained National Bank Financial as a financial advisor to provide an opinion on a non-contingent fixed fee basis in connection with the Arrangement. As part of this mandate, National Bank Financial was requested to provide the Special Committee with its opinion as to the fairness to the Tembec Shareholders, from a financial point of view, of the Consideration to be received in connection with the Arrangement. In connection with this mandate, National Bank Financial has prepared the National Bank Financial Fairness Opinion. The National Bank Financial Fairness Opinion states that, on the basis of the assumptions, limitations and qualifications set forth therein, National Bank Financial is of the opinion that, as of May 24, 2017, the Consideration under the Arrangement was fair, from a financial point of view, to the Tembec Shareholders. The full text of the National Bank Financial Fairness Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the National Bank Financial Fairness Opinion, is attached as Appendix H to this Circular. The summary of the National Bank Financial Fairness Opinion in this Circular is qualified in its entirety by reference to the full text of the National Bank Financial Fairness Opinion. The National Bank Financial Fairness Opinion is not a recommendation as to whether or not Tembec Shareholders should vote in favour of the Arrangement. See “The Arrangement – Fairness Opinions – National Bank Financial Fairness Opinion” and Appendix H “National Bank Financial Fairness Opinion”.

Court Approval and Completion of the Arrangement

Completion of the Arrangement requires approval by the Court under Section 192 of the CBCA. Prior to the mailing of this Circular, Tembec obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix F. A copy of the Notice of Presentation for the Final Order is attached hereto as Appendix E.

Subject to the approval of the Arrangement Resolution by Tembec Shareholders at the Meeting, the hearing of the application for the Final Order is expected to take place on or about August 7, 2017 at the Court at 1 Notre Dame Street West, Montréal, Québec at 9:00 a.m. or as soon thereafter as is reasonably practicable. The Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every Person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court has further been advised that the Final Order granted by the Court will constitute the basis for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof with respect to the Rayonier AM Shares to be issued pursuant to the Arrangement.

Any Tembec Shareholder or other Person who wishes to participate, to appear or be represented and to present evidence or arguments at the hearing, must serve and file an answer and satisfy the other requirements of the Court, as directed in the Interim Order appended hereto as Appendix F and as the Court may direct in the future. If the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those Persons having previously served an answer in compliance with the Interim Order will be given notice of the new date.

Although Tembec’s objective is to have the Effective Date occur as soon as possible after the Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in obtaining any required approvals. Tembec and Rayonier AM may determine not to complete the Arrangement without prior notice to or action on the part of Tembec Shareholders.

See “The Arrangement – Court Approval and Completion of the Arrangement”.

Letter of Transmittal and Election Form

A Letter of Transmittal and Election Form (printed on yellow paper) has been mailed, together with this Circular, to each Person who was a registered holder of Tembec Shares on the Record Date. Each registered Tembec Shareholder must forward a properly completed and signed Letter of Transmittal and Election Form, with accompanying Tembec Share certificate(s), in order to receive the Consideration to which such Tembec Shareholder is entitled under the Arrangement. It is recommended that Tembec Shareholders complete, sign and return the Letter of Transmittal and Election Form with accompanying Tembec Share certificate(s) to the Depositary as soon as possible. The Letter of Transmittal and Election Form is available on Tembec’s website at http://www.tembec.com/ and on SEDAR at www.sedar.com.

Any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Tembec Shareholder except that all Letters of Transmittal and Election Forms will be automatically revoked if the Depositary is notified in writing by Tembec and Rayonier AM that the Arrangement Agreement has been terminated. If a Letter of Transmittal and Election Form is automatically revoked, the certificate(s) for the Tembec Shares received with the Letter of Transmittal and Election Form will be promptly returned to the Tembec Shareholder submitting the same to the address specified in the Letter of Transmittal and Election Form.

See “The Arrangement – Letter of Transmittal and Election Form” and “The Arrangement – Elections, Proration and Exchange Procedure”.

Proration and Election Procedure

Available Elections and Procedure

Each registered holder of Tembec Shares will have the right to elect in the Letter of Transmittal and Election Form to receive the Consideration set out below. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement, you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Tembec Share certificate(s) to the Depositary prior to the Election Deadline, being 5:00 p.m. (Eastern Time) on the Business Day which is three Business Days preceding the Effective Date. Tembec will provide at least two Business Days’ notice of the Election Deadline to Tembec Shareholders by means of a press release disseminated on a newswire. Any Letter of Transmittal and Election Form, once deposited with the Depositary, will be irrevocable and may not be withdrawn by a Tembec Shareholder.

An election will have been properly made by registered holders of Tembec Shares only if the Depositary has received, by the Election Deadline, a Letter of Transmittal and Election Form properly completed and signed and accompanied by the certificate(s) for the Tembec Shares to which the Letter of Transmittal and Election Form relates, properly endorsed or otherwise in proper form for transfer.

Tembec Shareholders whose Tembec Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance in delivery of the share certificate(s) representing those shares and making, if applicable, an election with respect to the form of Consideration they wish to receive.

The determination of the Depositary as to whether elections have been properly made and when elections were received by it will be binding. TEMBEC SHAREHOLDERS WHO DO NOT MAKE AN ELECTION PRIOR TO THE ELECTION DEADLINE, OR FOR WHOM THE DEPOSITARY DETERMINES THAT

THEIR ELECTION WAS NOT PROPERLY MADE WITH RESPECT TO ANY TEMBEC SHARES, WILL BE DEEMED TO HAVE ELECTED TO RECEIVE THE PER SHARE STOCK CONSIDERATION IN RESPECT OF THE TEMBEC SHARES HELD BY SUCH PERSON. The Depositary may, with the mutual agreement of Tembec and Rayonier AM, make such rules as are consistent with the Arrangement for the implementation of the elections contemplated by the Arrangement and as are necessary or desirable to fully effect such elections.

Proration

A registered holder of Tembec Shares may elect in accordance with the holder’s Letter of Transmittal and Election Form (and a Non-Registered Shareholder may elect in accordance with instructions provided by their broker, investment dealer or other intermediary), for every Tembec Share held, one of the following options the (i) Per Share Cash Amount; or (ii) Per Share Stock Consideration, subject to proration to ensure that no more than 63.3% of the aggregate Tembec Shares will receive the Per Share Cash Amount and no more than 36.7% of the aggregate Tembec Shares will receive the Per Share Stock Consideration.

The total number of Tembec Shares to be entitled to receive the Per Share Cash Amount will be equal to the Cash Consideration Number. All other Tembec Shares will be entitled to receive the Per Share Stock Consideration. Cash payments in connection with the Arrangement will be denominated in Canadian dollars.

If the aggregate number of Cash Electing Shares exceeds the Cash Consideration Number, then (i) all Stock Electing Shares shall be exchanged for the Per Share Stock Consideration, and (ii) the number of Cash Electing Shares of each Tembec Shareholder that will be exchanged for the Per Share Cash Amount shall be equal to the product obtained by multiplying (x) the number of Cash Electing Shares held by such Tembec Shareholder by (y) a fraction, the numerator of which is the Cash Consideration Number and the denominator of which is the Cash Election Number, rounded to the nearest whole Tembec Share, with the remaining number of such shareholder’s Cash Electing Shares being exchanged for the Per Share Stock Consideration.

If the aggregate number of Cash Electing Shares is less than the Cash Consideration Number, then (i) all Cash Electing Shares shall be exchanged for the Per Share Cash Amount, and (ii) the number of Stock Electing Shares of each Tembec Shareholder that shall be exchanged for the Per Share Cash Amount in respect of that number of Stock Electing Shares shall be equal to the product obtained by multiplying (x) the number of Stock Electing Shares held by such Tembec Shareholder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Stock Electing Shares, rounded to the nearest whole Tembec Share, with the remaining number of such Tembec Shareholder’s Stock Electing Shares being exchanged for the Per Share Stock Consideration.

See “The Arrangement – Elections, Proration and Exchange Procedure”.

Stock Exchange Listing and Reporting Issuer Status

If the Arrangement is completed, the Tembec Shares will be de-listed from the TSX. The Rayonier AM Shares currently trade on the NYSE under the symbol “RYAM”. Rayonier AM will apply to list the Rayonier AM Shares issuable under the Arrangement on the NYSE and it is a condition of closing that Rayonier AM will have been authorized for this listing.

See “The Arrangement – Stock Exchange Listing and Reporting Issuer Status”.

The Arrangement Agreement

On May 24, 2017, Tembec and Rayonier AM entered into the Arrangement Agreement, pursuant to which it was agreed, among other things, to implement the Arrangement in accordance with and subject to the terms and conditions contained therein and in the Plan of Arrangement.

See “The Arrangement Agreement”.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out under Section 192 of the CBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

•	the Court must grant the Final Order approving the Arrangement;

•	all conditions precedent to the Arrangement further described in the Arrangement Agreement must be satisfied or waived by the appropriate party; and

•	if applicable, the Final Order, the Articles of Arrangement and related documents, in the form prescribed by the CBCA, must be filed with the Director.

Dissent Rights

Under the Interim Order, Registered Shareholders are entitled to Dissent Rights only if they follow the procedures specified in the CBCA, as modified by the Plan of Arrangement and the Interim Order. Persons who are beneficial owners of Tembec Shares registered in the name of an intermediary who wish to exercise Dissent Rights should be aware that only Registered Shareholders are entitled to Dissent Rights. Accordingly, a beneficial owner of Tembec Shares desiring to exercise this right must make arrangements for the Tembec Shares beneficially owned by such Tembec Shareholder to be registered in the Tembec Shareholder’s name prior to the time the Dissent Notice is required to be received by Tembec or, alternatively, make arrangements for the registered holder of such Tembec Shares to dissent on the Tembec Shareholder’s behalf.

If you wish to exercise Dissent Rights, you should review the requirements summarized in this Circular carefully and consult with your legal advisor.

See “Rights of Dissenting Shareholders”.

Certain Canadian Federal Income Tax Considerations

Tembec Shareholders who are residents of Canada for purposes of the ITA will realize a taxable disposition of their Tembec Shares under the Arrangement.

Tembec Shareholders who are not residents of Canada for purposes of the ITA, hold their Tembec Shares as capital property and do not hold their Tembec Shares as “taxable Canadian property” will not be subject to tax under the ITA on the disposition of their Tembec Shares under the Arrangement.

See “Certain Canadian Federal Income Tax Considerations” for a general summary of the principal Canadian federal income tax considerations relevant to certain Tembec Shareholders who are either residents or non-residents of Canada for purposes of the ITA, including certain Canadian federal income tax consequences of the ownership and disposition of any Rayonier AM shares received pursuant to Arrangement.

Certain U.S. Federal Income Tax Considerations

The exchange of Tembec Shares for cash and/or Rayonier AM Shares pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined under the heading “Certain U.S. Federal Income Tax Considerations”) that exchanges Tembec Shares for cash and/or Rayonier AM Shares pursuant to the Arrangement will recognize gain or loss on the exchange of its Tembec Shares in an amount equal to the difference, if any, between (a) the sum of the fair market value of any Rayonier AM Shares (determined as of the Effective Date) and the U.S. dollar value of the amount of cash received in exchange for Tembec Shares pursuant to the Arrangement and (b) the U.S. Holder’s adjusted tax basis in the Tembec Shares exchanged therefor. A Non-U.S. Holder (as defined under the heading “Certain U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax on any gain recognized on the exchange of Tembec Shares for cash and Rayonier AM Shares pursuant to the Arrangement unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

See “Certain U.S. Federal Income Tax Considerations” for a general summary of certain U.S. federal income tax considerations relevant to Tembec Shareholders, including certain U.S. federal income tax consequences of the ownership and disposition of any Rayonier AM Shares received pursuant to the Arrangement.

Risk Factors

There are a number of risk factors relating to the Arrangement, the business of Tembec, the business of Rayonier AM and the Rayonier AM Shares all of which should be carefully considered by Tembec Shareholders.

See “Risk Factors – Risks Related to the Arrangement”, “Information Relating to Tembec – Risk Factors” and “Information Relating to Rayonier AM – Risk Factors”.

Canadian Securities Law Matters

The Rayonier AM Shares to be issued in exchange for Tembec Shares pursuant to the Arrangement will be issued in reliance upon exemptions from the prospectus requirements of securities legislation in each province and territory of Canada.

Upon completion of the Arrangement, Rayonier AM will become a reporting issuer in each of the provinces and territories of Canada by virtue of the completion of the Arrangement with Tembec. Pursuant to NI 71-102, Rayonier AM will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of Rayonier AM to file reports with respect to trades of Rayonier AM securities, provided Rayonier AM complies with the requirements of U.S. securities Laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and Rayonier AM files with the relevant provincial securities regulatory authorities copies of its documents filed with the SEC under the U.S. Exchange Act.

See “Regulatory Matters – Canadian Securities Law Matters”.

United States Securities Law Matters

The Rayonier AM Shares issuable in connection with the Arrangement will not be registered under the U.S. Securities Act and will be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act. The Final Order of the Court will, if granted, constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Rayonier AM Shares issued in connection with the Arrangement.

Tembec Shareholders who are not “affiliates” (as defined in Rule 144 of the U.S. Securities Act) of Rayonier AM, did not become affiliates after consummation of the Arrangement and were not affiliates of Rayonier AM within 90 days of the Effective Time may resell such shares without restriction under the U.S. Securities Act. Any Tembec Shareholder who is an affiliate of Rayonier AM, became an affiliate after consummation of the Arrangement or was an affiliate of Rayonier AM within 90 days of the Effective Time may not resell such shares except in accordance with the provisions in Rule 144 of the U.S. Securities Act.

See “Regulatory Matters – United States Securities Law Matters”.

Other Regulatory Matters

Completion of the Arrangement is subject to the conditions precedent contained in the Arrangement Agreement having been satisfied, including receipt of the following:

•	Tembec Shareholder Approval,

•	The Final Order,

•	Stock exchange approval,

•	Investment Canada Act Approval (if required),

•	Competition Act Approval,

•	HSR Act approval,

•	Antitrust clearance under applicable Antitrust Laws in Germany and China,

•	Consent of the Ontario Ministry of Natural Resources and Forestry,

•	Consent of the Independent Electricity System Operator,

•	Consent of the Ontario Minister of Northern Development and Mines.

See “Regulatory Matters – Other Regulatory Matters”.

Selected Unaudited Pro forma Financial Information

The following selected unaudited pro forma combined balance sheet data gives effect to the Arrangement as if it had been completed on March 25, 2017, while the unaudited pro forma combined income statement data for the three months ended March 25, 2017 and the year ended December 31, 2016 gives effect to the Arrangement as if it had been completed at the beginning of the respective period.

The following selected unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what Rayonier AM’s consolidated financial position or results of operations actually would have been had the Arrangement been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or results of operations of Rayonier AM’s future financial position may vary significantly from the pro forma balance sheet data presented because of various factors, including differences between historical market prices for Rayonier AM Shares and historical exchange rates between Canadian dollars and U.S. dollars relative to market prices for Rayonier AM Shares and the exchange rate between Canadian dollars and U.S. dollars as of the completion of the Arrangement, as well as differences between preliminary estimates and assumptions relative to the final determination of the fair values of assets to be acquired and liabilities to be assumed. See “Accounting Treatment”. Future results of operations may vary significantly from the pro forma statement of operations data presented because of various factors, including those discussed in “Risk Factors”, “Information Relating to Tembec – Risk Factors” and “Information Relating to Rayonier AM – Risk Factors”. The following selected unaudited pro forma combined financial information should be read in conjunction with the unaudited pro forma combined financial statements of Rayonier AM which are attached to this Circular as Appendix B.

Unaudited Pro Forma Combined Statement of Earnings Data

For the three months ended March 25, 2017

(US$ in millions, except per share amounts)

	Rayonier AM	Tembec (1)	Pro Forma Adjustments	Pro Forma Combined

Net Sales	$201	$301	$—	$502
Operating income	$26	$32	$—	$58
Interest expense, net	$(8)	$(14)	$5	$(17)
Net Income available to Common Stockholders	$7	$20	$—	$27
Earnings per share
Basic earnings in dollar per share	$0.15			$0.53

Diluted earnings in dollar per share	$0.15			$0.47

Unaudited Pro Forma Combined Statement of Earnings Data

For the year ended December 31, 2016

(US$ in millions, except per share amounts)

	Rayonier AM	Tembec (1)	Pro Forma Adjustments	Pro Forma Combined
As of December 31, 2016
Net Sales	$869	$1,175	$—	$2,044
Operating income	$138	$83	$—	$221
Interest expense, net	$(35)	$(52)	$24	$(63)
Net Income available to Common Stockholders	$68	$38	$13	$119
Earnings per share
Basic earnings in dollar per share	$1.61			$2.34

Diluted earnings in dollar per share	$1.55			$2.23

Unaudited Pro Forma Combined Balance Sheet Data

As of March 25, 2017

(US$ in millions, unless otherwise noted)

	Rayonier AM	Tembec (1)	Pro Forma Adjustments	Pro Forma Combined
Cash and cash equivalents	$345	$42	$(366)	$21
Long-term debt, excluding current portion	$771	$514	$(85)	$1,200
Stockholders’ equity	$215	$102	$(68)	$249
Total liabilities and stockholders’ equity	$1,429	$907	$(156)	$2,180
Common shares outstanding (millions)	43.3		8.4	51.7

Note (1) As adjusted to US$ and U.S. GAAP.

GENERAL INFORMATION CONCERNING THE MEETING AND VOTING

Time, Date and Place

The Meeting will be held on the 41st Floor – Rooms Mont-Royal 1 and 2, at the offices of Stikeman Elliott LLP located at 1155 René-Lévesque Blvd. West in Montréal, Québec on July 27, 2017 at 10:00 a.m. (Eastern Time).

Record Date

The record date for determining the Tembec Shareholders entitled to receive notice of and to vote at the Meeting is June 19, 2017 (the “Record Date”). Only Tembec Shareholders of record as of the close of business (Eastern Time) on the Record Date are entitled to receive notice of and to vote at the Meeting.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the management of Tembec for use at the Meeting and any postponement or adjournment thereof for the purposes set forth in the accompanying Notice of Special Meeting. It is expected that the solicitation of proxies will be made primarily by mail. However, the directors, executive officers, officers and employees of Tembec may also solicit proxies by telephone, e-mail facsimile or in person. In addition, Tembec has retained the services of Shorecrest Group Ltd. to solicit proxies for a fee of approximately $50,000 and will be reimbursed for its reasonable out-of-pocket expenses. All costs of solicitation by management will be borne by Tembec.

Appointment and Revocation of Proxies

Accompanying this Circular is a form of proxy for holders of Tembec Shares. The persons named in the enclosed proxy form are Mr. James V. Continenza, Executive Chairman of the Board and James M. Lopez, President and Chief Executive Officer and Director of Tembec. A Tembec Shareholder has the right to appoint a person, other than the persons named in the enclosed proxy form, to represent such shareholder at the Meeting. A Tembec Shareholder wishing to appoint some other Person to represent him or her at the Meeting may do so by inserting such other person’s name in the blank space provided in the proxy form and delivering the completed proxy form to Tembec Inc., c/o Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1. The applicable form of proxy must be received by Computershare Trust Company of Canada no later than 5:00 p.m. (Eastern Time) on July 25, 2017 or 48 hours prior to the time of any adjournment or postponement of the Meeting. Failure to deposit a form of proxy shall result in its invalidation. Notwithstanding the foregoing, the chair of the Meeting has the discretion to accept or reject proxies received after such deadline and the chair of the Meeting is under no obligation to accept or reject any particular late proxy. The time limit for deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion, without notice.

In addition to revocation in any other manner permitted by Law, any Tembec Shareholder executing the proxy form may revoke it at any time, as long as it has not been exercised, by instrument in writing executed by such shareholder or his attorney authorized in writing and deposited either at the head office of Tembec at 100-4 Place Ville-Marie, Montréal, Québec, H3B 2E7 at any time up to and including the last Business Day preceding the date of the Meeting, or any adjournment or postponement thereof, or with the chair of the Meeting on the day of the Meeting or any adjournment or postponement thereof.

Voting by Non-Registered Shareholders

The information set out in this section is of importance to shareholders who do not hold Tembec Shares in their own name. Persons who hold Tembec Shares through their brokers, intermediaries, trustees or other Persons, or who otherwise do not hold such securities in their own name (the “Non-Registered Shareholders”) should note that only proxies deposited by Persons whose names appear on the records of Tembec may be recognized and acted upon at the Meeting. If Tembec Shares are listed in an account statement provided to a Non-Registered Shareholder by a broker, then in almost all cases, those Tembec Shares will not be registered in the Non-Registered Shareholder’s name on the records of Tembec. Such Tembec Shares will most likely be registered under the names of the broker or an agent of that broker. In Canada, the vast majority of shares are registered under the name of CDS & Co., which acts as nominee for many Canadian brokerage firms. Tembec Shares held by brokers, agents or nominees can only be voted upon the instructions of the Non-Registered Shareholder. Without specific instructions, brokers, agents and nominees are prohibited from voting securities for the brokers’ clients. Non-Registered Shareholders should ensure that instructions respecting the voting of their Tembec Shares are communicated to the appropriate Person at the appropriate time.

Additional Information for Non-Registered Shareholders

These Meeting materials are being sent to both Registered Shareholders and Non-Registered Shareholders of Tembec Shares.

If you have received these materials from your intermediary or its agent (such as Broadridge), your intermediary or agent is required to seek your instructions as to the manner in which to exercise the voting rights attached to your Tembec Shares. The voting instruction form that is sent by the intermediary or its agent should contain an explanation as to how you can exercise the voting rights attached to your Tembec Shares, including how to attend and vote directly at the Meeting. Please provide your voting instructions to your intermediary as specified in the voting instruction form that you have received from your intermediary.

Tembec is not relying on the notice-and-access provisions of applicable securities laws for delivery to either Registered Shareholders or Non-Registered Shareholders of Tembec Shares and intends to pay for intermediaries to send the proxy-related materials to all Non-Registered Shareholders.

Quorum

A quorum at meetings of Tembec Shareholders consists of two Persons who are, or who represent by proxy, Tembec Shareholders, who in the aggregate, hold at least 20% of the total number of issued and outstanding Tembec Shares entitled to be voted at the Meeting.

Principal Holders of Tembec Shares

The authorized share capital of Tembec consists of an unlimited number of Tembec Shares. As at June 13, 2017, 100,000,000 Tembec Shares were issued and outstanding.

The Board has fixed the close of business on June 19, 2017 as the Record Date for the purpose of determining the Tembec Shareholders entitled to receive notice of the Meeting, but the failure of any Tembec Shareholder who was a Tembec Shareholder on the Record Date to receive notice of the Meeting does not deprive the Tembec Shareholder of the right to vote at the Meeting.

As at June 13, 2017, other than the following Persons, to the knowledge of Tembec’s directors and officers, no person or company beneficially owns, directly or indirectly, Tembec Shares carrying more than 10% or more of voting rights attached to all Tembec Shares.

Name of Shareholder	Number of Tembec Shares		Approximate % of Outstanding Tembec Shares
Oaktree Capital Management L.P.	19,900,000		19.90
Restructuring Capital Associates L.P.	17,947,325		17.95
Fairfax Financial Holdings Limited	15,862,194	[1]	15.86

[1]	As of June 19, 2017, Fairfax Financial Holdings Limited has announced that it has sold its remaining position in Tembec over the facilities of the TSX.

THE ARRANGEMENT

Background to the Arrangement

As part of its mandate to strengthen the business of Tembec and enhance value for Tembec’s stakeholders, the Board has regularly reviewed its corporate strategy and considered various strategic options and other opportunities that may be in the best interests of Tembec. The following is a summary of the material negotiations, discussions and actions taken by Tembec, the Board and management to achieve these goals, which ultimately resulted in the execution of the Arrangement Agreement. The terms and conditions of the Arrangement Agreement are the result of arm’s length negotiations conducted between representatives of Tembec and Rayonier AM and their respective legal and financial advisors.

In its fiscal year ended September 29, 2012, Tembec’s adjusted EBITDA declined from $98 million to $64 million (-35%) as compared to the prior fiscal year ended September 24, 2011. The results were negatively impacted by a decrease in the selling price of paper pulps and a relatively strong Canadian dollar, which had averaged US$0.992 in fiscal 2012. The trading price of Tembec’s common shares averaged $2.77 in fiscal 2012, a 30% decline from $3.95 in the prior fiscal year. At September 29, 2012, Tembec had liquidity of $140 million, which was within its minimum target range of $135 million to $150 million. However, in fiscal 2012, Tembec had spent approximately $59 million on the construction of a new boiler and turbine at its Temiscaming specialty cellulose mill. It was estimated that approximately $131 million of capital expenditures would be required to complete the project. In this respect, on October 17, 2012, the Board broadened the mandate of the Special Committee and authorized the Special Committee to review and consider the terms and to supervise the process to be carried out by Tembec in evaluating and implementing any strategic transaction proposed to Tembec, to identify actions to increase liquidity and to make recommendations to the Board with respect thereto.

The Board and the Special Committee reviewed a number of strategic initiatives for the purpose of maximizing or enhancing value for Tembec’s stakeholders, including, among others, the continuation of Tembec’s existing stand-alone business plan and a strategic repositioning of Tembec, cost reduction plans, potential asset combinations of Tembec’s forest products, newsprint and/or specialty pulp businesses with other industry players, the possible divestiture of certain of Tembec’s core and non-core business segments and several strategies to refinance Tembec’s maturing debt obligations and provide additional necessary liquidity. As such, Tembec has, since 2012, engaged in numerous discussions with various lenders and potential strategic counterparties to assess the opportunities available to Tembec.

Tembec’s financial results improved during the fiscal year ended September 28, 2013, as adjusted EBITDA increased from $64 million in the prior fiscal year to $98 million (+53%). Higher lumber and high-yield paper pulp prices generated the improvement. The Canadian dollar remained relatively unchanged, averaging US$0.985. Tembec’s average share price in fiscal 2013 was $2.69, a 3% decline from the prior year. However, liquidity declined to $109 million, below the stated minimum level of $135 million. Capital expenditures totalled $137 million, including $78 million for the Temiscaming specialty cellulose boiler and turbine project. The estimated total cost of the project also increased from $190 million to $235 million, principally due to an increase in labour costs, and it was determined that a further $98 million would be required to complete the project.

In fiscal 2014, Tembec generated adjusted EBITDA of $90 million, a slight decline (-8%) from the prior fiscal year. Lower paper and viscose pulp prices were partially offset by a weaker Canadian dollar, which averaged US$0.924. Tembec’s share price averaged $2.79 in fiscal 2014. Liquidity further declined to $84 million. Capital expenditures totalled $151 million in fiscal 2014, including $117 million for the Temiscaming specialty cellulose boiler and turbine project. The estimated cost of the project also increased from $235 million to $265 million, as a result of increased labour costs, and it was determined that a further $9 million (in addition to the $98 million referred to above) would be required to complete construction. Against this background in 2014, the Board considered and approved a series of actions in an effort to address and improve Tembec’s worsening liquidity situation. In this respect, the Board proceeded with the sale of certain lands and non-core assets, in particular Tembec’s paper pulp mill assets located in British Columbia. In addition, Tembec entered into discussions with various lenders and investors with a view to securing new financing or to provide Tembec additional necessary liquidity, including the refinancing of Tembec’s outstanding senior secured notes which had an interest rate of 11.25% and existing ABL revolving credit facility. These efforts resulted in Tembec reducing its annual interest expense burden by refinancing its existing 11.25% senior secured notes with senior secured notes having an interest rate of 9% in October 2014.

In fiscal 2015, Tembec’s financial results were significantly impacted by a decline in demand and prices for specialty cellulose pulps and adjusted EBITDA declined to $70 million, a 22% decline from $90 million in the prior fiscal year. Currency provided a partial offset as the Canadian dollar averaged US$0.817. While the average share price in fiscal 2015 was $2.47, the share price at the end of September 2015 declined to $1.38. Tembec’s senior secured notes traded down to US$0.65 per US$1.00 of principal in the month of September 2015. At this point, Tembec’s liquidity had declined to $56 million. Tembec spent a total of $57 million on capital expenditures in fiscal 2015, including $19 million to complete the construction of the Temiscaming specialty cellulose boiler and turbine. The final project cost was $273 million, $83 million higher than the original estimate of $190 million. In order to address these issues, the Board continued to consider a broad range of strategic alternatives to address Tembec’s immediate liquidity needs and in May 2015, the Board mandated the Special Committee and management to conduct, with the assistance of Houlihan Lokey Capital Inc. (“Houlihan Lokey”), a review of the strategic refinancing alternatives available to Tembec and to identify a solution to Tembec’s liquidity needs, which remained challenging.

In July 2015, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) was also retained by the Special Committee to conduct an evaluation of various strategic options available to Tembec, including the continuation of its current business plan. On July 30, 2015, BofA Merrill Lynch presented its findings to the Board, including a financial analysis and valuations of the underlying business units of Tembec, the feasibility of a potential combination with a third party industry participant (“Party A”) and a preliminary review of the other strategic alternatives available to Tembec. At the same meeting, Houlihan Lokey presented its findings in respect of the financing alternatives available to Tembec to address its near-term liquidity needs. Stikeman Elliott LLP (“Stikeman”), Canadian counsel to Tembec, and Cahill Gordon & Reindel LLP (“Cahill”), U.S. counsel to Tembec, were also present at this meeting.

Pursuant to the strategic initiatives reviewed with BofA Merrill Lynch, Tembec entered into a non-disclosure agreement and exclusivity agreement with Party A in connection with a potential business combination, which ultimately did not result in a proposal.

Between August 2015 and November 2015, the Board met a number of times to receive updates from the Special Committee and Houlihan Lokey regarding the status of the negotiations in connection with the refinancing process.

On November 18, 2015, Tembec announced that it had entered into a new credit facility composed of a $150 million asset-based revolving credit facility (the “New ABL Facility”) and a new US$62 million “first-in, last out” term loan. The New ABL Facility replaced Tembec’s existing $175 million ABL revolving credit facility.

Subsequent to discussions with a third party (“Party B”) interested in acquiring Tembec’s forest products business, the Special Committee determined in January 2016 that the assistance of a financial advisor would be advisable and in the best interest of Tembec. On February 23, 2016, Scotia Capital was retained as financial advisor by the Special Committee to conduct a review of Tembec’s forest products business in connection with a potential divestiture of all or part of such business segment.

In early April 2016, representatives of Rayonier AM met with James V. Continenza, Executive Chairman of the Board and Chairman of the Special Committee, and James Lopez, the President and Chief Executive Officer of Tembec, to discuss Rayonier AM’s interest in Tembec’s specialty cellulose pulp business segment. On April 25, 2016, Rayonier AM entered into a non-disclosure and standstill agreement and the parties entered into preliminary discussions regarding a potential transaction.

Concurrently, representatives of Tembec continued discussions with Party B regarding a potential transaction involving Tembec’s forest products business segment. While Party B expressed interest in pursuing discussions relating to the acquisition of Tembec’s forest products business segment, following a careful review of such expression of interest, the Board concluded that the proposed terms on which such transaction might be completed was inadequate and should not be pursued at that time. The mandate with BofA Merrill Lynch was terminated in June 2016.

On July 6, 2016, Scotia Capital’s mandate was expanded to provide the Board with an assessment of Tembec’s business value and to assist Tembec in identifying potential strategic alternatives to enhance shareholder value, including the sale of the whole or any part of Tembec. On July 28, 2016, Scotia Capital presented its findings to the Board under various scenarios, a preliminary review of the various alternatives considered, including the continuation of Tembec’s existing stand-alone business plan, the sale of certain assets or business units of Tembec or the entire company. Scotia Capital advised that it was an attractive time to consider a sale process of the Temiscaming, Québec and Tartas, France sites for a number of reasons, including that it could provide significant value for Tembec. With the advice of Scotia Capital, the Board identified a list of potential interested parties who would be contacted as part of the sale process. Stikeman and Cahill were also present at this meeting.

Between late September and November 2016, Scotia Capital assisted Tembec in its strategic review process and contacted 11 potential bidders, including other dissolving wood pulp industry participants and potential strategic counterparties as well as Rayonier AM, eight of such potential bidders entered into confidentiality agreements and were provided with a confidential information memorandum. As part of this process undertaken by Tembec, eight parties were granted the right to conduct due diligence, including Rayonier AM, and two non-binding expressions of interests for the acquisition of the Temiscaming, Québec and Tartas, France sites were received (from “Party C” and “Party D”, respectively). Rayonier AM, while conveying an interest in certain dissolving wood pulp assets of Tembec, did not formally submit an expression of interest.

On November 17, 2016, the Board met to receive an update from Scotia Capital on the process and analysis carried out by them, the proposals submitted by the potential interested parties and the pricing and other relevant terms and conditions put forth by these potential interested parties. Although Scotia Capital was instructed to contact Rayonier AM, Party C and Party D to request revised and improved offers, it was noted by the Board that it was unlikely that a transaction would materialize under the proposed structures or terms and that, unless improved and revised offers were presented, there was no basis to pursue further discussions at that time. None of such parties presented acceptable revised offers. The Board and management also discussed potential refinancing strategies for the coming year, given improving financial performance and liquidity.

During the week of January 23, 2017, James V. Continenza was contacted by Paul G. Boynton, Chairman, President and Chief Executive Officer of Rayonier AM to discuss the possibility of a potential bid by Rayonier AM for the entire company. On January 25, 2017, the Special Committee provided an update to the Board in respect of these discussions. Concurrently, Scotia Capital provided Tembec’s revised financial information to Rayonier AM.

On February 2, 2017, James Lopez reported to the Special Committee that Tembec had received a fourth non-binding expression of interest from a third party (“Party E”) regarding the acquisition of the Temiscaming, Québec and Tartas, France sites and its related businesses and Scotia Capital presented the Special Committee with a review of the proposed financial terms. The Special Committee determined that the expression of interest was not acceptable. Scotia Capital was instructed to contact Party E to request improved terms. Scotia Capital was also asked to encourage Rayonier AM to submit an indication of interest in writing. Scotia Capital provided Tembec’s revised financial information to Party E. While Party E presented a revised non-binding expression of interest, it was also deemed not acceptable.

Representatives of Rayonier AM and Scotia Capital spoke in mid-February 2017, at which time Rayonier AM presented a non-binding indication of interest that contemplated an acquisition of all of the issued and outstanding shares of Tembec on the basis of $3.15 per Tembec Share. The Board met on February 24, 2017 to receive input from the Special Committee and management regarding Rayonier AM’s proposal. Following this review, the Board determined that the total consideration offered by Rayonier AM was not compelling and Scotia Capital was instructed to request that Rayonier AM increase the consideration offered under its proposal.

On February 27, 2017, Rayonier AM’s advisors presented Scotia Capital with a revised indication of interest which contemplated a transaction under which Rayonier AM would acquire all of the issued and outstanding Tembec Shares at a value of $3.70 per Tembec Share. The Special Committee met on March 1, 2017 to review and consider the revised proposal and received input from management and Scotia Capital as to the financial terms of the revised indication of interest. The Special Committee then considered, among other things, the benefits that could be derived from a transaction with Rayonier AM, Rayonier AM’s financial capabilities, the expected performance and associated risks to Tembec based on its stand-alone business plan and the Special Committee also reviewed other potential strategic alternatives in lieu of Rayonier AM’s indication of interest. Following this review, the Special Committee concluded that the overall valuation remained too low and Scotia Capital was instructed to inform Rayonier AM’s advisors.

On March 14, 2017, representatives of Tembec and Rayonier AM met in person. At this meeting, Rayonier AM informed Tembec’s representatives that it would be prepared to increase the consideration from $3.70 to $4.00 per Tembec Share. On March 20, 2017, the Special Committee met with Scotia Capital, Stikeman and management to review the revised terms of Rayonier AM’s proposal. Scotia Capital presented an analysis of the revised terms and the key considerations to bear in mind in connection with the Rayonier AM proposal. Following a lengthy discussion, the Special Committee determined that Rayonier AM’s improved terms were sufficient to proceed with transaction due diligence and to start negotiations regarding a potential transaction.

Between March 20, 2017 and May 24, 2017, Rayonier AM, Tembec and their respective advisors were provided access to additional due diligence materials with respect to each other’s business operations, including a management presentation held on April 6, 2017, and engaged in discussions on the principal terms of the proposed transaction to be contained in the transaction agreements.

On April 24, 2017, the Board met to receive a further presentation from Scotia Capital on Rayonier AM’s proposal. Stikeman and Cahill provided an overview of the material issues raised by the Arrangement Agreement proposed by Rayonier AM, including the consideration and proposed corporate structure of the Arrangement. Stikeman and Cahill also provided an update on the duties and responsibilities of the Board in considering the Arrangement and Arrangement Agreement.

Between May 2, 2017 and May 19, 2017, the Board met four times to receive updates as to the status of the negotiations. At these meetings, Scotia Capital, Stikeman and Cahill were present to update the Board on the status of the outstanding financial and legal matters and the transaction documentation which had not yet been definitively resolved, as well as provide advice regarding the legal considerations relating to the proposed terms of the Arrangement.

On May 10, 2017, the Special Committee retained National Bank Financial to provide a fairness opinion on a non-contingent fixed fee basis in connection with the Arrangement.

At the end of the day on May 19, 2017, representatives of Tembec and Rayonier AM met with their respective financial advisors to finalize the key terms of the Arrangement, namely the price and form of consideration, due diligence findings by Rayonier AM, termination fees payable by the parties and the key closing conditions. At such meeting, Rayonier AM agreed to an increase in the consideration offered from $4.00 to $4.05 per Tembec Share, 63.3% payable in cash and 36.7% in shares of Rayonier AM. The cash and share split of the Consideration would result in less than 20% of the issued and outstanding Rayonier AM Shares being issued in connection with the proposed transaction, and accordingly, would not require a vote of Rayonier AM’s shareholders.

Between May 20, 2017 and May 24, 2017, representatives of Tembec and Rayonier AM, assisted by their respective legal advisors, continued to negotiate the remaining outstanding terms of the transaction agreements.

On the afternoon of May 24, 2017, the Board met to consider the final terms of the Arrangement Agreement. Stikeman and Cahill updated the Board regarding the status of negotiations and each of Scotia Capital and National Bank Financial presented the Board their fairness opinions to the effect that the Consideration was fair, from a financial point of view, to the Tembec Shareholders. Following such presentations, the Board discussed each of the strategic alternatives available to Tembec, including the likelihood of a potential business combination transaction with another specialty cellulose industry participant or strategic counterparty. The Board also considered the expected performance of Tembec based on its stand-alone business plan and the prior history of Tembec’s negotiations with a large number of third party industry and strategic counterparties. Further to such discussions, the Board concluded that it was unlikely that any counterparty would make a proposal that was superior to Rayonier AM’s and that such proposal would deliver more value to Tembec than pursuing activities on a stand-alone basis and unanimously determined that the Arrangement was in the best interest of Tembec, approved the entering into of the Arrangement Agreement and resolved to recommend that Tembec Shareholders vote in favour of the Arrangement Resolution. In determining whether to approve the Arrangement, the Board considered, among other things, the factors set forth herein and the reasons for the recommendation as set forth under “The Arrangement – Reasons for the Recommendation”.

Later in the evening of May 24, 2017, the Parties executed the Arrangement Agreement and a press release announcing the Arrangement was disseminated before the opening of the financial markets on May 25, 2017.

Recommendation of the Board

After careful consideration, the Board unanimously determined that the Arrangement is fair to Tembec Shareholders and in the best interests of Tembec. The Board unanimously recommends that Tembec Shareholders vote FOR the Arrangement Resolution.

Reasons for the Recommendation

In making its recommendation, the Board consulted with the Special Committee, Tembec’s management, Stikeman, Cahill, Scotia Capital and National Bank Financial, reviewed a significant amount of information and considered a number of factors, including those listed below. The following includes forward-looking information and readers are cautioned that actual results may vary.

In making its determinations and recommendations, the Board considered and relied upon a number of substantive factors, including, among others:

•	Premium to Tembec Shareholders. Based on the 5-day volume weighted average price of the Rayonier AM Shares of US$13.0694 and the currency exchange rate on May 24, 2017, the Arrangement values the Tembec Shares at $4.05 per Tembec Share. This represents a premium of approximately 37% over the closing price of the Tembec Shares of $2.95 on May 24, 2017, the last trading day prior to the public announcement by Tembec and Rayonier AM of the proposed Arrangement, and approximately 34% over the 52-week closing high price of the Tembec Shares. Based on the 5-day volume weighted average price of the Rayonier AM Shares of US$16.7280 and the currency exchange rate on June 13, 2017, such premiums have now increased to approximately 50% and 47%, respectively.

•	Ability to Elect Form of Consideration. The Tembec Shareholders are entitled to elect to receive Rayonier AM Shares or cash pursuant to the Arrangement, subject to proration.

•	Benefits of Rayonier AM and Tembec Combination. The Board believes that the combination with Rayonier AM represents an excellent strategic fit through increased financial strength and flexibility, a broader array of product offerings, an expanded geographic footprint, opportunities to achieve manufacturing and distribution efficiencies and increased manufacturing scale. The Combined Company will also benefit from lower debt levels and a solid capital structure, enabling it to make high-return investments to support continued growth. Tembec Shareholders who receive Rayonier AM Shares pursuant to the Arrangement will have the opportunity to participate in these benefits and any future increase in value of the Combined Company.

•	Maintaining Presence and Operations in Québec, Ontario and France. Rayonier AM expects to retain Tembec’s Canadian headquarters in Montreal, Québec and a presence in Ontario, and to continue to operate all Tembec facilities. Rayonier AM has also announced its intention to proceed with Tembec’s recently announced four-year investment plan for its Québec facilities and make additional investments in other key facilities and operations to further enhance growth potential and competitiveness.

•	Increased Market Liquidity. Upon the completion of the Arrangement, the Combined Company will have a broader shareholder base with increased market liquidity and a larger public float than Tembec. During the year prior to the Arrangement, the average daily aggregate trading value of Rayonier AM shares was approximately US$7.76 million compared with an average daily aggregate trading value of Tembec shares of approximately US$280,000. As of June 13, 2017, the Combined Company had a pro forma market capitalization of approximately US$1 billion compared with Tembec’s market capitalization of approximately US$220 million on the day prior to the Arrangement. Rayonier AM’s existing liquidity profile and the increased market capitalization of the Combined Company are expected to provide the Tembec Shareholders who receive Rayonier AM Shares under the Arrangement with greater liquidity for such shares than currently available with respect to their Tembec Shares.

•	Fairness Opinions. The fairness opinions delivered by each of Scotia Capital and National Bank Financial, which state that, as at May 24, 2017, and subject to the assumptions, limitations, qualifications and other matters contained therein, the Consideration to be received by the Tembec Shareholders under the Arrangement is fair, from a financial point of view, to Tembec Shareholders. See “The Arrangement – Fairness Opinions”, Appendix G “Scotia Capital Fairness Opinion” and Appendix H “National Bank Financial Fairness Opinion”.

•	Comprehensive and Rigorous Sales Process. The Arrangement arose out of a comprehensive and rigorous process conducted by Tembec, with the assistance of its financial advisors, to seek alternative transactions involving a sale of the whole or any part of Tembec over a significant period of time. A number of interested parties were contacted to determine whether they were interested in entering a transaction leading to the sale of the whole or any part of Tembec. Following this process, the Board concluded that no alternative transaction was available at a superior value and that the Arrangement represented the best alternative currently available to Tembec Shareholders.

In making its determinations and recommendation, the Board also observed that a number of procedural safeguards were and are present to permit the Board to represent effectively the interests of Tembec, the Tembec Shareholders and Tembec’s other stakeholders, including, among others:

•	Ability to Respond to Superior Proposals. Notwithstanding limitations contained in the Arrangement Agreement on Tembec’s ability to solicit interest from third parties, the Arrangement Agreement allows the Board to engage in discussions or negotiations with respect to an unsolicited, written, bona fide Acquisition Proposal at any time prior to the approval of the Arrangement Resolution by Tembec Shareholders and after the Board determines, in good faith, after consultation with its financial advisor and its outside legal counsel, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

•	Strategic Review Process Overseen by the Board. The Board reviewed a number of strategic initiatives for the purpose of maximizing or enhancing value for Tembec Shareholders, including, among others, the sale of the whole or any part of Tembec, the continuation of Tembec’s existing stand-alone business plan and a strategic repositioning of Tembec, potential asset combinations of Tembec’s forest products, newsprint and/or specialty pulp businesses with other industry players, the possible divestiture of certain of Tembec’s core and non-core business segments or other refinancing strategies.

•	Role of the Special Committee. The evaluation and negotiation process was monitored by the Special Committee, being members of the Board who are independent of management and who have no financial interest in the Arrangement that is different from that of the Tembec Shareholders. The Special Committee met regularly with Tembec’s advisors and management.

•	Shareholder and Court Approvals. The Arrangement is subject to the following shareholder and Court approvals, which protect Tembec Shareholders:

•	the Arrangement Resolution must be approved by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Tembec Shareholders, present in person or represented by proxy at the Meeting; and

•	the Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to Tembec Shareholders.

•	Dissent Rights. The availability of Dissent Rights to Registered Shareholders with respect to the Arrangement.

The Board also considered a number of uncertainties, risks and other potential negative factors associated with the Arrangement, including the following:

•	Non-Completion. The risks and costs to Tembec if the Arrangement is not completed, including the potential diversion of management and employee attention, potential employee attrition and the potential effect on business and stakeholder relationships.

•	Conduct of Business Restrictions. The restrictions on the conduct of Tembec’s business prior to the completion of the Arrangement, requiring Tembec to conduct its business in the ordinary course, subject to specific exceptions, which may delay or prevent Tembec from undertaking business opportunities that may arise pending completion of the Arrangement.

•	Rayonier AM Termination Fee. The potential payment of the Reverse Termination Fee, being $20 million, may not be sufficient to adequately compensate Tembec in the event of a failure to obtain the necessary approvals, clearances and rulings under applicable Antitrust Laws or, if required, under the Investment Canada Act.

•	Tembec Termination Fee. The potential payment of the Termination Fee, being $20 million, by Tembec under certain circumstances specified in the Arrangement Agreement, and that such Tembec Termination Fee may act as deterrent to the emergence of a Superior Proposal.

•	Fees and Expenses. The fees and expenses associated with the Arrangement, a portion of which will be incurred regardless of whether the Arrangement is consummated.

•	Other Risks. The other risks associated with the Arrangement and the business of Tembec, Rayonier AM and the Combined Company described under “Information Relating to Tembec - Risk Factors”, “Information Relating to Rayonier AM – Risk Factors” and “Risk Factors”.

Fairness Opinions

Scotia Capital Fairness Opinion

As part of the mandate, Scotia Capital was requested to provide the Board with its opinion as to the fairness to the Tembec Shareholders, from a financial point of view, of the Consideration to be received in connection with the Arrangement. In connection with this mandate, Scotia Capital has prepared the Scotia Capital Fairness Opinion. The Scotia Capital Fairness Opinion states that, on the basis of the assumptions, limitations and qualifications set forth therein, Scotia Capital is of the opinion that, as of May 24, 2017, the Consideration under the Arrangement was fair, from a financial point of view, to the Tembec Shareholders.

Scotia Capital is the global corporate and investment banking and capital markets business of Scotiabank Group, one of North America’s premier financial institutions. In Canada, Scotia Capital is one of the country’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. Scotia Capital has participated in a significant number of transactions involving private and public companies and has extensive experience in preparing valuations and fairness opinions. The Scotia Capital Fairness Opinion represents the opinion of Scotia Capital and the form and content of the Scotia Capital Fairness Opinion have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

The Scotia Capital Fairness Opinion is not a recommendation as to whether or not Tembec Shareholders should vote in favour of the Arrangement. See “The Arrangement – Fairness Opinions – Scotia Capital Fairness Opinion” and Appendix G “Scotia Capital Fairness Opinion”.

The full text of the Scotia Capital Fairness Opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Scotia Capital, is reproduced as Appendix G to this Circular. This summary of the Scotia Capital Fairness Opinion is qualified in its entirety by reference to the full text of the Scotia Capital Fairness Opinion. Tembec has agreed to pay Scotia Capital a fee for providing its opinion and for its financial advisory services which is, in part, contingent on the successful completion of the Arrangement. Tembec has also agreed to reimburse the expenses of Scotia Capital and to indemnify Scotia Capital in respect of certain liabilities that may be incurred by Scotia Capital in connection with the provision of its services.

National Bank Financial Fairness Opinion

The Special Committee also retained National Bank Financial to provide an opinion on a non-contingent fixed fee basis in connection with the Arrangement. As part of this mandate, National Bank Financial was requested to provide the Special Committee with its opinion as to the fairness to the Tembec Shareholders, from a financial point of view, of the Consideration to be received in connection with the Arrangement. In connection with this mandate, National Bank Financial has prepared the National Bank Financial Fairness Opinion. The National Bank Financial Fairness Opinion states that, on the basis of the assumptions, limitations and qualifications set forth therein, National Bank Financial is of the opinion that, as of May 24, 2017, the Consideration under the Arrangement was fair, from a financial point of view, to the Tembec Shareholders.

National Bank Financial is a leading Canadian investment dealer whose businesses include corporate finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The National Bank Financial Fairness Opinion is the opinion of National Bank Financial and the form and content thereof has been reviewed and approved for release by a group of managing directors of National Bank Financial, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

The full text of the National Bank Financial Fairness Opinion, which sets out the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection by National Bank Financial reproduced as Appendix H to this Circular. This summary of the National Bank Financial Fairness Opinion in this Circular is qualified in its entirety by reference to the full text of the National Bank Financial Fairness Opinion. Tembec has agreed to pay National Bank Financial a fee for providing its opinion and for its financial advisory services which is not contingent on the successful completion of the Arrangement. Tembec has also agreed to reimburse the expenses of National Bank Financial and to indemnify National Bank Financial in respect of certain liabilities that may be incurred by National Bank Financial in connection with the provision of its services. The National Bank Financial Fairness Opinion is not a recommendation as to whether or not Tembec Shareholders should vote in favour of the Arrangement. See “The Arrangement – Fairness Opinions – National Bank Financial Fairness Opinion” and Appendix H “National Bank Financial Fairness Opinion”.

Description of the Arrangement

The following description of the Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement which is attached as Appendix D to this Circular.

If approved, the Arrangement will become effective at the Effective Time (which is expected to be at 12:01 a.m. (Eastern Time) on a date to be determined not later than the Outside Date, or such later date as may be agreed to in writing by Tembec and Rayonier AM). At the Effective Time, the following transactions will be deemed to occur in the following order and at the following times without any further authorization, act or formality:

(a)	first, at the Effective Time, the following transactions shall occur simultaneously:

(i)	the Tembec Articles shall be amended to set out therein the amount of the stated capital of the Tembec Shares;

(ii)	the Tembec Investments Articles shall be amended to create the Tembec Investments Preferred Shares and to add such Tembec Investments Preferred Shares to the share capital of Tembec Investments; and

(iii)	the Tembec Construction Articles shall be amended to create the Tembec Construction Preferred Shares and to add such Tembec Construction Preferred Shares to the share capital of Tembec Construction;

(b)	second, and five minutes after the Effective Time, all of the assets of Mattagami Railroad Company shall be deemed to have been assigned and transferred (free and clear of all Liens) to Tembec Construction in exchange for Tembec Construction Preferred Shares;

(c)	third, and ten minutes after the Effective Time, Mattagami Railroad Company shall be deemed to have been liquidated into Tembec Industries;

(d)	fourth, and fifteen minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each Employee DSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Tembec in exchange for a cash payment from Tembec equal to the Consideration Cash Value (net of applicable withholdings), and each such Employee DSU shall immediately be cancelled;

(ii)	each Employee Performance DSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Tembec in exchange for a cash payment from Tembec equal to the Consideration Cash Value (net of applicable withholdings) and each such Employee Performance DSU shall immediately be cancelled, provided that any Employee Performance DSU in respect of which the performance goals have not been satisfied shall be cancelled for no consideration;

(iii)	each Employee PCSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Tembec in exchange for a cash payment from Tembec equal to the Consideration Cash Value (net of applicable withholdings) and each such Employee PCSU shall immediately be cancelled, provided that any Employee PCSU in respect of which the performance goals have not been satisfied shall be cancelled for no consideration;

(iv)	each Director DSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Tembec in exchange for a cash payment from Tembec equal to the Consideration Cash Value, and each such Director DSU shall immediately be cancelled; and

(v)	notwithstanding the foregoing, any payment or settlement in respect of a DSU that immediately prior to the exchange described above constituted deferred compensation subject to Section 409A of the U.S. Internal Revenue Code shall be made on the earliest practicable payment or settlement date for such DSU that does not give rise to a violation of, or the imposition of taxes or penalties under, Section 409A of the U.S. Internal Revenue Code;

(e)	fifth, and twenty minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each warrant to purchase Tembec Shares pursuant to the 2012 IQ Loan Agreement and the 2013 IQ Loan Agreement (each, an “IQ Warrant”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive from Rayonier AM an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Consideration Cash Value over the exercise price per Tembec Share of such IQ Warrant, multiplied by (ii) the number of Tembec Shares subject to such IQ Warrant as of immediately prior to the Effective Time; provided that any IQ Warrant that has an exercise price per Tembec Share that equals or exceeds the Consideration Cash Value shall be cancelled for no consideration;

(f)	sixth, and twenty-five minutes after the Effective Time, all Tembec Shares held by Dissenting Shareholders shall be deemed to have been assigned and transferred (free and clear of all Liens) to Rayonier AM in exchange for a debt claim against Rayonier AM in an amount determined in accordance with the Plan of Arrangement, and

(i)	such Dissenting Shareholders shall cease to be the holders of such Tembec Shares and to have any rights as Tembec Shareholders other than the right to be paid the fair value for such Tembec Shares pursuant to the Plan of Arrangement;

(ii)	the name of each such holder will be removed as Tembec Shareholders, as applicable from the registers of Tembec Shareholders, as applicable, maintained by or on behalf of Tembec in respect of such Tembec Shares; and

(iii)	Rayonier AM shall be deemed to be the transferee of such Tembec Shares (free and clear of all Liens) and shall be entered in the registers of Tembec Shareholders maintained by or on behalf of Tembec;

(g)	seventh, and thirty minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each Tembec Share that is a Cash Electing Share shall be deemed to have been assigned and transferred (free and clear of all Liens) to Rayonier AM in exchange for the Per Share Cash Amount; and

(ii)	each Tembec Share that is a Stock Electing Share shall be deemed to have been assigned and transferred (free and clear of all Liens) to Rayonier AM in exchange for the Per Share Stock Consideration; and

(h)	subject to Section 3.2 of the Plan of Arrangement, the stated capital of the Tembec Shares shall be reduced, without distribution, in an amount up to $500,000,000 by amending the Tembec Articles.

Rayonier AM may, at its sole discretion, elect to amend the Tembec Articles in accordance with paragraph (h) above by providing Tembec, at least five Business Days before the Effective Date, with a notice in writing stating an amount up to $500,000,000 by which the stated capital of the Tembec Shares shall be reduced, without distribution. If Rayonier AM does not provide such notice, the step provided in paragraph (h) above shall be omitted in its entirety.

Rayonier AM may, at its sole discretion, designate a direct or indirect wholly-owned subsidiary of Rayonier AM (“Rayonier AM Sub”) to be the acquiror for purposes of the Plan of Arrangement by providing Tembec at least five Business Days before the Effective Date with a notice in writing. If Rayonier AM makes such designation, all references to Rayonier AM in Sections 3.1, 4.4(b), 4.4(c) and 5.1(b) of the Plan of Arrangement as well as the corresponding sections in this Circular shall be deemed to refer to Rayonier AM Sub. Rayonier AM, Rayonier AM Sub and Tembec shall make such other changes to, or interpretations of, the Plan of Arrangement as shall be required to give effect to such designation.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out under Section 192 of the CBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

•	the Court must grant the Final Order approving the Arrangement;

•	all conditions precedent to the Arrangement further described in the Arrangement Agreement must be satisfied or waived by the appropriate party; and

•	if applicable, the Final Order, the Articles of Arrangement and related documents, in the form prescribed by the CBCA, must be filed with the Director.

Tembec Shareholder Approval

The Board unanimously recommends that Tembec Shareholders vote FOR the Arrangement Resolution. To be effective, the Arrangement Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Tembec Shareholders present in person or represented by proxy at the Meeting.

Voting Agreements

On May 24, 2017, each of the Tembec directors and Executives who hold Tembec Shares entered into voting agreements with Rayonier AM in connection with the Arrangement. Such shareholders collectively beneficially own or exercise control or direction over 754,403 Tembec Shares, which represents approximately 0.754% of the outstanding Tembec Shares.

Under their respective Voting Agreements, each of the directors and Executives have agreed, among other things:

•	to vote or to cause to be voted the Tembec Shares and any other securities directly or indirectly acquired by or issued to such directors and Executives after May 24, 2017 (including without limitation any common shares issued upon further exercise of options to purchase shares), (i) in favour of the Arrangement and any other matter necessary for the consummation of the Arrangement at the Meeting or any adjournment thereof and (ii) against any proposed action or agreement which could impede, interfere with, delay or otherwise adversely affect the consummation of the Arrangement;

•	if requested by Rayonier AM, acting reasonably, to deliver or to cause to be delivered to Tembec duly executed proxies or voting instruction forms, as applicable, in favour of Rayonier AM or in favour of Tembec, such proxies instructing the holder thereof to vote in favour of the Arrangement;

•	not to exercise any rights to dissent in connection with the Arrangement;

•	except in the capacity as director or officer to the extent permitted by the Arrangement Agreement, not to take any action which may in any way adversely affect the success of the Arrangement;

•	except in the capacity as director or officer to the extent permitted by the Arrangement Agreement, not to, directly or indirectly, make or participate in or take any action that would reasonably be expected to result in an Acquisition Proposal, or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal; and

•	not to, directly or indirectly, sell, transfer, gift, exchange, tender, pledge or assign or agree to sell, transfer, gift, exchange, tender, pledge or assign any of their Tembec Shares or any interest therein, without Rayonier AM’s prior written consent.

Each of the directors and Executives may terminate their respective Voting Agreements in the event that, without their prior written consent (such consent not to be unreasonably withheld), the Arrangement Agreement is amended to reduce or adversely change the consideration to be received by holders of Tembec Shares or is amended in any other respect that is materially adverse to such director or Executive, as applicable.

The foregoing is only a summary of the Voting Agreements and is qualified in its entirety by reference to the full text of the Voting Agreements.

Court Approval and Completion of the Arrangement

The Arrangement requires approval by the Court under Section 192 of the CBCA. Prior to the mailing of this Circular, Tembec obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix F. A copy of the Notice of Presentation for the Final Order is attached hereto as Appendix E.

Subject to the approval of the Arrangement Resolution by Tembec Shareholders at the Meeting, the hearing of the application for the Final Order is expected to take place on or about August 7, 2017 at the Court at 1 Notre Dame Street West, Montréal, Québec at 9:00 a.m. or as soon thereafter as is reasonably practicable. The Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every Person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court has further been advised that the Final Order granted by the Court will constitute the basis for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof with respect to the Rayonier AM Shares to be issued pursuant to the Arrangement.

Any Tembec Shareholder or other Person who wishes to participate, to appear or be represented and to present evidence or arguments at the hearing, must serve and file an answer and satisfy the other requirements of the Court, as directed in the Interim Order appended hereto as Appendix F and as the Court may direct in the future. If the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those Persons having previously served an answer in compliance with the Interim Order will be given notice of the new date.

Although Tembec’s objective is to have the Effective Date occur as soon as possible after the Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in obtaining any required approvals. Tembec and Rayonier AM may determine not to complete the Arrangement without prior notice to or action on the part of Tembec Shareholders. See “The Arrangement Agreement – Termination of the Arrangement Agreement”.

Letter of Transmittal and Election Form

A Letter of Transmittal and Election Form (printed on yellow paper) has been mailed, together with this Circular, to each Person who was a Registered Shareholder on the Record Date. Each Registered Shareholder must forward a properly completed and signed Letter of Transmittal and Election Form, with accompanying Tembec Share certificate(s), in order to receive the Consideration to which such Tembec Shareholder is entitled under the Arrangement. It is recommended that Tembec Shareholders complete, sign and return the Letter of Transmittal and Election Form with accompanying Tembec Share certificate(s) to the Depositary as soon as possible. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement, you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Tembec Share certificate(s) to the Depositary prior to the Election Deadline, being 5:00 p.m. (Eastern Time) on the Business Day which is three Business Days preceding the Effective Date. Tembec will provide at least two Business Days’ notice of the Election Deadline to Tembec Shareholders by means of a press release disseminated on a newswire.

Any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Tembec Shareholder except that all Letters of Transmittal and Election Forms will be automatically revoked if the Depositary is notified in writing by Tembec and Rayonier AM that the Arrangement Agreement has been terminated. If a Letter of Transmittal and Election Form is automatically revoked, the certificate(s) for the Tembec Shares received with the Letter of Transmittal and Election Form will be promptly returned to the Tembec Shareholder submitting the same to the address specified in the Letter of Transmittal and Election Form.

The Letter of Transmittal and Election Form is available on Tembec’s website at http://www.tembec.com/ and on SEDAR at www.sedar.com.

See “The Arrangement – Elections, Proration and Exchange Procedure”.

Any use of the mail to transmit a certificate for Tembec Shares and a related Letter of Transmittal and Election Form is at the risk of the Tembec Shareholder. If these documents are mailed, it is recommended that registered mail, properly insured, be used.

Whether or not Tembec Shareholders forward the certificate(s) representing their Tembec Shares, upon completion of the Arrangement on the Effective Date, Tembec Shareholders will cease to be Tembec Shareholders as of the Effective Date and will only be entitled to receive the Consideration to which they are entitled under the Arrangement or, in the case of Tembec Shareholders who properly exercise Dissent Rights, the right to receive fair value for their Tembec Shares in accordance with the dissent procedures. See “Rights of Dissenting Shareholders”.

The instructions for making elections, exchanging certificates representing Tembec Shares and depositing such share certificates with the Depositary are set out in the Letter of Transmittal and Election Form. The Letter of Transmittal and Election Form provides instructions with regard to lost certificates.

Elections, Proration and Exchange Procedure

Available Elections and Procedure

Each registered holder of Tembec Shares will have the right to elect in the Letter of Transmittal and Election Form to receive the Consideration set out below. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement, you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Tembec Share certificate(s) to the Depositary prior to the Election Deadline, being 5:00 p.m. (Eastern Time) on the Business Day which is three Business Days preceding the Effective Date. Tembec will provide at least two Business Days’ notice of the Election Deadline to Tembec Shareholders by means of a press release disseminated on a newswire. Any Letter of Transmittal and Election Form, once deposited with the Depositary, will be irrevocable and may not be withdrawn by a Tembec Shareholder.

An election will have been properly made by registered holders of Tembec Shares only if the Depositary has received, by the Election Deadline, a Letter of Transmittal and Election Form properly completed and signed and accompanied by the certificate(s) for the Tembec Shares to which the Letter of Transmittal and Election Form relates, properly endorsed or otherwise in proper form for transfer.

Tembec Shareholders whose Tembec Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance in delivery of the share certificate(s) representing those shares and making, if applicable, an election with respect to the form of Consideration they wish to receive.

The determination of the Depositary as to whether elections have been properly made and when elections were received by it will be binding. TEMBEC SHAREHOLDERS WHO DO NOT MAKE AN ELECTION PRIOR TO THE ELECTION DEADLINE, OR FOR WHOM THE DEPOSITARY DETERMINES THAT THEIR ELECTION WAS NOT PROPERLY MADE WITH RESPECT TO ANY TEMBEC SHARES, WILL BE DEEMED TO HAVE ELECTED TO RECEIVE THE PER SHARE STOCK CONSIDERATION IN RESPECT OF THE TEMBEC SHARES HELD BY SUCH PERSON. The Depositary may, with the mutual agreement of Tembec and Rayonier AM, make such rules as are consistent with the Arrangement for the implementation of the elections contemplated by the Arrangement and as are necessary or desirable to fully effect such elections.

Proration

A registered holder of Tembec Shares may elect in accordance with the holder’s Letter of Transmittal and Election Form (and a Non-Registered Shareholder may elect in accordance with instructions provided by their broker, investment dealer or other intermediary), for every Tembec Share held, one of the following options the (i) Per Share Cash Amount; or (ii) Per Share Stock Consideration, subject to proration to ensure that no more than 63.3% of the aggregate Tembec Shares will receive the Per Share Cash Amount and no more than 36.7% of the aggregate Tembec Shares will receive the Per Share Stock Consideration.

The total number of Tembec Shares to be entitled to receive the Per Share Cash Amount will be equal to the Cash Consideration Number. All other Tembec Shares will be entitled to receive the Per Share Stock Consideration. Cash payments in connection with the Arrangement will be denominated in Canadian dollars.

If the aggregate number of Cash Electing Shares exceeds the Cash Consideration Number, then (i) all Stock Electing Shares shall be exchanged for the Per Share Stock Consideration, and (ii) the number of Cash Electing Shares of each Tembec Shareholder that will be exchanged for the Per Share Cash Amount shall be equal to the product obtained by multiplying (x) the number of Cash Electing Shares held by such Tembec Shareholder by (y) a fraction, the numerator of which is the Cash Consideration Number and the denominator of which is the Cash Election Number, rounded to the nearest whole Tembec Share, with the remaining number of such shareholder’s Cash Electing Shares being exchanged for the Per Share Stock Consideration.

If the aggregate number of Cash Electing Shares is less than the Cash Consideration Number, then (i) all Cash Electing Shares shall be exchanged for the Per Share Cash Amount, and (ii) the number of Stock Electing

Shares of each Tembec Shareholder that shall be exchanged for the Per Share Cash Amount in respect of that number of Stock Electing Shares shall be equal to the product obtained by multiplying (x) the number of Stock Electing Shares held by such Tembec Shareholder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Stock Electing Shares, rounded to the nearest whole Tembec Share, with the remaining number of such Tembec Shareholder’s Stock Electing Shares being exchanged for the Per Share Stock Consideration.

If the aggregate number of Rayonier AM Shares to be issued in connection with the Arrangement would exceed the Maximum Share Number, the Cash Consideration Number for all purposes under the Plan of Arrangement will be increased by the minimum extent necessary such that the aggregate number of Rayonier AM Shares to be issued in connection with the Arrangement does not exceed the Maximum Share Number.

Exchange Procedure

Following receipt of the Final Order and prior to the Effective Time, Rayonier AM will deliver or arrange to be delivered to the Depositary the Consideration, including certificates representing the Rayonier AM Shares required to be issued to the Tembec Shareholders under the Arrangement, which will be held by the Depositary as agent and nominee for such Tembec Shareholders for distribution to such Tembec Shareholders in accordance with the provisions of the Plan of Arrangement.

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Tembec Shares that were transferred pursuant to Section 3.1 of the Plan of Arrangement, together with a duly completed and executed Letter of Transmittal and Election Form and such additional documents and instruments as the Depositary may reasonably require, the Tembec Shareholder represented by such surrendered certificate will be entitled to receive in exchange therefor, and the Depositary will deliver to such Tembec Shareholder, as soon as practicable and in accordance with the provisions of the Plan of Arrangement, the Consideration which such Tembec Shareholder has the right to receive under the Arrangement for such Tembec Shares, less any amounts withheld, and any certificate so surrendered will forthwith be cancelled. Any exchange or transfer of Tembec Shares pursuant to the Plan of Arrangement will be free and clear of any Liens or other claims of third parties of any kind.

If you are a Registered Shareholder, and you elect (or are deemed to elect) to receive the Per Share Cash Amount, subject to proration and rounding, you will receive such Per Share Cash Amount in Canadian dollars unless you exercise the right to elect in your Letter of Transmittal and Election Form to receive the Per Share Cash Amount that you are entitled to receive in respect of your Tembec Shares in U.S. dollars. If you do not make such an election in your Letter of Transmittal and Election Form, you will receive payment in Canadian dollars, subject to proration and rounding.

If you are a Non-Registered Shareholder, and you elect (or are deemed to elect) to receive the Per Share Cash Amount, subject to proration and rounding, you will receive the Per Share Cash Amount that you are entitled to receive in Canadian dollars unless you contact the intermediary in whose name your Tembec Shares are registered and request that the intermediary make an election on your behalf. If your intermediary does not make such an election on your behalf, you will receive payment in Canadian dollars, subject to proration and rounding.

The exchange rate that will be used to convert payments from Canadian dollars into U.S. dollars will be the rate established by Computershare Trust Company of Canada, in its capacity as foreign exchange service provider to Tembec, on the date the funds are converted, which rate will be based on the prevailing market rate on the date the funds are converted. The risk of any fluctuations in such rate, including risks related to the particular date and time at which funds are converted, will be solely borne by the Tembec Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions conducted for Tembec and may earn a commercially reasonable spread between the exchange rate it uses to convert payments and the rate used by any counterparty from which it may purchase U.S. currency as reasonable compensation for its services to Tembec as foreign exchange service provider.

No Fractional Shares

In no event will any Tembec Shareholder be entitled to a fractional Rayonier AM Share. Where the aggregate number of Rayonier AM Shares to be issued to a Tembec Shareholder under the Arrangement would result in a fraction of a Rayonier AM Share being issuable, the number of Rayonier AM Shares to be received by such Tembec Shareholder will be rounded down to the nearest whole Rayonier AM Share. In lieu of any such fractional Rayonier AM Share, each Tembec Shareholder otherwise entitled to a fractional interest in Rayonier AM Share will receive a cash payment representing such Tembec Shareholder’s proportionate interest, if any, in the proceeds from the sale by the Depositary (reduced by any fees of the Depositary attributable to such sale), as agent for the Tembec Shareholders otherwise entitled to a fractional interests in Rayonier AM Shares, in one or more transactions of Rayonier AM Shares (which Rayonier AM shall issue to the Depositary on behalf of such Tembec Shareholders) equal to the excess of (a) the aggregate number of Rayonier AM Shares that otherwise would, but for the fractional shares restrictions under the Plan of Arrangement, be issued to the Tembec Shareholders pursuant to the Plan of Arrangement over (b) the aggregate number of whole Rayonier AM Shares issued pursuant to the Plan of Arrangement, after giving effect to the fractional shares restrictions thereunder.

Lost Certificates

If any certificate which immediately prior to the Effective Time represented one or more outstanding Tembec Shares that were transferred pursuant to the Plan of Arrangement will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration which such Person is entitled to receive pursuant to the provisions of the Plan of Arrangement, net of amounts required to be withheld in accordance with the Withholding Obligation. When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is made will, as a condition precedent to the delivery thereof, give a bond satisfactory to Tembec, Rayonier AM and the Depositary (acting reasonably) in such sum as Rayonier AM may direct, or otherwise indemnify Rayonier AM in a manner satisfactory to Rayonier AM, acting reasonably, against any claim that may be made against Rayonier AM and Tembec with respect to the certificate alleged to have been lost, stolen or destroyed.

Cancellation of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Tembec Shares that is not deposited with all other instruments required on or prior to the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature, and the right of the former registered holder of such certificate to receive the Consideration shall terminate and be deemed to be surrendered or forfeited to Rayonier AM, Rayonier AM Sub or Tembec, as applicable, for no consideration.

Withholding Rights

Each of Rayonier AM, Rayonier AM Sub, Tembec and the Depositary will be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement, such amounts as Rayonier AM, Rayonier AM Sub, Tembec or the Depositary is required to deduct and withhold with respect to such payment under the ITA, the Code or any provision of any other Law and will remit such amounts to the appropriate Governmental Entity (a “Withholding Obligation”). To the extent that amounts are so deducted, withheld and remitted, such deducted, withheld and remitted amounts will be treated for all purposes hereof as having been paid to the Person in respect of which such deduction, withholding and remittance were made, provided that such amounts are actually remitted to the appropriate taxing authority. Each of Rayonier AM, Tembec and the Depositary will be entitled to sell or otherwise dispose of such number of Rayonier AM Shares otherwise issuable to such Person as is necessary to provide sufficient funds to enable it to comply with any Withholding Obligations.

Non-Registered Shareholders

Tembec Shareholders whose Tembec Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance in making an election with respect to the form of Consideration they wish to receive.

Treatment of IQ Warrants

Each IQ Warrant that is outstanding and unexercised shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Consideration Cash Value over the exercise price per Tembec Share of such IQ Warrant, multiplied by (ii) the number of Tembec Shares subject to such IQ Warrant as of immediately prior to the Effective Time, effective immediately prior to the Effective Time. Any IQ Warrant that has an exercise price per Tembec Share that equals or exceeds the Consideration Cash Value will be cancelled for no consideration.

Treatment of DSUs

Each Employee DSU and Director DSU, whether vested or unvested, will be, without any act or formality on the part of the holder thereof, cancelled and converted into the right to receive an amount in cash (net of applicable withholdings) equal to the Consideration Cash Value underlying such Employee DSU or Director DSU, as applicable, as of immediately prior to the Effective Time.

Each Employee Performance DSU and Employee PCSU, whether vested or unvested, will be, without any act or formality on the part of the holder thereof, cancelled and converted into the right to receive an amount in cash (net of applicable withholdings) equal to the Consideration Cash Value underlying such Employee Performance DSU or Employee PCSU, as applicable, as of immediately prior to the Effective Time, provided that each Employee Performance DSU and Employee PCSU in respect of which the performance goals have not been satisfied will be cancelled for no consideration.

Notwithstanding the foregoing, any payment or settlement in respect of a DSU that immediately prior to the exchange described above constituted deferred compensation subject to Section 409A of the U.S. Internal Revenue Code shall be made on the earliest practicable payment or settlement date for such DSU that does not give rise to a violation of, or the imposition of taxes or penalties under, Section 409A of the U.S. Internal Revenue Code.

Stock Exchange Listing and Reporting Issuer Status

If the Arrangement is completed, the Tembec Shares will be de-listed from the TSX. The Rayonier AM Shares currently trade on the NYSE under the symbol “RYAM”. Rayonier AM will apply to list the Rayonier AM Shares issuable under the Arrangement on the NYSE and it is a condition of closing that Rayonier AM will have been authorized for this listing (subject to customary conditions). See “Regulatory Matters – Stock Exchange Approvals”.

Interests of Certain Persons in the Arrangement

In considering the recommendation of the Board with respect to the Arrangement, Tembec Shareholders should be aware that certain members of the Board and of Tembec’s management have interests in connection with the transactions contemplated by the Arrangement as described in this Circular that may create actual or potential conflicts of interest in connection with such transactions. The Board is aware of these interests and considered them along with the other matters described above in “The Arrangement – Recommendation of the Board”.

Ownership of DSUs

Certain of the directors and officers of Tembec hold DSUs which will be affected by the Arrangement as described under the heading “Treatment of DSUs” above.

Termination and Change of Control Benefits

Certain executive officers of Tembec have employment agreements or change of control arrangements with Tembec that may result in payments being made to such individuals as a result of certain events. Pursuant to these agreements, in the event that, within a period of 12 months following a change of control of Tembec, such executive officer’s employment is terminated without serious reason or the executive officer resigns due to a substantial modification of monetary conditions (in each case, as defined in the applicable agreement or arrangement), Tembec will provide and pay to the executive benefits for periods varying between 12 to 24 months, two times the executive’s annual base salary and two times the monetary compensation related to Tembec’s various incentive plans. The Arrangement will constitute a change of control of Tembec for the purposes of these agreements.

Insurance and Indemnification of Directors and Officers

Rayonier AM has agreed that it will honour all rights to indemnification or exculpation now existing in favour of all current and former officers and directors of Tembec and its Subsidiaries, and acknowledges that such rights, as disclosed, will survive the completion of the Arrangement and will continue in full force and effect for a period of not less than six years from the Effective Date.

The Arrangement Agreement provides that Tembec will be permitted to obtain and fully pay for a “tail” insurance policy in respect of the current directors and officers with an extended reporting period of at least six years from and after the Effective Time with respect to directors and officers liability insurance with benefits and level of coverage at least as favorable as Tembec’s existing policy with respect to matters existing or occurring at or prior to the Effective Date (including in connection with this Arrangement or the transactions or actions contemplated hereby, provided that, among other things, the annual premium amount for any such extension shall not exceed 300% of the amount paid by Tembec in its current fiscal year.

In the Arrangement Agreement, Rayonier AM has agreed that the rights of each current and former director and officer of Tembec and its Subsidiaries (each, an “Indemnified Person”) under the Arrangement Agreement will be in addition to any rights such Indemnified Persons may have under the constating documents of Tembec or any of its Subsidiaries, or under any applicable Law. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the constating documents of Tembec will survive the Effective Time for a period of not less than six years and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

Depositary

Tembec has retained the services of the Depositary for the receipt of the Letter of Transmittal and Election Forms and the certificates representing Tembec Shares and for the delivery and payment of the Consideration payable for the Tembec Shares under the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under Securities Laws and expenses in connection therewith.

INFORMATION RELATING TO TEMBEC

Tembec was formed under the laws of Canada on January 16, 2008, as Tembec Arrangement Inc. to carry on business as of February 29, 2008 under the name of Tembec Inc. On February 29, 2008, the former Tembec (“Former Tembec”), completed a recapitalization transaction (the “Recapitalization”). As part of the Recapitalization, Former Tembec became Tembec Holdings Inc. and Tembec Arrangement Inc. changed its name to Tembec Inc. Former Tembec was dissolved effective December 8, 2010. Tembec’s head and registered office is located at 100-4 Place Ville-Marie, Montréal, Québec, H3B 2E7.

Tembec is an integrated forest products company with operations principally located in Canada and France. Its business segments are specialty cellulose pulp, forest products, paper pulp and paper. Tembec operates 12 manufacturing locations in North America and France and directly manages approximately 10 million hectares (approximately 25 million acres) of Canadian forestlands in keeping with responsible forest management practices, thereby ensuring its long-term fiber supply.

Additional information regarding Tembec is included in the documents incorporated by reference into this Circular.

Information Respecting Directors and Officers

The names of the directors and officers of Tembec, the positions held by them with Tembec and the designation, percentage of class and number of outstanding securities of Tembec beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and, where known after reasonable enquiry, by their respective associates, are as follows:

		Securities of Tembec Beneficially Owned, Directly or Indirectly or over which Control or Direction is Exercised
Name	Position with Tembec	Tembec Shares	% Tembec Shares Outstanding	DSUs	% DSUs Outstanding
James N. Chapman	Director	—	—	480,526	7.65%
James V. Continenza	Director (Chair)	—	—	1,168,800	18.61%

Pierre Gignac	Director	—	—	66,102	1.05%
Jacques Leduc	Director	—	—	296,594	4.72%
James M. Lopez	Director, President and Chief Executive Officer	344,508	0.345%	914,146	14.55%
Francis M. Scricco	Director	100,000	0.10%	364,946	5.81%
David J. Steuart	Director	—		364,946	5.81%
Lorie Waisberg	Director	4,000	0.004%	364,946	5.81%
Réginald Bastien	Corporate Controller	16,606	0.017%	47,156	0.75%
Chris Black	Executive Vice President, Forest Products, Pulp and Paper	62,253	0.062%	283,412	4.51%
Linda Coates	Vice President, Human Resources and Corporate Affairs	17,118	0.017%	237,691	3.78%
Paolo Dottori	Vice President, Energy, Environment and Technology	27,736	0.028%	213,238	3.40%
Michel J. Dumas	Executive Vice President, Finance and Chief Financial Officer	111,870	0.112%	395,969	6.30%
Patrick LeBel	Vice President, General Counsel and Corporate Secretary	20,243	0.02%	240,593	3.83%
Marcus Moeltner	Vice President, Business Development	19,054	0.019%	222,073	3.54%
Lynn Poirier	Treasurer	777	0.001%	28,735	0.46%
Christian Ribeyrolle	Executive Vice President, Specialty Cellulose and President, Tembec France SAS	30,238	0.030%	260,419	4.15%

Trading Price and Volume of Tembec Shares

The Tembec Shares are listed for trading on the TSX under the trading symbol “TMB”. The following table sets forth the market price range, in Canadian dollars, and trading volumes of the Tembec Shares on the TSX.

	TSX
	Price Range ($)(1)		Volume
	High	Low
June 2016	1.36	1.07	622,913
July 2016	1.06	0.95	780,952
August 2016	1.06	0.97	603,167
September 2016	1.01	0.90	437,123
October 2016	1.30	0.91	644,525

	TSX
	Price Range ($)(1)		Volume
	High	Low
November 2016	1.75	1.08	1,841,233
December 2016	2.40	1.66	2,437,003
January 2017	3.00	2.01	2,466,267
February 2017	3.02	2.86	1,986,918
March 2017	3.00	2.73	1,729,110
April 2017	3.00	2.83	2,716,342
May 2017	4.47	2.90	18,260,758
June 2017 (2)	4.38	4.25	5,658,123

Note:

(1)	Based on closing prices on the TSX.
(2)	For the period between June 1 and June 13.

Prior Sales

The following table summarizes the issuances of Tembec Shares and DSUs granted by Tembec within the 12 months prior to the date of this Circular.

Date of sale	Price per Tembec Share	Number and Type of Securities	Reasons for issuance
November 16, 2016	$1.54	957,746 DSUs	Employee DSU Plan
November 17, 2016	$1.16	1,306,032 DSUs	Director DSU Plan
February 24, 2017	$2.95	66,102 DSUs	Director DSU Plan

Available Information

Tembec files reports and other information with applicable securities regulatory authorities in each of the provinces and territories of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

Risk Factors

The business and operations of Tembec are subject to risks. In addition to considering the other information in this Circular, Tembec Shareholders should consider carefully the factors set forth in the annual information form of Tembec dated December 16, 2016 for the fiscal year ended September 24, 2016 which is incorporated by reference into this Circular.

Selected Historical Consolidated Financial Data of Tembec

The following summary income statement data of Tembec for each of the years during the two-year period ended September 24, 2016 and the summary consolidated balance sheet data as at September 24, 2016 and September 26, 2015 have been derived from Tembec’s audited consolidated financial statements for the year ended September 24, 2016, which are available at www.sedar.com and incorporated by reference into this Circular. The summary statement of data for each of the years ended September 24, 2016, September 26, 2015 and September 27, 2014 and the summary balance sheet data as of September 27, 2014, September 28, 2013 and September 29, 2012 have been derived from Tembec’s audited consolidated financial statements as of and for such years, which are available on SEDAR at www.sedar.com but are not incorporated by reference into this Circular. The summary consolidated statements of operations data, consolidated statement of cash flows and other data as at and for the quarter and six month periods ended March 25, 2017 and March 26, 2016 and the summary consolidated balance sheet data as of March 25, 2017 have been derived from Tembec’s unaudited consolidated financial statements for the quarter and six months ended March 25, 2017, which are available on SEDAR at www.sedar.com and incorporated by reference into this Circular. The summary balance sheet data as of December 24, 2016 has been derived from Tembec’s unaudited consolidated financial statements for the quarter and three month period ended December 24, 2016, which are available on SEDAR at www.sedar.com but are not incorporated by reference into this Circular.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Tembec or the Combined Company following completion of the Arrangement, and you should read the following information together with Tembec’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended September 24, 2016, and for the quarter and six months ended March 25, 2017, which are available on SEDAR at www.sedar.com.

	Six-month ended		Year ended
(in millions of Canadian dollars, unless otherwise noted)	March 25, 2017(1)	March 26, 2016(1)	September 24, 2016(1)	September 26, 2015(1)	September 27, 2014(1)	September 28, 2013(1)	September 29, 2012(1)

Summary Income Statement Data
Net sales	$757	$734	$1,499	$1,418	$1,491	$1,534	$1,666
Net earnings (loss)	$15	$(1)	$20	$(150)	$9	$(34)	$(82)
Basic and diluted net earnings (loss) in dollars per share	$0.15	$(0.01)	$0.20	$(1.50)	$0.09	$(0.34)	$(0.82)
Average number of common shares outstanding (in millions)	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—

Summary Balance Sheet Information
Total assets	$1,198	$1,208	$1,160	$1,176	$1,155	$1,021	$1,059
Long-term debt, excluding current portion	$688	$685	$679	$613	$455	$369	$323
Shareholder’s equity	$121	$45	$59	$71	$219	$220	$102

(1)	Information presented in accordance with IFRS

Tembec Documents Incorporated by Reference

Information in respect of Tembec has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in the provinces and territories of Canada. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of Tembec Inc. at 100-4 Place Ville-Marie, Montréal, Québec, H3B 2E7 or through the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com.

The following documents filed with the securities commissions or similar authorities in each of the provinces and territories of Canada are specifically incorporated by reference in, and form an integral part of, this Circular:

1.	the annual information form of Tembec dated December 16, 2016;

2.	the consolidated annual financial statements of Tembec as at and for the year ended September 24, 2016, together with the notes thereto and the auditors’ report thereon;

3.	management’s discussion and analysis of financial condition and results of operations for the year ended September 24, 2016;

4.	the unaudited interim consolidated financial statements for the quarter and six months ended March 25, 2017, together with the notes thereto;

5.	management’s discussion and analysis of financial condition and results of operations for the quarter and six months ended March 25, 2017;

6.	Tembec’s management information circular dated December 16, 2016 with respect to the annual and special meeting of Tembec Shareholders held on January 26, 2017; and

7.	the material change report of Tembec dated June 1, 2017 in respect of the announcement of the Arrangement.

Any statement contained in a document incorporated by reference herein that bears a date earlier than the date of this Circular shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein, modifies or supersedes such statement. Similarly, any statement contained in a document incorporated by reference herein that bears a date later than the date of this Circular shall be deemed to modify or supersede, for the purposes of this Circular, any statement contained or incorporated by reference herein to the extent that a statement contained therein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this Circular.

INFORMATION RELATING TO RAYONIER AM

Overview

Rayonier AM, with approximately 456,000 metric tons of cellulose specialties sales in 2016, is a global leader in the production of cellulose specialties. Cellulose specialties are natural polymers, used as raw materials to manufacture a broad range of consumer-oriented products such as cigarette filters, liquid crystal displays, impact-resistant plastics, thickeners for food products, pharmaceuticals, cosmetics, high-tenacity rayon yarn for tires and industrial hoses, food casings, paints and lacquers. Rayonier AM manufactures products tailored to the precise and demanding chemical and physical specifications required by its customers, achieving industry leading purity and product functionality. Rayonier AM’s ability to consistently manufacture technically superior products is the result of its proprietary production processes, intellectual property, technical expertise and knowledge of cellulosic chemistry.

Additionally, Rayonier AM produces commodity products for viscose and absorbent materials applications. Commodity viscose is a raw material required for the manufacture of viscose staple fibers which are used in woven applications such as textiles for clothing and other fabrics, and in non-woven applications such as baby wipes, cosmetic and personal wipes, industrial wipes and mattress ticking. Absorbent materials, typically referred to as fluff fibers, are used as an absorbent medium in products such as disposable baby diapers, feminine hygiene products, incontinence pads, convalescent bed pads, industrial towels and wipes and non-woven fabrics. Cellulose specialties typically contain over 95% cellulose, while commodity products typically contain less than 95% cellulose.

Rayonier AM’s principal executive offices are located at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207.

Prior to June 27, 2014, Rayonier AM consisted of Rayonier Inc.’s wholly-owned performance fibers segment. On that date, holders of Rayonier Inc. common shares received one share of Rayonier AM’s common stock for every three Rayonier Inc. common shares held on the record date. This resulted in the separation of Rayonier AM from Rayonier Inc. (the “Separation”). The Separation was structured to be tax free to Rayonier Inc. shareholders for U.S. federal income tax purposes and, following the Separation, Rayonier AM began operating as an independent, publicly traded company.

For further information regarding Rayonier AM and its business activities, see Rayonier AM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this Circular.

Description of Capital Stock

Rayonier AM’s authorized capital stock consists of 140,000,000 Rayonier AM Shares and 10,000,000 shares of preferred stock. Rayonier AM expects to issue approximately 8.4 million Rayonier AM Shares to Tembec Shareholders under the Arrangement. As of June 13, 2017 there were approximately 43.3 million Rayonier AM Shares outstanding and approximately 1.7 million shares of Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share (“Series A Preferred Stock”) outstanding.

Rayonier AM Shares

Each holder of Rayonier AM Shares is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. The holders of Rayonier AM Shares do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or any other Rayonier AM securities. In the event of a liquidation, dissolution or winding up of Rayonier AM, whether voluntary or involuntary, the holders of Rayonier AM Shares are entitled to share ratably in all remaining assets available for distribution to common stockholders after payment of, or provision for, its liabilities and any prior distribution rights of shares of Rayonier AM preferred stock, if any, then outstanding.

Preferred Stock

Under the terms of Rayonier AM’s certificate of incorporation, Rayonier AM’s board of directors is authorized, subject to limitations prescribed by the DGCL and by the certificate of incorporation, to issue up to 10,000,000 shares of Rayonier AM Preferred Stock in one or more series without further action by the holders of common stock. Rayonier AM’s board of directors has the discretion, subject to limitations prescribed by the DGCL and by the certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of Rayonier AM’s Preferred Stock. Because Rayonier AM’s board of directors has the power to establish the preferences and rights of each series of Rayonier AM Preferred Stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of Rayonier AM Preferred Stock upon the rights of holders of common stock until the board of directors determines the specific rights of the holders of Rayonier AM Preferred Stock. However, the effects might include:

•	restricting dividends on Rayonier AM’s common stock;

•	diluting the voting power of Rayonier AM’s common stock;

•	impairing the liquidation rights of Rayonier AM’s common stock; and

•	delaying or preventing a change in control of Rayonier AM without further action by Rayonier AM Shareholders.

On August 10, 2016, Rayonier AM issued 1,725,000 shares of Series A Preferred Stock. Holders of Shares of Series A Preferred Stock are entitled to dividends as described below. Each share of Series A Preferred Stock will automatically convert into Rayonier AM Shares at a specified conversion rate on August 15, 2019, if not earlier converted at the option of the holder. Upon a fundamental change (including certain consolidation or mergers involving Rayonier AM), holders of the Series A Preferred Stock may have the right to convert their shares at a fundamental change conversion rate and be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on their Series A Preferred Stock, plus accumulated and unpaid dividends, if any.3

Dividends on Rayonier AM Capital Stock

On February 24, 2017, Rayonier AM’s board of directors declared a first quarter cash dividend of US$0.07 per share of common stock. The first quarter common stock dividend was payable on March 31, 2017, to stockholders of record on March 17, 2017. On May 23, 2017, Rayonier AM’s board of directors declared a second quarter cash dividend of US$0.07 per share of common stock. The second quarter common stock dividend is payable on June 30, 2017, to stockholders of record on June 16, 2017.

On January 17, 2017 Rayonier AM’s board of directors declared a cash dividend of US$2.00 per share of Series A Preferred Stock. The dividend was paid on February 15, 2017 to holders of record of Series A Preferred Stock as of February 1, 2017. On March 24, 2017 Rayonier AM’s board of directors declared a cash dividend of US$2.00 per share of Series A Preferred Stock. The dividend was payable on May 15, 2017 to holders of record of Series A Preferred Stock as of May 1, 2017.

The declaration and payment of future dividends on Rayonier AM’s common stock will be at the discretion of Rayonier AM’s board of directors and will be dependent upon Rayonier AM’s financial condition, results of operations, capital requirements, and other factors the Rayonier AM board of directors deems relevant. Certain of Rayonier AM’s debt facilities may also restrict the declaration and payment of dividends, depending upon Rayonier AM’s then current compliance with certain covenants. In addition, the terms of Series A Preferred Stock provide that, unless full cumulative dividends have been paid or set aside for payment on all outstanding Series A Preferred Stock for all prior dividend periods, no dividends may be declared or paid on Rayonier AM common stock. Dividends on Series A Preferred Stock are payable on a cumulative basis if and when they are declared by Rayonier AM’s board of directors. If declared, dividends will be paid at an annual rate of 8.00% of the liquidation preference of $100 per share. Dividend payment dates are February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2016 and ending on August 15, 2019. Dividends may be paid in cash or, subject to certain limitations, in shares of common stock or any combination of cash and shares of common stock.

Trading Price of Rayonier AM Shares

The Rayonier AM Shares are listed on the NYSE under the trading symbol “RYAM”. The following table sets forth the market price range, in U.S. dollars, and aggregate trading volumes of the Rayonier AM Shares.

	Price Range (US$)(1)
	High	Low	Volume(2)
June 2016	13.73	11.98	10,977,787
July 2016	15.25	12.96	8,372,014
August 2016	15.83	11.91	30,308,671
September 2016	13.37	10.72	15,812,269
October 2016	13.77	12.63	15,779,642
November 2016	14.51	11.93	11,659,625
December 2016	16.07	13.77	8,794,418
January 2017	17.13	13.57	9,546,550
February 2017	13.81	12.31	10,557,871
March 2017	13.55	12.45	8,441,810
April 2017	13.34	12.45	7,546,272
May 2017	17.39	12.18	15,705,849
June 2017 (3)	17.07	16.47	7,236,669

Note:

(1)	Based on the NYSE closing prices.
(2)	Based on aggregate trading volume.
(3)	For the period between June 1 and June 13.

Anti-Takeover Effects of Various Provisions of the DGCL and Rayonier AM’s Certificate of Incorporation and Bylaws

The DGCL and Rayonier AM’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could make more difficult the acquisition of control of Rayonier AM by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that Rayonier AM board of directors may consider inadequate and to encourage Persons seeking to acquire control of Rayonier AM to first negotiate with Rayonier AM’s board of directors.

Undesignated Preferred Stock

The authority that Rayonier AM’s board of directors possesses to issue its preferred stock could potentially be used to discourage attempts by third parties to obtain control of Rayonier AM through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Rayonier AM’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of its common stock.

Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Rayonier AM’s certificate of incorporation does not provide for cumulative voting.

Size of Board of Directors and Vacancies

Rayonier AM’s bylaws provide that the number of directors on Rayonier AM’s board of directors is fixed exclusively by Rayonier AM’s board of directors. Any vacancies created in Rayonier AM’s board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of Rayonier AM’s board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Rayonier AM’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed and until his or her successor has been elected and qualified.

Classified Board of Directors; Removal of Directors

Rayonier AM has a classified board of directors. Rayonier AM’s certificate of incorporation and bylaws provide that Rayonier AM’s board of directors is divided into three classes each comprised of three directors. The three directors designated as Class I directors have terms expiring at the 2018 annual meeting of stockholders, the three directors designated as Class II directors have terms expiring at the 2019 annual meeting of stockholders, and the three directors designated as Class III directors have terms expiring at the 2020 annual meeting of stockholders. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by Rayonier AM’s board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Rayonier AM’s board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Rayonier AM.

Rayonier AM’s bylaws provide that its stockholders may only remove Rayonier AM’s directors for cause by the affirmative vote of at least 80% of its voting stock then outstanding.

Advance Notice Requirements for Stockholder Business and Director Nominations

Rayonier AM’s bylaws establish advance notice procedures with respect to stockholder nomination of candidates for election as directors or any other business to be properly brought before annual meetings of stockholders, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Special Stockholders Meetings

Rayonier AM’s certificate of incorporation provides that only the chairman of Rayonier AM’s board of directors or the board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of Rayonier AM’s stockholders. Rayonier AM’s stockholders may not call special stockholders meetings.

Stockholders Action by Written Consent

Rayonier AM’s certificate of incorporation expressly eliminates the right of Rayonier AM’s stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of stockholders.

Amendment to Certificate of Incorporation and Bylaws

Rayonier AM’s certificate of incorporation provides that the affirmative vote of the holders of at least 80% of Rayonier AM’s voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of its directors, the ability of the board to issue preferred stock, the filling of board vacancies, the calling of special meetings of stockholders, stockholder action by written consent and director and officer indemnification. Rayonier AM’s bylaws provide that they may be amended by the board of directors or by the affirmative vote of holders of a majority of the voting stock then outstanding, except that the affirmative vote of holders of at least 80% of the voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of Rayonier AM’s directors, the filling of board vacancies, the calling of special meetings of stockholders, stockholder action by written consent and director and officer indemnification.

Anti-Takeover Effects of Delaware Law

Rayonier AM is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the Person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a Person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by its board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Rayonier AM’s stockholders.

Risk Factors

The business and operations of Rayonier AM are subject to risks. In addition to considering the other information in this Circular, Tembec Shareholders should consider carefully the risk factors and other disclosures set forth in documents filed by Rayonier AM with the SEC, which are available at www.sec.gov. As set forth below, certain of these filings are incorporated by reference herein.

Selected Historical Consolidated Financial Data of Rayonier AM

The following summary income statement data of Rayonier AM for each of the years during the three-year period ended December 31, 2016 and the summary balance sheet data of Rayonier AM as of December 31, 2016 and December 31, 2015 have been derived from Rayonier AM’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this Circular. The summary income statement data for each of the years ended December 31, 2013 and December 31, 2012 and the summary balance sheet data as of December 31, 2014 and December 31, 2013 have been derived from Rayonier AM’s audited consolidated financial statements as of and for such years contained in Rayonier AM’s other reports filed with the SEC, which are not incorporated by reference into this Circular. The summary balance sheet data as of December 31, 2012 has been derived from Rayonier AM’s accounting records. The summary income statement data for each of the three-month periods ended March 25, 2017 and March 26, 2016 and the summary balance sheet data as of March 25, 2017 have been derived from Rayonier AM’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 25, 2017, which is incorporated by reference into this Circular. The summary balance sheet data as of March 26, 2016 has been derived from Rayonier AM’s unaudited consolidated financial statements as of and for such period contained in Rayonier AM’s other reports filed with the SEC, which are not incorporated by reference into this Circular.

The information set forth below is unaudited and is only a summary and is not necessarily indicative of the results of future operations of Rayonier AM or the Combined Company following completion of the Arrangement, and you should read the following information together with Rayonier AM’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Rayonier AM’s Annual Report on Form 10-K for the year ended December 31, 2016 and Rayonier AM’s Quarterly Report on Form 10-Q for the quarter ended March 25, 2017.

	Three Months Ended		Year Ended December 31,
(millions of U.S. dollars except per share amounts)	March 25, 2017	March 26, 2016	2016	2015	2014	2013(a)	2012(a)
Statement of Income Data:
Net Sales	$201	$218	$869	$941	$958	$1,047	$1,095
Gross margin	36	40	182	202	224	333	380
Operating income	26	32	138	120	63	289	342
Net income available to common stockholders	7	21	68	55	32	220	242
Diluted earnings per share of common stock (b)	0.15	0.49	1.55	1.30	0.75	5.21	5.74
Dividends declared per share of common stock	0.07	0.07	0.28	0.28	0.14	—	—
Balance Sheet Data:
Total assets	$1,429	$1,234	$1,422	$1,279	$1,293	$1,120	$921
Property, plant and equipment, net	787	795	801	804	843	846	681
Total debt	781	805	783	858	934	—	—
Stockholders’ equity (deficit)	215	3	212	(17)	(62)	968	725

(a)	Prior to 2014, the selected financial data consists of Rayonier Inc.’s performance fibers business for the years presented. For 2014, the balance sheet represents the financial position of Rayonier AM as of December 31, 2014 and the statement of income is presented as if the performance fibers business had been combined with Rayonier AM for the year ended December 31, 2014.
(b)	In conjunction with the Separation, 42,176,565 Rayonier AM Shares were distributed to Rayonier Inc. shareholders on June 27, 2014. For the year ended December 31, 2016, diluted earnings per share include the impact of dividends on the Series A Preferred Stock.

Rayonier AM Documents Incorporated by Reference

Information regarding Rayonier AM has been incorporated by reference in this Circular from documents filed by Rayonier AM with the SEC. The documents listed below, which contain important information about Rayonier AM, its business and its financial condition, and which were previously filed by Rayonier AM with the SEC, are specifically incorporated by reference into, and form an integral part of, this Circular:

•	Rayonier AM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Rayonier AM’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2017;

•	Rayonier AM’s Current Reports on Form 8-K (excluding any information “furnished” pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) filed on June 6, 2017, May 26, 2017, May 25, 2017, May 1, 2017 and January 30, 2017; and

•	the portions of Rayonier AM’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2017, that are incorporated by reference into Part III of Rayonier AM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

This Circular incorporates by reference the documents listed above and any future filings Rayonier AM makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act (excluding any information “furnished” pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date on which this Circular is filed with the securities commissions and until the Meeting has been held. Any statement contained in a document incorporated by reference herein that bears a date earlier than the date of this Circular shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein, modifies or supersedes such statement. Similarly, any statement contained in a document incorporated by reference herein that bears a date later than the date of this Circular shall be deemed to modify or supersede, for the purposes of this Circular, any statement contained or incorporated by reference herein to the extent that a statement contained therein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this Circular.

Rayonier AM will provide a copy of the documents incorporated herein by reference, at no cost, to any Person who receives this Circular. To request a copy of any or all of these documents, you should write or telephone Rayonier AM at: 1301 Riverplace Blvd. Suite 2300 Jacksonville, FL 32207, (904) 357-4600. Copies of documents incorporated herein by reference may also be obtained from the SEC website at www.sec.gov.

INFORMATION RELATING TO THE COMBINED COMPANY

General

On completion of the Arrangement, Rayonier AM will continue to be a corporation governed by the laws of the State of Delaware and Tembec will continue to be a corporation governed by the CBCA. After the Effective Date, Rayonier AM will directly or indirectly own all of the outstanding Tembec Shares. Tembec’s operations will be managed and operated as a Subsidiary of Rayonier AM.

Selected Unaudited Pro forma Financial Information

The following selected unaudited pro forma combined balance sheet data gives effect to the Arrangement as if it had been completed on March 25, 2017 while the unaudited pro forma combined income statement data for the three months ended March 25, 2017 and the year ended December 31, 2016 gives effect to the Arrangement as if it had been completed on January 1, 2016.

The following selected unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what Rayonier AM’s consolidated financial position or results of operations actually would have been had the Arrangement been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or results of operations of Rayonier AM’s future financial position may vary significantly from the pro forma balance sheet data presented because of various factors, including differences between historical market prices for Rayonier AM Shares and historical exchange rates between Canadian dollars and U.S. dollars relative to market prices for Rayonier AM Shares and the exchange rate between Canadian dollars and U.S. dollars as of the completion of the Arrangement, as well as differences between preliminary estimates and assumptions relative to the final determination of the fair values of assets to be acquired and liabilities to be assumed. See “Accounting Treatment”. Future results of operations may vary significantly from the pro forma statement of operations data presented because of various factors, including those discussed in “Risk Factors”, “Information Relating to Tembec – Risk Factors” and “Information Relating to Rayonier AM – Risk Factors”. The following selected unaudited pro forma combined financial information should be read in conjunction with the unaudited pro forma combined financial statements of Rayonier AM which are attached to this Circular as Appendix B.

Selected Pro Forma Condensed Combined Statement of Earnings Data (US$ in millions, unless otherwise noted)
	For the three months ended March 25, 2017	For the year ended December 31, 2016

Net Sales	$502	$2,044
Operating income	$58	$221
Interest expense, net	$(17)	$(63)
Net Income available to Common Stockholders	$27	$119
Earnings per share
Basic earnings in dollar per share	$0.53	$2.34

Diluted earnings in dollar per share	$0.47	$2.23

Selected Pro Forma Condensed Combined Balance Sheet Data (US$ in millions, unless otherwise noted)
March 25, 2017
Cash and cash equivalents	$21
Long-term debt, excluding current portion	$1,200
Stockholders’ equity	$249
Total liabilities and stockholders’ equity	$2,180
Common shares outstanding (millions)	51.7

Unaudited Comparative Per Share Information

The following table summarizes unaudited per share data for (i) Rayonier AM and Tembec on a historical basis (adjusted for US$ and U.S. GAAP) for the three months ended March 25, 2017 and the year ended December 31, 2016, (ii) Rayonier AM on a pro forma combined basis giving effect to the Arrangement and (iii) Tembec on a pro forma equivalent basis based on the exchange ratio of 0.2302 of a Rayonier AM Share for each Tembec Share. It has been assumed for purposes of the pro forma combined financial information provided below that the Arrangement was completed on January 1, 2016 for earnings per share purposes and on March 25, 2017 for book value per share purposes. The historical earnings per share information should be read in conjunction with Rayonier AM’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Rayonier AM’s Annual Report on Form 10-K for the year ended December 31, 2016, and Rayonier AM’s Quarterly Report on Form 10-Q for the quarter ended March 25, 2017, which are incorporated by reference into this Circular.

The unaudited pro forma combined earnings per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements of Rayonier AM which are attached to this Circular as Appendix B. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Arrangement had been completed as of the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position of the Combined Company.

Rayonier AM - Historical and Pro Forma Combined Data	For the three months ended March 25, 2017		For the year ended December 31, 2016
US$	Historical	Pro Forma Combined	Historical	Pro Forma Combined

Earnings per share
Basic earnings in dollar per share	$0.15	$0.53	$1.61	$2.34

Diluted earnings in dollar per share	$0.15	$0.47	$1.55	$2.23

Book Value per share	$4.99	$5.01	$4.89	N/A

Cash dividends per common share	$0.07	N/A	$0.28	N/A

Share Prices

The following table sets forth the 5-day volume weighted average price per Rayonier AM Share and closing price per Tembec Share, on an actual and equivalent per share basis, on the following dates:

•	May 24, 2017, the last full trading day before the public announcement of the Arrangement, and

•	June 13, 2017, the last trading day for which this information could be calculated as of the date of this Circular.

	Tembec Shares	Rayonier AM Shares (5-Day VWAP)		FX Rate	Rayonier AM Equivalent Per Share (1)
May 24, 2017	$2.95	US$	13.07	0.7429	$4.05
June 13, 2017	$4.27	US$	16.73	0.7554	$4.43

Note:

(1)	The equivalent per share data for Rayonier AM Shares has been determined by the sum of (i) $2.56 in cash representing 63.3% cash consideration and (ii) multiplying the market price of one Rayonier AM Share by the exchange ratio of 0.08448 representing 36.7% stock consideration.

Because the exchange ratio will not be adjusted for changes in the market price of either Rayonier AM Shares or Tembec Shares, the market value of the Rayonier AM Shares that holders of Tembec Shares will have the right to receive on the date the Arrangement is completed may vary significantly from the market value of the Rayonier AM Shares that holders of Tembec Shares would receive if the Arrangement was completed on the date of this Circular. As a result, you should obtain recent market prices of Tembec Shares and Rayonier AM Shares prior to voting your Tembec Shares. See “Risk Factors”.

THE ARRANGEMENT AGREEMENT

The Arrangement will be carried out pursuant to the Arrangement Agreement and the Plan of Arrangement. The following is a summary of the principal terms of the Arrangement Agreement and Plan of Arrangement. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which has been filed by Tembec on SEDAR at www.sedar.com, and to the Plan of Arrangement, which is appended hereto as Appendix D.

On May 24, 2017, Tembec and Rayonier AM entered into the Arrangement Agreement, pursuant to which Tembec and Rayonier AM agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, Rayonier AM will acquire all of the issued and outstanding Tembec Shares. Upon completion of the Arrangement, each Tembec Shareholder (other than Dissenting Shareholders) will receive, in exchange for each Tembec Share, one of the following: (i) $4.05 in cash, without interest; or (ii) 0.2302 of a Rayonier AM Share, subject to proration as set out in the Plan of Arrangement. The terms of the Arrangement Agreement are the result of arm’s length negotiation between Tembec and Rayonier AM and their respective advisors.

Representations and Warranties

The Arrangement Agreement contains representations and warranties made by Tembec to Rayonier AM and representations and warranties made by Rayonier AM to Tembec. Those representations and warranties were made as of specific dates solely for the purposes of the Arrangement Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of the representations and warranties contained in the Arrangement Agreement are subject to a contractual standard of materiality (including a Material Adverse Effect) that may be different from that considered material to Tembec Shareholders, or those that may have been used for the purpose of allocating risk between the parties to the Arrangement Agreement rather than for the purpose of establishing facts. Information concerning the subject matter of the representations and warranties may have changed since the date of the Arrangement Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.

The representations and warranties provided by Tembec in favour of Rayonier AM relate to, among other things: (a) the due incorporation, existence, and power and authority of Tembec to own its assets and conduct its business; (b) Tembec’s ownership of its Subsidiaries; (c) the capitalization of Tembec; (d) the corporate power, authority and capacity of Tembec to enter into the Arrangement Agreement and perform its obligations thereunder; (e) the execution and delivery of the Arrangement Agreement, and the performance by it of its obligations thereunder not resulting in a violation, conflict or default under (i) any Law or Order (ii) any provision of the articles or constating documents of Tembec or any of its Subsidiaries, or (iii) any Contract to which Tembec or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit or consent of any Governmental Entity relating in any way to, the properties, assets or business of Tembec or any of its Subsidiaries; (f) reporting issuer status and compliance with requirements of the TSX, Tembec’s timely and accurate filing of public documents, the absence of outstanding or unresolved comments with respect to Tembec’s public filings and no ongoing review or investigation by the securities commissions or the TSX; (g) Tembec’s compliance with all filing requirements for public documents, Tembec’s financial statements, internal controls and financial reporting, and the absence of undisclosed liabilities; (h) tax related matters; (i) the absence of certain changes or events; (j) the absence of any claims or proceedings against Tembec or any of its Subsidiaries; (k) the sufficiency and compliance with required Permits; (l) Tembec being in compliance with any applicable Laws; (m) environmental matters; (n) first nations matters; (o) employee benefit plans; (p) labor and employment matters; (q) rights to intellectual property; (r) the performance under material contracts; (s) real property and personal property matters; (t) Tembec’s Tenures; (u) Tembec’s compliance with corrupt practices legislation; (v) Tembec’s insurance policies; (w) the approval of the Arrangement Agreement and the Arrangement by the Board; (x) delivery of the opinions of financial advisors; (y) the absence of any non-arm’s length transactions; (z) no brokers or finders; and (z.1) the Investment Canada Act.

The representations and warranties provided by Rayonier AM in favour of Tembec relate to, among other things: (a) the due incorporation, existence and power and authority of Rayonier AM to own its assets and conduct its business; (b) the capitalization of Rayonier AM; (c) the corporate power and authority of Rayonier AM to enter into the Arrangement Agreement and perform its obligations thereunder; (d) the execution and delivery of the Arrangement Agreement, and the performance by it of its obligations thereunder not resulting in a violation, conflict or default under (i) any Law or Order, (ii) any provision of the certificate of the constating documents of Rayonier AM or any of its Subsidiaries, or (iii) any Contract to which Rayonier AM or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit, approval or consent of any Governmental Entity or relating in any way to the properties, assets or business of, Rayonier AM or any of its Subsidiaries; (e) Rayonier AM’s timely and accurate filing of public documentation, Rayonier AM’s financial statements, internal controls and financial reporting, the absence of undisclosed liabilities and Rayonier AM’s compliance with the Sarbanes-Oxley Act; (f) Rayonier AM’s security ownership of Tembec Shares; (g) the absence of certain material changes or events; (h) litigation matters; (i) Rayonier AM’s compliance with all Laws; (j) environmental matters; (k) Rayonier AM’s compliance with corrupt practices legislation; (l) the approval of the Arrangement Agreement and the transactions contemplated thereby by Rayonier AM’s board of directors; (m) no brokers or finders; and (n) Rayonier AM’s financing arrangements.

Conditions Precedent to the Arrangement

Mutual Conditions

The obligations of the parties to complete the Arrangement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived in whole or in part with the mutual consent of the parties:

•	the Rayonier AM Shares to be issued pursuant to the Arrangement shall either be: (i) exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, and in compliance with all applicable state securities Laws; or (ii) registered pursuant to an effective registration statement under the U.S. Securities Act;

•	the Arrangement Resolution having been approved and adopted by the Tembec Shareholders at the Meeting in accordance with the Interim Order;

•	the Rayonier AM shares to be issued pursuant to the Arrangement having been authorized for listing on the NYSE, subject to official notice of issuance;

•	the Interim Order and the Final Order will each have been obtained on terms consistent with the Arrangement Agreement and will not have been set aside or modified in a manner unacceptable to Rayonier AM, acting reasonably, on appeal or otherwise;

•	no Law or Order (whether temporary, preliminary or permanent) having been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Arrangement Agreement, including the Arrangement; and

•	all waiting periods applicable to the transactions contemplated by the Arrangement Agreement in connection with the Key Regulatory Approvals shall have expired or terminated, and all approvals, clearances and rulings by, and filings with, Governmental Entities in respect of the Key Regulatory Approvals will have been obtained or made.

Additional Conditions in Favour of Rayonier AM

The obligations of Rayonier AM to complete the Arrangement are subject to the fulfillment of each of the following additional conditions at or prior to the Effective Time (each of which is for the exclusive benefit of Rayonier AM and may only be waived to the extent permitted by applicable Law, in whole or in part, by Rayonier AM in its sole discretion):

•

each of the representations and warranties of Tembec set forth in (i) Section 2.3 (Capitalization) of the Arrangement Agreement shall be correct and complete in all respects (other than de minimis inaccuracies) as of the Effective Date as though made on and as of the Effective Date, except to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; (ii) Section 2.1 (Organization and Qualification), Section 2.2 (Subsidiaries), Section 2.4 (Authorization), Section 2.22 (Board Approval), Section 2.23 (Opinions of Financial Advisors) and Section 2.25 (No Brokers or Finders) of the Arrangement Agreement shall be correct and complete in all material respects as of the date of the Arrangement Agreement and as of the Effective Date as though made on and as of the Effective Date, except to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (iii) each of the other representations and warranties of Tembec set forth in the Arrangement Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the date of the Arrangement Agreement and as of the Effective Date as though made on and as of the Effective Date, except (A) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, (B) where such failures of the representations and warranties to be correct and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Tembec;

•	Tembec shall have performed in all material respects all obligations and complied in all material respects with all covenants required by the Arrangement Agreement to be performed or complied with by it at or prior to the Effective Time;

•	no event, change, effect, condition, fact or circumstance shall have occurred after the date of the Arrangement Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Tembec;

•	Tembec shall have delivered to Rayonier AM a certification (without personal liability) of the Chief Executive Officer, the Chief Financial Officer or another executive officer of Tembec to the effect that each of the conditions specified above is satisfied in all respects;

•	the total number of Tembec Shares with respect to which Dissent Rights have been properly exercised and not withdrawn shall not exceed 8% of the outstanding Tembec Shares as of the Effective Date;

•	to the extent required by Law, Tembec shall have delivered to Rayonier AM either (i) the consent of the Ontario Ministry of Natural Resources and Forestry to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario Government, or (ii) written comfort acceptable to Rayonier AM, acting reasonably, from the Ontario Ministry of Natural Resources and Forestry of its intention to issue a consent to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario Government; provided that, if such consent shall not be given solely as a result of a change in Law after the date of the Arrangement Agreement, this condition shall be deemed satisfied; and

•	Tembec shall have delivered to Rayonier AM the consent of the Independent Electricity System Operator and the consent of the Ontario Minister of Northern Development and Mines in connection with the transactions contemplated in the Arrangement Agreement, provided that, if such consent shall not be given solely as a result of a change in Law after the date of the Arrangement Agreement, this condition shall be deemed satisfied.

Additional Conditions in Favour of Tembec

The obligations of Tembec to complete the Arrangement are subject to the fulfillment of each of the following additional conditions at or before the Effective Time (each of which is for the exclusive benefit of Tembec and may only be waived to the extent permitted by Law, in whole or in part, by Tembec in its sole discretion):

•	each of the representations and warranties of Rayonier AM set forth in (i) Section 3.2 (Capitalization) of the Arrangement Agreement shall be correct and complete in all respects (other than for de minimis inaccuracies) as of the date of this Arrangement Agreement and as of the Effective Date as though made on and as of the Effective Date, except to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, (ii) Section 3.1 (Organization and Qualification), Section 3.12 (Rayonier AM Board Approval) and Section 3.13 (No Brokers or Finders) of the Arrangement Agreement shall be correct and complete in all material respects as of the date of the Arrangement Agreement and as of the Effective Date, except to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (iii) each of the other representations and warranties of Rayonier AM set forth in the Arrangement Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the date of the Arrangement Agreement and as of the Effective Date as though made on and as of the Effective Date, except (A) to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (B) where such failures of the representations and warranties to be correct and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Rayonier AM;

•	Rayonier AM shall have performed in all material respects all obligations and complied in all material respects with all covenants required by the Arrangement Agreement to be performed or complied with by it at or prior to the Effective Date;

•	no event, change, effect, condition, fact or circumstance shall have occurred after the date of the Arrangement Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Rayonier AM; and

•	Rayonier AM shall have delivered to Tembec a certification (without personal liability) of the Chief Executive Officer, the Chief Financial Officer or another executive officer of Rayonier AM to the effect that each of the conditions above is satisfied in all respects.

Covenants

General

In the Arrangement Agreement, each of Tembec and Rayonier AM has agreed to certain customary covenants relating to, among other things: (a) the operation of their respective businesses, (b) access and information, (c), the preparation of a proxy circular, (d) tax matters, (e) the Meeting, (f) a pre-closing reorganization, (g) financing arrangements and the treatment of certain financing agreements, (h) indemnification and directors and officers insurance, (i) public announcements, (j) the notification of certain matters, (k) certain litigation, (l) confidentiality, (m) resignations of the members of the Board, and (n) employee matters.

Reasonable Best Efforts and Cooperation

Tembec and Rayonier AM have agreed to cooperate and use its reasonable efforts to take all actions proper to advisable to consummate the transactions contemplated in the Arrangement Agreement, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated hereby, including consent of the Ontario Ministry of Natural Resources and Forestry to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario Government.

Tembec and Rayonier AM have also agreed, in furtherance of the above, to make their respective filings pursuant to the HSR Act and any other appropriate filings or applications under all applicable Antitrust Laws in Canada, Germany and the People’s Republic of China with respect to the transactions contemplated pursuant to the Arrangement and begin substantive engagement with the appropriate Governmental Entities under all such Antitrust Laws, and, only if applicable, Rayonier AM shall file or cause to be filed an application for review with the applicable Minister under the Investment Canada Act.

Notwithstanding anything to the contrary in the Arrangement Agreement, neither Rayonier AM nor any of its Subsidiaries shall be required to (and Tembec shall not, unless requested to do so by Rayonier AM) divest, sell, grant a license in respect of, or dispose or hold separate, or agree to or to consent to any request to divest, sell, grant a license, dispose of, hold separate or restrict its ownership and operation of, all or any portion of the business or assets of Rayonier AM and its Subsidiaries, including, for this purpose, Tembec and its Subsidiaries; provided, however, that Rayonier AM shall be required to take the foregoing actions if the following conditions are satisfied: (1) any such divestitures, sales, grants of license, dispositions or holdings separate, or restrictions of ownership or operation are, individually and in the aggregate, de minimis in relation to the businesses, operations and assets of Tembec, Rayonier AM and their respective Subsidiaries and (2) the effect of any such divestitures, sales, grants of license, dispositions or holdings separate, or restrictions of ownership or operation would not, individually or in the aggregate, reasonably be expected to result in a loss (other than a de minimis loss) of the reasonably expected benefits to Rayonier AM of the transactions contemplated by the Arrangement Agreement. In addition, Rayonier AM will, if required with respect to the Investment Canada Act Approval, agree to such undertakings as are commercially reasonable.

Stock Exchange Listing

Rayonier AM shall use its commercially reasonable efforts to cause the Rayonier AM Shares to be issued and paid in the Arrangement to be approved for listing on the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance.

Tembec Non-Solicitation

Pursuant to the Arrangement Agreement, Tembec has agreed to, as well as instruct its officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountant and other advisors and consultants (collectively, the “Representatives”) to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal and shall (a) discontinue access to, and disclosure of, all confidential information regarding Tembec and its Subsidiaries, and (b) to the extent that such information has not previously been returned or destroyed, promptly request the return or destruction of all copies of any confidential information provided to any such Person.

From and after the date of the Arrangement Agreement until the earlier of the Effective Time or the date of termination of the Arrangement Agreement, Tembec has agreed not to, and has agreed not to authorize or permit any of its Subsidiaries or any of its or their Representatives, directly or indirectly through another Person:

•	solicit, initiate, knowingly encourage, or take any other action designed to facilitate, any inquiry, indication of interest or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	participate in any discussions or negotiations regarding any Acquisition Proposal;

•	furnish to any Person any information in connection with or in furtherance of any inquiry, indication of interest or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse, or recommend any Acquisition Proposal; or

•	enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal.

Tembec shall promptly advise Rayonier AM first orally and then in writing of any Acquisition Proposal and of any request for information or other inquiry that Tembec receives in connection with an inquiry, indication of interest or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal. Such notice shall include the financial and other material terms and conditions of any such inquiry, indication of interest, proposal or Acquisition Proposal (including any changes thereto), the identity of the Person making any such request, Acquisition Proposal or inquiry, and copies of any written offer, proposal or other documentation in respect of such request, Acquisition Proposal or inquiry. Tembec shall keep Rayonier AM fully informed of the status and terms (including any change to the financial and other terms thereof) of any such request, Acquisition Proposal or inquiry and shall promptly provide Rayonier AM with copies of any written proposals or draft agreements received or delivered by Tembec relating to any such request, Acquisition Proposal or inquiry.

Notwithstanding the non-solicitation provisions in the Arrangement Agreement, if at any time prior to obtaining the Tembec Shareholder Approval, Tembec receives a bona fide written Acquisition Proposal (that was not solicited after the date of the Arrangement Agreement), Tembec may:

•

furnish information with respect to Tembec and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a confidentiality agreement (a copy of which will be provided to Rayonier AM promptly after its execution) not less restrictive of such Person than the Confidentiality Agreement, provided (i) that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Tembec and may not restrict Tembec from complying with its non-solicitation obligations under the Arrangement Agreement; and (ii) that all such oral or written information (to the extent that such information has not been previously provided to Rayonier AM) is provided or made available to Rayonier AM prior to or substantially concurrently with the time it is provided or made available to the Person making such Acquisition Proposal; and

•	participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

Except if the Board determines in good faith, after consultation with its outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, Tembec and its Subsidiaries will not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which Tembec or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which Tembec or any of its Subsidiaries is a party (excluding any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage an Acquisition Proposal).

Prior to the approval of the Arrangement Resolution by the Tembec Shareholders, if Tembec receives an Acquisition Proposal that was not obtained in violation of the Arrangement Agreement and which the Board concludes in good faith, after receiving advice of its outside counsel and financial advisors, constitutes a Superior Proposal, the Board may enter into a definitive agreement with respect to such Superior Proposal, withdraw the Board Recommendation and make a Change in Recommendation, if:

•	Tembec has provided Rayonier AM five Business Day’s written notice (an “Adverse Notice”) advising Rayonier AM that the Board has determined that an Acquisition Proposal is a Superior Proposal, that the Board intends to make an Adverse Recommendation Change or to terminate the Arrangement Agreement in order to enter into a definitive agreement providing for such Superior Proposal and containing the financial and other material terms and conditions of any such Acquisition Proposal (including any changes thereto), the identity of the Person making any such Acquisition Proposal or inquiry, together with copies of any written offer or proposal in respect of such Superior Proposal (it being agreed that any revisions to the financial terms or other material terms of such Superior Proposal will require a new Adverse Notice and new five Business Day period);

•	during the five Business Day period following delivery of an Adverse Notice, Tembec and its Representatives shall, if requested by Rayonier AM, negotiate in good faith with Rayonier AM and Rayonier AM’s Representatives to make such adjustments in the terms of the Arrangement Agreement as would enable Tembec to proceed with the Arrangement on such adjusted terms without effecting an Adverse Recommendation Change or terminating the Arrangement Agreement, as applicable;

•	at the end of the five Business Day period following delivery of an Adverse Notice, the Board concludes in good faith (after receiving advice of its outside counsel and financial advisors and taking into account any adjustment or modification of the terms of the Arrangement Agreement proposed in writing by Rayonier AM) that the Acquisition Proposal continues to constitute a Superior Proposal; and

•	prior to or concurrently with entering into such definitive agreement, Tembec terminates the Arrangement Agreement and pays the Termination Fee.

Rayonier AM Financing

Concurrently with the execution and delivery of the Arrangement Agreement, Rayonier AM delivered to Tembec a copy of a commitment letter, dated May 24, 2017, and a corresponding fee letter, dated May 24, 2017. Rayonier AM subsequently delivered to Tembec a copy of an amended and restated commitment letter, dated June 12, 2017, and a corresponding amended and restated fee letter, dated June 12, 2017 (together with all exhibits, annexes and schedules thereto, collectively, the “Commitment Letter”) evidencing the commitment of Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, N.A., Wells Fargo

Securities, LLC, JPMorgan Chase Bank, N.A., Suntrust Bank and Suntrust Robinson Humphrey, Inc. to provide, subject to the terms and conditions set forth therein, debt financing to Rayonier AM or its Subsidiaries in the amounts set forth therein (the “Financing”). Rayonier AM has represented in the Arrangement Agreement that assuming the Financing is funded in accordance with the Commitment Letter, the net proceeds committed to be delivered pursuant to the Commitment Letter, together with Rayonier AM’s and its Subsidiaries’ available and committed credit facilities and cash on hand will provide all the funds necessary for Rayonier AM to, on and as of the Effective Date, consummate the Arrangement and the other transactions contemplated by the Arrangement Agreement.

Rayonier AM has agreed under the Arrangement Agreement to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to, among other things, negotiate, enter into and deliver definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter and to satisfy on a timely basis all conditions to funding in the Commitment Letter and such definitive agreements with respect to the Financing applicable to Rayonier AM that are within its control. Obtaining the Financing or any alternative financing is not a condition to the closing of the Arrangement.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Tembec Shareholder Approval:

•	by mutual written agreement of Tembec and Rayonier AM;

•	by either Tembec or Rayonier AM, if:

(a)	a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Arrangement substantially on the terms contemplated in the Arrangement Agreement, or (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Arrangement or the issuance of Rayonier AM Shares contemplated by the Arrangement Agreement, and such Order shall have become final and non-appealable, provided that the right to terminate the Arrangement Agreement shall not be available to any Party if such Law or Order was due to the failure of such Party to perform any of its obligations under the Arrangement Agreement;

(b)	the Arrangement shall not have been consummated on or before the Outside Date, provided that the right to terminate the Arrangement Agreement in this manner shall not be available to a Party if the failure of the Arrangement to have been consummated on or before the Outside Date shall have been primarily due to the failure of such Party to perform any of its obligations under the Arrangement Agreement;

(c)	all of the following shall have occurred:

•	the other Party shall have breached or failed to perform in any material respect any of its representations, warranties or covenants under the Arrangement Agreement;

•	such breach or failure to perform is reasonably expected to result in any condition set forth in Sections 5.2(a) (Representations and Warranties of Tembec), 5.2(b) (Covenants of Tembec), 5.3(a) (Representations and Warranties of Rayonier AM) or 5.3(b) (Covenants of Rayonier AM) of the Arrangement Agreement to not be satisfied;

•	such breach or failure to perform is incapable of being cured by the other Party or has not been cured by the other Party prior to the date that is 30 days after receipt of written notice thereof, provided that such Party seeking to terminate is not then in breach of the Arrangement Agreement so as to directly or indirectly cause any condition set forth in Sections 5.2(a) (Representations and Warranties of Tembec), 5.2(b) (Covenants of Tembec), 5.3(a) (Representations and Warranties of Rayonier AM) or 5.3(b) (Covenants of Rayonier AM) of the Arrangement Agreement, as applicable, to not be satisfied;

(d)	the approval of the Arrangement Resolution shall not have been obtained by reason of the failure to obtain the Tembec Shareholder Approval at the Meeting;

•	by Rayonier AM, prior to the Effective Time, if the Board makes an Adverse Recommendation Change or if Tembec shall have materially violated or materially breached its non-solicitation obligations under the Arrangement Agreement; or

•	by Tembec, prior to the Effective Time, if the Board authorizes Tembec to enter into an agreement providing for a Superior Proposal that did not result from a material violation or material breach of the Arrangement Agreement and Tembec enters into a definitive agreement providing for a Superior Proposal substantially concurrently with such termination.

Termination Payments

The Arrangement Agreement provides that Tembec will pay a termination fee in the amount equal to $20 million to Rayonier AM if the Arrangement Agreement is terminated (each a “Termination Fee Event”):

•	by Rayonier AM pursuant to Section 6.1(f)(i) of the Arrangement Agreement (Adverse Recommendation Change);

•	by Rayonier AM pursuant to Section 6.1(f)(ii) of the Arrangement Agreement (Material Breach of Non-Solicit) and prior to the date that is 12 months after the effective date of such termination, Tembec will have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal that is later consummated (even if consummated after such 12-month period); provided that, all references to “20% or more” in the definition of “Company Acquisition Proposal” in the Arrangement Agreement shall be deemed to be references to “50% or more”;

•	by Tembec pursuant to Section 6.1(g) of the Arrangement Agreement (to enter into a Superior Proposal); or

•	by Rayonier AM or Tembec pursuant to Section 6.1(e) of the Arrangement Agreement (Failure to obtain the shareholder vote at the Shareholder Meeting) or by Rayonier AM pursuant to Section 6.1(d) of the Arrangement Agreement (Breach of representations, warranties or covenants) (as a result of a breach by Tembec of its covenants under the Arrangement Agreement), and (i) at any time after the date of the Arrangement Agreement and prior to such termination an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Board, and (ii) prior to the date that is 12 months after the effective date of such termination, Tembec shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal that is later consummated (even if consummated after such 12-month period); provided that, all references to “20% or more” in the definition of “Company Acquisition Proposal” in the Arrangement Agreement shall be deemed to be references to “50% or more”.

The Arrangement Agreement provides that Rayonier AM will pay the Reverse Termination Fee in the amount of $20 million to Tembec if the Arrangement Agreement is terminated by Rayonier AM or Tembec (each a “Reverse Termination Fee Event”):

•	pursuant to Section 6.1(b) of the Arrangement Agreement (Law or Order prohibiting the consummation of transactions contemplated by Arrangement) (as the result only of an Antitrust Law or Order enforced by a Governmental Antitrust Entity or pursuant to provisions of the Investment Canada Act enforced or imposed by a Governmental Entity); or

•	pursuant to Section 6.1(c) of the Arrangement Agreement (Effective Date does not occur before Outside Date);

•	provided, in each case above, that each of the following exists: (i) any of the following conditions are not satisfied: (A) no Law or Order (whether temporary, preliminary or permanent) will have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Arrangement Agreement, including the Arrangement (as the result only of an Antitrust Law or Order enforced or imposed by a Governmental Antitrust Entity or pursuant to provisions of the Investment Canada Act enforced or imposed by a Governmental Entity) or (B) (x) all waiting periods applicable to the transactions contemplated under the Arrangement Agreement under applicable Antitrust Laws in Canada, the U.S., Germany and the People’s Republic of China shall have expired or terminated, and all approvals, clearances and rulings by, and filings with, Governmental Antitrust Entities in respect of the transactions contemplated under the Arrangement Agreement under applicable Antitrust Laws in such jurisdictions (including the Competition Act Approval) shall have been obtained or made, and (y) if and only if Section 16 of the Investment Canada Act applies to the transactions contemplated by the Arrangement Agreement, the Investment Canada Act Approval shall have been obtained or made; and (ii) all of the other conditions set forth in Article 5 of the Arrangement Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Arrangement, provided that such conditions would then be capable of being satisfied if the closing of the Arrangement were to take place on such date).

Amendment

The Arrangement Agreement and the Plan of Arrangement may, at any time before or after the Meeting but not later than the Effective Time, be amended by mutual written agreement of Tembec and Rayonier AM and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

•	change the time for performance of any of the obligations or acts of the Parties;

•	waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

•	waive compliance with or modify any of the covenants in the Arrangement Agreement and waive or modify performance of any of the obligations of the Parties;

•	waive compliance with or modify any mutual conditions precedent in the Arrangement Agreement; and

•	waive inaccuracies in any of the other Party’s representations or warranties contained in the Arrangement Agreement or in any document delivered by the other Party.

REGULATORY MATTERS

Canadian Securities Law Matters

Tembec is a reporting issuer (or the equivalent) in all of the provinces and territories of Canada. Tembec Shares currently trade on the TSX. After the Arrangement, Rayonier AM intends to delist the Tembec Shares from the TSX. Rayonier AM is not a reporting issuer in any jurisdiction of Canada. Upon completion of the Arrangement, Rayonier AM will become a reporting issuer in each of the provinces and territories of Canada by virtue of the completion of the Arrangement with Tembec. Pursuant to NI 71-102, Rayonier AM will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of Rayonier AM to file reports with respect to trades of Rayonier AM Shares, provided Rayonier AM complies with the requirements of U.S. securities Laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and Rayonier AM files with the relevant provincial securities regulatory authorities copies of its documents filed with the SEC under the U.S. Exchange Act.

The issue of Rayonier AM Shares pursuant to the Arrangement will constitute distributions of securities which are exempt from the prospectus requirements under Canadian Securities Laws. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions”, Rayonier AM Shares issued pursuant to the Arrangement may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort, or no effort, has been made to prepare the market or create demand.

United States Securities Law Matters

The following discussion is only a general overview of certain requirements of U.S. federal securities laws that may be applicable to the holders of Tembec Shares. All holders of such securities are urged to obtain legal advice to ensure that their resale of such securities complies with applicable U.S. securities laws. Further information applicable to the holders of such securities resident in the United States is disclosed in this Circular under the heading “Notice to Tembec Shareholders in the United States”.

Exemption from U.S. Registration

The Rayonier AM Shares issuable in connection with the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act. Section 3(a)(10) of the U.S. Securities Act exempts from registration a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all Persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. Accordingly, the Final Order of the Court will, if granted, constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Rayonier AM Shares issued in connection with the Arrangement.

Resale of Rayonier AM Shares Received Pursuant to the Arrangement

The Rayonier AM Shares to be issued under the Arrangement will be freely transferable under United States federal securities laws, except that the U.S. Securities Act imposes restrictions on the resale of Rayonier AM Shares received pursuant to the Arrangement by Persons who are, become after consummation of the Arrangement or within 90 days of the Effective Time have been, “affiliates” of Rayonier AM.

An “affiliate” of Rayonier AM is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Rayonier AM and may include certain officers and directors of Rayonier AM as well as principal shareholders of Rayonier AM.

Affiliates – Rule 144

Any holder of Rayonier AM Shares who is an affiliate of Rayonier AM at the time of the proposed resale, became an affiliate of Rayonier AM after consummation of the Arrangement or has been an affiliate within 90 days of the Effective Time, is urged to consult its own legal advisor to ensure that any proposed resale of Rayonier AM Shares issued to them under the Arrangement complies with the applicable requirements under the U.S. Securities Act.

State “Blue Sky” Securities Laws

No Rayonier AM Shares issued in the Arrangement will be delivered to Persons in any state where the applicable state “blue sky” securities laws do not provide an exemption from the registration or qualification requirements of securities laws of that state. All Rayonier AM Shares that would otherwise be delivered to Persons in such states may be sold on their behalf, and holders may receive a cash payment in the amount of their pro rata entitlement to the net sale proceeds.

Stock Exchange Approvals

Rayonier AM Shares are listed on the NYSE and trade under the symbol “RYAM”. Rayonier AM will apply to list the Rayonier AM Shares issuable pursuant to the Arrangement on the NYSE and it is a condition of closing of the Arrangement that Rayonier AM Shares issued pursuant to the Arrangement will have been authorized for listing on the NYSE (subject to customary conditions).

Other Regulatory Matters

Investment Canada Act

The Arrangement is conditional upon the receipt of Investment Canada Act Approval, if required. Subject to certain limited exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds a financial threshold prescribed under Part IV of the Investment Canada Act (a “Reviewable Transaction”) cannot be implemented unless the transaction has been reviewed by the Minister responsible for the Investment Canada Act (the “Minister”) and the Minister is satisfied or is deemed to be satisfied that the transaction is likely to be of net benefit to Canada (the “net benefit ruling”). Accordingly, in the case of a Reviewable Transaction, a non-Canadian purchaser must submit an application to the Minister (an “Application for Review”) seeking approval of the Reviewable Transaction and cannot complete the transaction until it receives a net benefit ruling.

Under the current version of the Investment Canada Act, the Arrangement is a Reviewable Transaction. However, Bill C-30 (Canada-European Union Comprehensive Economic and Trade Agreement Implementation Act) is expected to increase the Investment Canada Act’s prescribed financial threshold for certain applicable Reviewable Transactions, effective upon the coming into force of such bill. Should this bill come into force before the Investment Canada Act Approval has been obtained, the Arrangement may no longer be a Reviewable Transaction, in which case the Arrangement would not require Investment Canada Act Approval. In such a scenario, the Application for Review would be withdrawn (if it has already been submitted to the Minister) or would not have to be submitted to the Minister (if it has not yet been filed).

As of the date hereof, Rayonier AM has not yet filed an Application for Review pursuant to Part IV of the Investment Canada Act. Filing of an Application for Review triggers an initial review period of up to 45 days. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days. The Minister and the purchaser may agree to further extensions of the review period.

In determining whether to issue a net benefit ruling, the Minister is required to consider, among other things, the Application for Review and any written undertakings offered by the purchaser to Her Majesty in right of Canada. The prescribed factors that the Minister must consider when determining whether to issue a net benefit ruling include, among other things, the effect of the investment on the economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the participation by Canadians in the acquired business, the effect of the investment on productivity, industrial, efficiency, technological development, product innovation, product variety and competition in Canada, the compatibility of the investment with national and provincial industrial, economic and cultural policies, and the contribution of the investment to Canada’s ability to compete in world markets.

If, following his review during the initial review period or the extension(s) described above, the Minister is not satisfied or is not deemed to be satisfied that the Reviewable Transaction is likely to be of net benefit to Canada, the Minister is required to send a notice to that effect to the purchaser, advising the purchaser of its right to make further representations and submit (additional) undertakings within 30 days from the date of such notice or any further period that may be agreed to by the purchaser and the Minister.

At any time, and in any event within a reasonable time after the expiry of the last-mentioned period for making representations and submitting undertakings described above, the Minister will send a notice to the purchaser that either the Minister is satisfied that the investment is likely to be of net benefit to Canada (i.e., a net benefit ruling) or confirmation that the Minister is not satisfied that the investment is likely to be of net benefit to Canada. In the latter case, the Reviewable Transaction may not be implemented.

Competition Act Clearance

The Arrangement is conditional upon the receipt of Competition Act Approval. Part IX of the Competition Act requires that parties to any proposed transaction that exceeds specified financial and shareholding thresholds provide to the Commissioner of Competition (“Commissioner”) prior notice of, and information relating to, the proposed transaction. A proposed transaction is exempt from the foregoing notification requirements if the Commissioner issues an advance ruling certificate in respect of the proposed transaction. The Commissioner may also waive the notification requirements if substantially similar information was previously supplied in relation to a request for an advance ruling certificate. Under the Competition Act, a notifiable transaction may not be completed until the expiry, waiver or termination of the applicable statutory waiting period.

The Arrangement is a notifiable transaction for the purposes of the Competition Act. As soon as reasonably practicable (i) Rayonier AM will file a submission with the Commissioner requesting that he issue an advance ruling certificate pursuant to Section 102 of the Competition Act, or in the alternative a no-action letter, in respect of the Arrangement and (ii) Tembec and Rayonier AM will file merger notifications pursuant to Section 114 of the Competition Act. As of the date of this Circular, such submission and notifications have not yet been filed. The applicable initial statutory waiting period in the case of a transaction notified under the Competition Act is 30 days. The Commissioner may, in his discretion, within the initial 30-day waiting period, issue a “supplementary information request” for additional information and documents to the parties, in which case a new 30-day waiting period will commence following compliance with such supplementary information requests.

The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Upon completion of the Commissioner’s review, the Commissioner may decide to (i) issue an advance ruling certificate with respect to the proposed transaction; (ii) issue a “no action” letter stating that he does not, at that time, intend to make an application to the Competition Tribunal, in respect of the transaction but retains the authority to do so for one year after completion of the transaction; or (iii) make an application to the Competition Tribunal, in respect of the transaction, if the Commissioner concludes that it is likely to substantially lessen or prevent competition. Where the Commissioner issues an advance ruling certificate and the parties substantially complete the transaction within one year after the advance ruling certificate is issued, he cannot challenge the transaction before the Competition Tribunal solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued.

HSR Act

Under the HSR Act, certain transactions may not be completed until each party has filed a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and with the U.S. Federal Trade Commission (the “FTC”) and the HSR Act’s waiting period has expired or been terminated early. The transactions contemplated by the Arrangement Agreement are subject to the HSR Act. It is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the HSR Act be obtained and in force at the Effective Time.

Rayonier AM and Tembec filed the pre-merger Notification and Report Forms on June 2, 2017, and, absent a request from the DOJ or FTC for additional information, the waiting period under the HSR Act will expire 30 days after filing, on July 3, 2017 (this waiting period expires on the thirtieth day after the filing is received or the following Business Day if the thirtieth day does not fall on a Business Day). If a request for additional information is issued, the waiting period will expire at the end of the thirtieth day after Rayonier AM and Tembec have substantially complied with the request, unless the FTC or DOJ and the parties negotiate a longer waiting period. The DOJ, the FTC or others (including states attorneys general and, in certain circumstances, private parties) may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the Antitrust Laws, including seeking to prevent the Arrangement, to rescind the Arrangement, or to conditionally approve the Arrangement upon the divestiture of assets of Rayonier AM and/or Tembec. There can be no assurance that a challenge to the transaction contemplated by the Arrangement Agreement on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

In addition, prior to acquiring their Rayonier AM Shares, shareholders who as a result of the Arrangement will hold Rayonier AM Shares with a value in excess of U.S. $80.8 million may, unless exempt, be subject to the filing and waiting period requirements under the HSR Act. This would require each such shareholder, as well as Rayonier AM, to file an HSR Notification and Report Form with the FTC and the DOJ and to observe an initial 30 calendar-day waiting period. The initial waiting period may be terminated by the FTC and the DOJ before its expiration or extended by a request for additional information. Issuance of such a request requires the observation of an additional 30 calendar-day waiting period after the request is complied with. Therefore, compliance with the HSR Act could delay the acquisition of Rayonier AM Shares by affected shareholders and/or the effective date of the Arrangement. These requirements may not apply to a particular shareholder if such shareholder will hold 10% or less of the voting securities of Rayonier AM and is acquiring such voting securities solely for the purpose of investment within the specific meaning of the HSR Act. Any Tembec Shareholder that believes that it may have a filing and waiting obligation under the HSR Act in connection with this transaction should contact Tembec at its head office at 100-4 Place Ville-Marie, Montréal, Québec, H3B 2E7, and consult its own legal counsel.

German Act Against Restraints on Competition

Under the German Act Against Restraints on Competition, certain transactions may not be completed until the Federal Cartel Office (the “FCO”) has cleared the transaction. The transactions contemplated by the Arrangement Agreement are subject to the Act Against Restraints on Competition. The Arrangement is conditional upon approval under the Act Against Restraints on Competition.

Rayonier AM, in cooperation with Tembec, will file the notification on behalf of both parties as promptly as reasonably practicable. Absent the opening of an in-depth investigation by the FCO, the Arrangement will be cleared within one month from filing. If an in-depth investigation is opened, the FCO will have to take a final decision within four months from filing (this may be extended with consent of the parties). Upon completion of the in-depth review, the FCO may decide to (i) clear the Arrangement without conditions, (ii) clear the Arrangement subject to conditions, (iii) block the Arrangement, or (iv) not render a decision in which case the Arrangement would be deemed to be cleared.

There exists in formal terms a procedure by which the FCO could seek to transfer the examination to the European Commission, which, if invoked, would considerably extend the review period and has the equivalent set of possible outcomes.

Anti-Monopoly Law of the People’s Republic of China

The Arrangement is conditional on all applicable waiting periods under the Anti-Monopoly Law of the People’s Republic of China (the “AML”) having expired or terminated, and approval by, and filing with, the Anti-Monopoly Bureau of the Ministry of Commerce of the People’s Republic of China (“MOFCOM”). Pursuant to Sections 21 and 25 of the AML, the Arrangement cannot be implemented until a notification has been submitted to MOFCOM and MOFCOM makes a decision that no further review will be conducted or the Arrangement will not be prohibited, or no decision is made on the expiry of the applicable waiting periods. If competition concerns are identified, restrictive conditions may be attached to the approval for implementing the Arrangement. If MOFCOM is of the view that the Arrangement will or may eliminate or restrict competition and cannot be remedied by restrictive conditions, MOFCOM will issue a decision to prohibit the Arrangement, in which event the Arrangement may not be implemented.

As the purchaser, Rayonier AM is responsible for submitting the merger notification to MOFCOM. After receipt of the notification, MOFCOM will review the notification for completeness. Once the notification is formally accepted as complete, MOFCOM will conduct a preliminary investigation of the Arrangement for a period of up to 30 calendar days (Phase I). MOFCOM may decide to conduct a further review of the Arrangement for an additional period of up to 90 calendar days (Phase II), which may, in certain circumstances, be extended by another 60 calendar days (Phase III).

Timber Supply Agreements

The completion of the Arrangement requires Tembec and Rayonier AM to provide notice to or obtain the consent of certain provincial governments with respect to the Tenures in such provinces. The forestry legislation of certain Canadian provinces provides that the relevant Minister of Natural Resources, in the event of a change of control, may change the amount of allocated wood and territories under forest licenses granted thereunder either before or post-closing.

It is a condition to the completion of the Arrangement that the consent of the Ontario Ministry of Natural Resources and Forestry to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario government be obtained and in force and not rescinded at the Effective Time.

Additional Consents

It is a condition to the completion of the Arrangement that Tembec deliver to Rayonier AM the following consents or waivers at or prior to the Effective Time:

•	Consent of the Independent Electricity System Operator (the “IESO”) pursuant to Chapter 7, Section 2.5 of the Market Rules in connection with the transaction contemplated by the Arrangement Agreement and as it relates to Tembec Industries Inc., the market participant under the IESO’s Market Rules and owner/operator of the registered facilities; and

•	Consent of the Minister of Northern Development and Mines pursuant to Section 6.1(t) of the NIER Program Conditional Rebate Agreement, as amended or renewed, in connection with the transactions contemplated by the Arrangement Agreement.

ELIGIBILITY FOR INVESTMENT IN CANADA

Based on the current provisions of the ITA, the Rayonier AM Shares, if acquired on the date hereof and if listed on a designated stock exchange for purposes of the ITA (which currently includes the NYSE), will be qualified investments under the ITA for trusts governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a deferred profit sharing plan, a registered education savings plan (“RESP”), a registered disability savings plan (“RDSP”) and a tax-free savings account (“TFSA”), each as defined in the ITA.

Notwithstanding that Rayonier AM Shares may be qualified investments for a trust governed by an RRSP, RRIF and TFSA, the annuitant under an RRSP or RRIF, or the holder of a TFSA, will be subject to a penalty tax on such shares if such shares are a “prohibited investment”. Rayonier AM Shares will generally not be a “prohibited investment” provided that the annuitant under the RRSP or RRIF, or the holder of a TFSA, deals at arm’s length with Rayonier AM for purposes of the ITA and does not have a “significant interest” (as defined in the ITA) in Rayonier AM. In addition, a Rayonier AM Share will generally not be a “prohibited investment” for a trust governed by an RRSP, RRIF or TFSA if the Rayonier AM Share is an “excluded property” (as defined in the ITA) for such RRSP, RRIF or TFSA. If amendments to the ITA announced by the Minister of Finance (Canada) on March 22, 2017 are enacted as proposed, the rules in respect of “prohibited investments” will also apply to a subscriber of an RESP or a holder of an RDSP. An annuitant under an RRSP or RRIF, a subscriber of an RESP or a holder of an RDSP or TFSA should consult its own tax advisor in this regard.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the ITA relating to the Arrangement that generally apply to beneficial owners of Tembec Shares who, for purposes of the ITA, and at all relevant times, hold their Tembec Shares, and will hold any Rayonier AM Shares received pursuant to the Arrangement, as capital property and deal at arm’s length with, and are not affiliated with, Tembec and Rayonier AM. Persons meeting such requirements are referred to as a “Holder” or as “Holders” herein, and this summary only addresses Holders.

This summary does not apply to a Holder: (i) with respect to whom Rayonier AM is or will be a “foreign affiliate” within the meaning of the ITA, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA, (iii) an interest in which is a “tax shelter investment” as defined in the ITA, (iv) that is a “specified financial institution” as defined in the ITA, (v) that reports its “Canadian tax results”, as defined in the ITA, in a currency other than Canadian currency, (vi) that is exempt from tax under Part I of the ITA, (vii) that has entered into or will enter into, with respect to its Tembec Shares or Rayonier AM Shares, a “derivative forward agreement” as defined in the ITA, or (viii) that acquired Tembec Shares pursuant to a DSU or any other equity-based employment compensation plan. This summary does not address the possible application of the “foreign affiliate dumping” rules that may be applicable to a Holder that is a corporation resident in Canada that is or becomes, or does not deal at arm’s length for purposes of the ITA with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that include the acquisition of Rayonier AM Shares, controlled by a non-resident corporation for the purposes of the rules in Section 212.3 of the ITA. Any Holder to which this summary does not apply should consult his, her or its own tax advisor with respect to the tax consequences of the Arrangement.

Tembec Shares and Rayonier AM Shares will generally be considered to be capital property unless such securities are held in the course of carrying on a business, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Holders who are residents of Canada for purposes of the ITA and whose Tembec Shares might not otherwise qualify as capital property, may, in certain circumstances, be entitled to make, or may already have made, an irrevocable election in accordance with subsection 39(4) of the ITA to have their Tembec Shares, and every “Canadian security” (as defined in the ITA) owned by such Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Any Person contemplating making a subsection 39(4) election should consult their tax advisor for advice as to whether the election is available or advisable in their particular circumstances.

This summary is based on the facts set out in this document, the current provisions of the ITA and counsel’s understanding of the published administrative policies and assessing practices of the CRA publicly available prior to the date of this document. This summary takes into account all proposed amendments to the ITA that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the Arrangement and/or the holding of Rayonier AM Shares. This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular shareholder. Shareholders should consult their own tax advisors having regard to their own circumstances.

Generally for purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars based on exchange rates as determined in accordance with the ITA. The amount of dividends to be included in the income of, and the amount of capital gains or capital losses realized by, a Holder may be affected by fluctuation in the relevant Canadian dollar exchange rate.

Holders Resident in Canada

The following section of the summary applies to a Holder who, for purposes of the ITA and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times (a “Resident Shareholder”).

Exchange of Tembec Shares for Cash and/or Rayonier AM Shares

A Resident Shareholder who exchanges Tembec Shares for cash and/or Rayonier AM Shares under the Arrangement will generally be considered to have disposed of such Tembec Shares for proceeds of disposition equal to the sum of (a) the cash consideration received and (b) the fair market value at the Effective Time of the Rayonier AM Shares acquired by such Resident Shareholder on the exchange, and generally will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of such Tembec Shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below.

The cost to a Resident Shareholder of any Rayonier AM Shares acquired on the exchange will be equal to the fair market value of the Tembec Shares held by the Resident Shareholder at the Effective Time less the cash consideration, if any, received on the exchange. For the purpose of determining the adjusted cost base at any time to a Resident Shareholder of Rayonier AM Shares acquired under the Arrangement, the adjusted cost base of such shares will generally be determined by averaging the cost of such Rayonier AM Shares with the adjusted cost base of all other Rayonier AM Shares held by the Resident Shareholder as capital property at that time.

Dividends on Rayonier AM Shares

A Resident Shareholder will be required to include in computing his, her or its income for a taxation year the amount of dividends, if any, received on Rayonier AM Shares. Dividends received on Rayonier AM Shares by a Resident Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Shareholder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 10 2/3% of its “aggregate investment income” (as defined in the ITA), including any dividends received or deemed to be received on Rayonier AM Shares. Any United States non-resident withholding tax on such dividends may give rise to a Resident Shareholder’s entitlement to claim a foreign tax credit or deduction in respect of such United States tax to the extent and under the circumstances provided in the ITA.

Disposition of Rayonier AM Shares

A disposition or deemed disposition of Rayonier AM Shares by a Resident Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the holder of the Rayonier AM Shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below. The Resident Shareholder may be entitled to claim a foreign tax credit or deduction in respect of any United States tax payable by the Resident Shareholder on any gain realized on such disposition or deemed disposition to the extent and under the circumstances provided in the ITA.

Taxation of Capital Gains and Capital Losses

Generally one-half of any capital gain (a “taxable capital gain”) realized by a Resident Shareholder will be included in the Resident Shareholder’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized by a Resident Shareholder in a taxation year is required to be deducted by the holder against taxable capital gains in that year (subject to and in accordance with the rules of the ITA). Any excess of allowable capital losses over taxable capital gains of the Resident Shareholder realized in a taxation year may be carried back up to three taxation years or carried forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances provided in the ITA.

Capital gains realized by a Resident Shareholder who is an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the ITA.

A Resident Shareholder that is throughout the relevant year a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 10 2/3% of its “aggregate investment income” (as defined in the ITA), including any taxable capital gains.

If the Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a Tembec Share may be reduced by the amount of dividends received or deemed to have been received by it on the share to the extent and under the circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Tembec Shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

Offshore Investment Fund Property

The ITA contains rules which, in certain circumstances, may require a Resident Shareholder to include an amount in income in each taxation year in respect of the acquisition and holding of Rayonier AM Shares if (1) the value of such Rayonier AM Shares may reasonably be considered to be derived, directly or indirectly, primarily from certain enumerated portfolio investments and (2) it may reasonably be concluded that one of the main reasons for the Resident Shareholder acquiring, holding or having the Rayonier AM Shares was to derive a benefit from portfolio investments in such a manner that the taxes, if any, on the income, profits and gains from such portfolio investments for any particular year are significantly less than the tax that would have been applicable under Part I of the ITA if the income, profits and gains had been earned directly by the Resident Shareholder.

These rules are complex and their application depends, to a large extent, on the reasons for a Resident Shareholder acquiring or holding Rayonier AM Shares. Resident Shareholders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Foreign Property Information Reporting

A Resident Shareholder which is a “specified Canadian entity” for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (both as defined in the ITA), including Rayonier AM Shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return with the CRA for the year or period disclosing prescribed information in respect of such property. Substantial penalties may apply where a Resident Shareholder fails to file the required information return in respect of its specified foreign property on a timely basis. Resident Shareholders are urged to consult their own tax advisors regarding any such filing obligation in their particular circumstances.

Dissenting Shareholders

A Dissenting Shareholder will be deemed to have transferred its Dissent Shares to Rayonier AM as of the Effective Time and will receive a cash payment from Rayonier AM in respect of the fair value of the Dissenting Shareholder’s Dissent Shares. Such a Dissenting Shareholder will be considered to have disposed of its Dissent Shares for proceeds of disposition equal to the amount received by the Dissenting Shareholder (less any interest awarded by a court). As a result, such Dissenting Shareholder generally will realize a capital gain (or a capital loss) to the extent that such proceeds of disposition net of any reasonable costs of disposition exceed (or are less than) the adjusted cost base to the Dissenting Shareholder of the Dissent Shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and capital losses under the ITA.

Interest awarded to a Dissenting Shareholder by a court will be included in the Dissenting Shareholder’s income for the purposes of the ITA. In addition, a Dissenting Shareholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 10 2/3% of its “aggregate investment income” (as defined in the ITA), including any taxable capital gains and interest income.

A Resident Shareholder who exercises his or her Dissent Rights but who is not ultimately determined to be entitled to be paid fair value for the Tembec Shares held by such Resident Shareholder will be deemed to have participated in the Arrangement and to have transferred their Tembec Shares to Rayonier AM in exchange for the Per Share Cash Amount. In such an event, the tax consequences as discussed above under the heading “Exchange of Tembec Shares for Cash and/or Rayonier AM Shares” will generally apply.

Holders Not Resident in Canada

The following section of the summary applies to a Holder who, (i) for the purposes of the ITA and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada, (ii) does not, and is not deemed to, use or hold Tembec Shares and Rayonier AM Shares received pursuant to the Arrangement in or in the course of carrying on a business in Canada, (iii) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere, and (iv) is not an “authorized foreign bank” as defined in the ITA (in this section, a “Non-Resident Shareholder”).

Exchange of Tembec Shares for Cash and/or Rayonier AM Shares

A Non-Resident Shareholder who exchanges Tembec Shares for Cash and/or Rayonier AM Shares under the Arrangement will realize a capital gain (or capital loss) on the disposition of such Tembec Shares in the same manner as a Resident Shareholder (see “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada — Exchange of Tembec Shares for Cash and/or Rayonier AM Shares” above).

Taxation of Capital Gains and Capital Losses

A Non-Resident Shareholder will not be subject to tax under the ITA on any capital gain realized on the disposition of Tembec Shares as part of the Arrangement, unless such Tembec Shares constitute “taxable Canadian property” of the Non-Resident Shareholder for purposes of the ITA at the time of the disposition and the Non-Resident Shareholder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the Non-Resident Shareholder is resident. Generally, the Tembec Shares will not constitute taxable Canadian property of a Non-Resident Shareholder at the time of their disposition provided that (i) the Tembec Shares were listed on a “designated stock exchange” as defined in the ITA (which currently includes the TSX) at that time, and (ii) at no time during the 60-month period immediately preceding that time the following two conditions were met concurrently: (A) the Non-Resident Shareholder, Persons with whom the Non-Resident Shareholder does not deal at arm’s length, a partnership in which the Non-Resident Shareholder or a non-arm’s length Person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Shareholder together with all such Persons or partnerships, owned 25% or more of the issued shares of any class of Tembec, and (B) more than 50% of the fair market value of the Tembec Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (both as defined in the ITA), and options in respect of, or interests in, or for civil law, rights in, any such properties, whether or not the property exists. Notwithstanding the foregoing, Tembec Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

Even if the Tembec Shares are taxable Canadian property of a Non-Resident Shareholder at the time of the disposition, a capital gain realized upon the disposition of such Tembec Shares may be exempt from tax under an applicable income tax treaty. In the event that any capital gain realized by a Non-Resident Shareholder on the disposition of Tembec Shares as part of the Arrangement is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty, the tax consequences pertaining to capital gains (or capital losses) as described above under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Losses” will generally apply. A Non-Resident Shareholder who disposes of taxable Canadian property should consult his, her or its own tax advisors regarding its particular circumstances and any resulting Canadian reporting requirements.

Dissenting Non-Resident Shareholders

A Non-Resident Shareholder who is a Dissenting Tembec Shareholder will realize a capital gain (or capital loss) in the same manner as a Resident Shareholder that is a Dissenting Tembec Shareholder (see “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Dissenting Tembec Shareholders”). The income tax treatment of capital gains and capital losses of a Non-Resident Shareholder is discussed above (see “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada — Taxation of Capital Gains and Losses” above).

Interest awarded to a Non-Resident Holder who is a Dissenting Shareholder by a court will not be subject to Canadian withholding tax.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) relating to the exchange of Tembec Shares for Rayonier AM Shares and/or cash pursuant to the Arrangement and the ownership and disposition of any Rayonier AM Shares received pursuant to the Arrangement. This summary does not address U.S. federal income tax consequences of (i) any conversion into Tembec Shares, Rayonier AM Shares or cash of any notes, debentures or other debt instruments, (ii) any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Tembec Shares or Rayonier AM Shares, including the DSUs, or (iii) any transaction, other than the Arrangement, in which Tembec Shares, Rayonier AM Shares or cash are acquired.

This summary addresses only holders who hold the Tembec Shares and will hold any Rayonier AM Shares as a “capital asset” (generally, held for investment purposes). This summary is for general information purposes only and does not purport to be a complete analysis of all potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, nor does it address Persons subject to special treatment under the Code, such as brokers, dealers or traders in securities or currencies, banks and other financial institutions, mutual funds, holders subject to the alternative minimum tax, tax-exempt entities (including private foundations), Persons that have a functional currency other than the U.S. dollar, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other passthrough entities (or investors therein), Persons holding Tembec Shares and/or Rayonier AM Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, Persons that elect to use a mark-to-market method of accounting for their securities holdings, Dissenting Shareholders, U.S. Holders who hold their Tembec Shares through a non-U.S. broker or other non-U.S. intermediary, Persons that directly, indirectly or constructively own or have owned at any time 5% or more of the outstanding Tembec Shares (or after the Effective Date, any class of shares issued by Rayonier AM), U.S. expatriates, passive foreign investment companies, controlled foreign corporations and Persons that acquired Tembec Shares in connection with employment or otherwise with respect to the performance of services. In addition, this summary does not address tax considerations arising under the laws of any state, local, or non-U.S. jurisdiction, U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate or gift tax or the Medicare contribution tax). Holders should consult their own tax advisors as to the tax considerations applicable to them.

The following is based on the Code, the Treasury regulations promulgated thereunder, judicial authorities, published positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations possibly with retroactive effect. No rulings have been or will be sought from the IRS, and Tembec has not received any legal opinion, regarding any of the tax consequences discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

As used herein, the term “U.S. Holder” means a beneficial owner of Tembec Shares or Rayonier AM Shares, as applicable, that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (B) it has a valid election under applicable Treasury regulations in place to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Tembec Shares or Rayonier AM Shares, as applicable, that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust, other than a U.S. Holder.

The tax treatment of a partner in any entity or arrangement treated as a partnership for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Holders of Tembec Shares or Rayonier AM Shares that are partnerships, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them relating to the exchange of Tembec Shares for Rayonier AM Shares and/or cash pursuant to the Arrangement, and the ownership and disposition of any Rayonier AM Shares received pursuant to the Arrangement.

U.S. Holders

Exchange of Tembec Shares for Cash and/or Rayonier AM Shares

In General

The exchange of Tembec Shares for cash and/or Rayonier AM Shares pursuant to the Arrangement will be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, a U.S. Holder that exchanges Tembec Shares pursuant to the Arrangement will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Rayonier AM Shares (determined as of the Effective Date) and the U.S. dollar value of the amount of cash received in exchange for Tembec Shares pursuant to the Arrangement and (ii) the U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in the Tembec Shares exchanged therefor. If a U.S. Holder acquired different blocks of Tembec Shares at different times and at different prices, any gain or loss, as well as the application of the passive foreign investment company (“PFIC”) rules discussed below, will be determined separately with respect to each block of Tembec Shares surrendered. A U.S. Holder’s initial tax basis in any Rayonier AM Shares received pursuant to the Arrangement will be their fair market value (determined as of the Effective Date) and the U.S. Holder’s holding period in any Rayonier AM shares will begin on the day immediately following the Effective Date.

The U.S. dollar value of cash consideration received in Canadian dollars generally should be determined by reference to the spot rate in effect on the date of sale by the U.S. Holder (which, while not free from doubt, Tembec believes should be the Effective Date), regardless of whether the cash consideration is in fact converted into U.S. dollars. If the Canadian dollars are converted into U.S. dollars, a U.S. Holder generally would have foreign currency exchange gain or loss if the U.S. dollar value received on the conversion differs from the U.S. dollar value of the Canadian dollars treated as received pursuant to the Arrangement. Any foreign currency exchange gain or loss generally will be treated as U.S.-source ordinary gain or loss for U.S. foreign tax credit purposes.

Subject to the following paragraph regarding possible foreign currency exchange gain or loss and the PFIC rules discussed below, any gain or loss on the disposition of Tembec Shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Tembec Shares for more than one year. Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

It is unclear whether, in the case of gain or loss from the disposition of common stock, any portion of such gain or loss attributable to foreign currency exchange rate fluctuations between the date of acquisition and the date of disposition should be treated as foreign currency exchange gain or loss (taxable as ordinary gain or loss). Holders should consult their own tax advisors regarding potential foreign currency exchange gain or loss from the disposition of Tembec Shares pursuant to the Arrangement.

Tax Return Disclosure Requirements

U.S. Treasury regulations meant to require reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including certain foreign currency transactions giving rise to losses in excess of certain minimum amounts. U.S. Holders that recognize a loss upon their disposition of Tembec Shares pursuant to the Arrangement may be required to file a reportable transaction disclosure statement with the IRS pursuant to such regulations. U.S. Holders should consult their own tax advisors to determine their tax return disclosure obligations, if any, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement), and the significant penalties for non-compliance with any such requirement.

PFIC Rules

Certain adverse consequences could apply to a U.S. Holder if Tembec has been a PFIC for any taxable year during which the U.S. Holder held any Tembec Shares. In general, Tembec would be considered a PFIC for any taxable year for which, after applying certain look through rules, either (a) at least 75% of its gross income is passive income or (b) at least 50% of the average quarterly value of its gross assets is attributable to assets that produce or are held for the production of passive income. For this purpose, “passive income” generally includes interest, dividends, rents, annuities, royalties, and certain gains, and “passive assets” include cash (even if held for use in an “active” business).

Tembec believes that it should not be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or for any prior taxable year. However, PFIC classification is factual in nature, will depend, among other things, on changes in the composition and relative value of a corporation’s revenues, assets and activities and the fair market value of the corporation’s outstanding equity in any year, and generally cannot be determined until after the close of the taxable year in question. There can be no assurance that Tembec is not and has not been a PFIC for any taxable year during which a U.S. Holder held or holds Tembec Shares.

If Tembec were treated as a PFIC for any taxable year during which a U.S. Holder held or holds Tembec Shares, any gain recognized by the U.S. Holder on the disposition of its Tembec Shares pursuant to the Arrangement would be allocated ratably over the U.S. Holder’s holding period for the Tembec Shares (whether or not Tembec continued to be a PFIC in any subsequent year and unless the U.S. Holder made a proper election to be taxed differently). The amounts allocated to the taxable year of the exchange and to any year before the first taxable year for which Tembec was a PFIC generally would be taxed as ordinary income in the current year. Amounts allocated to other taxable years would be subject to tax at the highest rate in effect for such category of U.S. Holder for each such taxable year, and an interest charge would be imposed on the tax liability for each such prior year as if such liability had actually been due in each such prior year.

U.S. Holders should consult their own tax advisors as to the possible PFIC status of Tembec and the consequences to them in their particular circumstances.

Ownership and Disposition of Rayonier AM Shares

Distributions on Rayonier AM Shares

Any future distributions on Rayonier AM Shares received pursuant to the Arrangement generally will be treated as dividends for U.S. federal income tax purposes to the extent paid from Rayonier AM’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such distributions exceed Rayonier AM’s current and accumulated earnings and profits, they will constitute a return of capital and will first reduce the U.S. Holder’s adjusted tax basis in its Rayonier AM Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sales or Other Dispositions of Rayonier AM Shares” below.

In the case of non-corporate U.S. Holders, dividend income generally is subject to tax at the same preferential rates as net long-term capital gains if certain requirements are satisfied. Corporate U.S. Holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on Rayonier AM Shares, subject to applicable requirements.

Sales or Other Dispositions of Rayonier AM Shares

Generally, a U.S. Holder will recognize gain or loss on any sale or other disposition of Rayonier AM Shares received pursuant to the Arrangement, equal to the difference, if any, between the amount realized by the U.S. Holder on such disposition and the U.S. Holder’s adjusted tax basis in the Rayonier AM Shares. Any gain or loss on such disposition will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Rayonier AM Shares for more than one year. Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Exchange of Tembec Shares for Cash and/or Rayonier AM Shares

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized on the exchange of Tembec Shares for cash and/or Rayonier AM Shares pursuant to the Arrangement, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

If a Non-U.S. Holder is described in clause (i) above, the Non-U.S. Holder generally will be subject to U.S. federal income tax on its effectively connected income on a net basis in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if a corporate Non-U.S. Holder is described in clause (i) above, it may be subject to a branch profits tax (on its effectively connected earnings and profits, subject to adjustments) at a 30% rate, unless an applicable income tax treaty provides otherwise. If a Non-U.S. Holder that is an individual is described in clause (ii) above, the individual generally will be subject to tax at a 30% rate (or lower applicable treaty rate) on the gain, which may be offset by certain U.S. capital losses.

Ownership and Disposition of Rayonier AM Shares

Distributions on Rayonier AM Shares

Any distributions on Rayonier AM Shares generally will be treated as dividends for U.S. federal income tax purposes to the extent paid from Rayonier AM’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such distributions exceed Rayonier AM’s current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in its Rayonier AM Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sales or Other Dispositions of Rayonier AM Shares” below. Any dividends paid to a Non-U.S. Holder with respect to Rayonier AM Shares generally will be subject to withholding tax (currently imposed at a 30% rate), subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form), or subject to an exemption if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the United States. Dividends that are effectively connected with the conduct of a Non-U.S. Holder’s trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Any Non-U.S. Holder that is a corporation may also be subject to a branch profits tax (on its effectively connected earnings and profits, subject to adjustments) at a 30% rate, unless an applicable income tax treaty provides otherwise.

Sales or Other Dispositions of Rayonier AM Shares

This discussion assumes that Rayonier AM Shares will continue to be regularly traded on an established securities market. If Rayonier AM Shares cease to be regularly traded on an established securities market and Rayonier AM is or has been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the five-year period ending on the date on which a Non-U.S. Holder sells or otherwise disposes of Rayonier AM Shares, adverse tax consequences may apply to such Non-U.S. Holder on such disposition under the “FIRPTA” rules. Generally, a U.S. corporation is a USRPHC if at least 50% of the fair market value of all of its interests in real property and all of its other assets used or held for use in a trade or business consists of “U.S. real property interests”. Non-U.S. Holders should consult their own tax advisors as to the possible application of the FIRPTA rules to their disposition of Rayonier AM Shares.

Subject to the preceding paragraph, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of Rayonier AM Shares, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

If a Non-U.S. Holder is described in clause (i) above, the Non-U.S. Holder generally will be subject to U.S. federal income tax on its effectively connected income on a net basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to a branch profits tax (on its effectively connected earnings and profits, subject to adjustments) at a 30% rate, unless an applicable income tax treaty provides otherwise. If a Non-U.S. Holder who is an individual is described in clause (ii) above, the individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. capital losses.

FATCA Withholding and Reporting

The Foreign Account Tax Compliance Act (“FATCA”) generally will impose withholding at a rate of 30% on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Rayonier AM Shares held by or through (including as an intermediary) certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which Rayonier AM Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Rayonier AM Shares held by or through (including as an intermediary) a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to Rayonier AM that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which Rayonier AM will in turn provide to the IRS. Holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their ownership and disposition of Rayonier AM Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply with respect to proceeds received on the disposition of Tembec Shares pursuant to the Arrangement, payments of distributions on Rayonier AM Shares and proceeds received on the sale or other disposition of Rayonier AM Shares. A holder may be subject to U.S. backup withholding tax on these payments (currently imposed at a rate of 28%) if the holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability (if any) and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. EACH SHAREHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT AND OF OWNING AND DISPOSING OF RAYONIER AM SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.

ACCOUNTING TREATMENT

Rayonier AM intends to account for the acquisition of Tembec pursuant to the Arrangement as a business combination under U.S. GAAP. Accordingly, the consideration paid by Rayonier AM pursuant to the Arrangement will be allocated to net tangible and identifiable assets acquired and liabilities assumed from Tembec based on their respective fair values as of the completion of the acquisition. Any consideration in excess of those fair values will be recorded as goodwill.

The allocation of consideration reflected in the unaudited pro forma combined financial statements of Rayonier AM included in this Circular is based upon currency exchange rates and market prices for Rayonier AM Shares as of June 13, 2017 and Rayonier AM management’s preliminary estimates and certain assumptions with respect to the fair value of the assets to be acquired and the liabilities to be assumed. The final allocation will be based on currency exchange rates and market prices for Rayonier AM Shares as of the completion of the Arrangement and a full and detailed valuation of the Tembec assets and liabilities to be completed with the assistance of an independent third party. Differences between preliminary assumptions and estimates used in preparing the unaudited pro forma combined financial statements of Rayonier AM and amounts determined in the final acquisition accounting will occur and could have a material impact on the Combined Company’s future financial position and results of operations. The final allocation is expected to be completed as soon as practical but no later than 12 months following the completion of the acquisition.

RISK FACTORS

The following risk factors should be considered by Tembec Shareholders in evaluating whether to approve the Arrangement Resolution. These risk factors should be considered in conjunction with the other information contained in or incorporated by reference into this Circular. These risk factors relate to the Arrangement. For information on risks and uncertainties relating to the business of Tembec, see “Information Relating to Tembec – Risk Factors” and for information on risks and uncertainties relating to the business of Rayonier AM and the Rayonier AM Shares, see “Information Relating to Rayonier AM– Risk Factors”.

Risks Related to the Arrangement

Because the market price of the Rayonier AM Shares and the Tembec Shares will fluctuate and the Exchange Ratio under the Per Share Stock Consideration is fixed, Tembec Shareholders cannot be certain of the market value of the Rayonier AM Shares they will receive for their Tembec Shares under the Arrangement.

The exchange ratio between Tembec Shares and Rayonier AM Shares included in the Per Share Stock Consideration, on a per-share basis, is fixed and will not increase or decrease due to fluctuations in the market price of Rayonier AM Shares or Tembec Shares. The market price of Rayonier AM Shares or Tembec Shares could each fluctuate significantly prior to the Effective Date in response to various factors and events, including, without limitation, the differences between Rayonier AM’s and Tembec’s actual financial or operating results and those expected by investors and analysts, changes in analysts’ projections or recommendations, changes in general economic or market conditions, broad market fluctuations and changes in the currency exchange rate between the U.S. and Canadian dollar. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the Rayonier AM Shares that holders of Tembec Shares may receive on the Effective Date. There can be no assurance that the market value of the Consideration that the holders of Tembec Shares may receive on the Effective Date will equal or exceed the market value of the Tembec Shares held by such Shareholders prior to the Effective Date. There can also be no assurance that the trading price of the Rayonier AM Shares will not decline following the completion of the Arrangement.

There can be no certainty that all conditions precedent to the Arrangement will be satisfied. Failure to complete the Arrangement could negatively impact the market price of the Tembec Shares.

The Arrangement is subject to certain conditions that may be outside the control of Tembec, including, without limitation, the receipt of the Final Order and the receipt of the Key Regulatory Approvals. There can be no certainty, nor can Tembec provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Arrangement is not completed, the market price of the Tembec Shares may decline to the extent that the market price reflects a market assumption that the Arrangement will be completed. If the Arrangement is not completed and the Board decides to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay consideration for the Tembec Shares that is equivalent to, or more attractive than, the Consideration payable pursuant to the Arrangement.

The Arrangement Agreement may be terminated by Rayonier AM in certain circumstances.

Each of Rayonier AM and Tembec have the right to terminate the Arrangement Agreement and the Arrangement in certain circumstances. Accordingly, there is no certainty, nor can Tembec provide any assurance, that the Arrangement Agreement will not be terminated by either Rayonier AM or Tembec before the completion of the Arrangement. See “The Arrangement Agreement – Termination of the Arrangement Agreement”.

The completion of the Arrangement is subject to the receipt of Key Regulatory Approvals and requires Rayonier AM and Tembec to provide notice to or obtain the consent of certain provincial governments with respect to Tenures.

The completion of the Arrangement is subject to, among other things, the receipt of Key Regulatory Approvals and requires Rayonier AM and Tembec to provide notice to or obtain the consent of certain provincial governments with respect to Tenures in such provinces. The relevant governmental authorities may impose conditions for their approval of the Arrangement that could adversely affect the business, financial condition and results of operations of the Combined Company and there can be no assurance that, following the Arrangement, the Combined Company will not experience a reduction in its allocated cutting rights under such provincial forestry legislation, each of which could adversely affect the Combined Company and the value of the Rayonier AM Shares.

Uncertainty surrounding the Arrangement could adversely affect Tembec’s retention of customers, suppliers and personnel and could negatively impact Tembec’s future business and operations.

Because the Arrangement is dependent upon satisfaction of certain conditions, its completion is subject to uncertainty. In response to this uncertainty, Tembec’s customers and suppliers may delay or defer decisions concerning Tembec. Any change, delay or deferral of those decisions by customers and suppliers could have a material adverse effect on the business and operations of Tembec, regardless of whether the Arrangement is ultimately completed. Similarly, current and prospective employees of Tembec may experience uncertainty about their future roles with Rayonier AM until Rayonier AM’s strategies with respect to Tembec are announced and executed. This may adversely affect Tembec’s ability to attract or retain key management in the period until the Arrangement is completed.

The Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire Tembec.

Under the Arrangement Agreement, Tembec would be required to pay a Termination Fee of $20 million in the event the Arrangement Agreement is terminated in certain circumstances. This Termination Fee may discourage other parties from attempting to acquire Tembec Shares or otherwise make an Acquisition Proposal to Tembec, even if those parties would otherwise be willing to offer greater value to Tembec Shareholders than that offered by Rayonier AM under the Arrangement.

Canadian Resident Holders of Tembec Shares will realize a taxable disposition of their Tembec Shares as a result of the Arrangement.

For Canadian federal income tax purposes, the exchange of Tembec Shares for cash and/or Rayonier AM Shares pursuant to the Arrangement will be a fully taxable transaction to a Resident Shareholder (as defined under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada”). A Resident Shareholder will realize a capital gain to the extent that the sum of (a) the cash consideration received and (b) the fair market value at the Effective Time of the Rayonier AM Shares acquired by such Resident Shareholder on the exchange, net of any reasonable costs of the disposition, exceed the adjusted cost base to the Resident Shareholder of its Tembec Shares exchanged under the Arrangement. Depending on the form of consideration, in cash, Rayonier AM Shares, or a combination thereof, received by a Resident Shareholder, and the Resident Shareholder’s particular circumstances, such Resident Shareholder may not receive sufficient cash in exchange for its Tembec Shares to pay the entirety of any resulting tax liability. Each Resident Shareholder should review the discussion in this Circular found at “Certain Canadian Federal Income Tax Considerations” and consult its own tax advisor.

U.S. Holders of Tembec Shares will be engaging in a taxable exchange as a result of the Arrangement.

For U.S. federal income tax purposes, the exchange of Tembec Shares for cash and/or Rayonier AM Shares pursuant to the Arrangement will be a fully taxable transaction to U.S. Holders (as defined under “Certain U.S. Federal Income Tax Considerations”) without regard to whether the U.S. Holder receives cash, Rayonier AM Shares, or a combination thereof. If the U.S. dollar value of the amount of cash plus the fair market value of Rayonier AM Shares (determined as of the Effective Date) received by a U.S. Holder in the Arrangement exceeds the U.S. Holder’s adjusted tax basis in its Tembec Shares surrendered in the Arrangement, such U.S. Holder will recognize gain in an amount equal to such excess. Depending on the form of consideration (whether in cash,

Rayonier AM Shares, or a combination thereof) received by a U.S. Holder, such U.S. Holder may not receive sufficient cash in exchange for its Tembec Shares to pay the entirety of any resulting tax liability. In addition, if Tembec were classified as a PFIC for U.S. federal income tax purposes for any time prior to consummation of the Arrangement during which a U.S. Holder held Tembec Shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences on the exchange of its Tembec Shares pursuant to the Arrangement (see “Risk Factors” – Tembec may be or may have been classified as a PFIC for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to U.S. Holders of Tembec Shares”). Each U.S. Holder should review the discussion in this Circular found at “Certain U.S. Federal Income Tax Considerations” and consult its own tax advisor.

Tembec may be or may have been classified as a PFIC for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to U.S. Holders of Tembec Shares.

If Tembec is treated as a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined under “Certain U.S. Federal Income Tax Considerations”) of Tembec Shares, certain adverse consequences could apply to the U.S. Holder in respect of gain recognized on the Arrangement. Tembec would be considered a PFIC for any taxable year in which, after applying certain look through rules, either at least 75% of its gross income is passive income or at least 50% of the average quarterly value of all of its gross assets for the taxable year produce or are held for the production of passive income. Based on current assets and activities and on assumptions about activities during the balance of the current taxable year, Tembec does not expect that it will be a PFIC for the current taxable year or that it was a PFIC in its taxable year ending September 24, 2016. The determination of PFIC status is, however, complex and Tembec has not done a complete analysis of the relevant facts and issues for any of these periods, and therefore there is substantial uncertainty as to Tembec’s PFIC status and history. In addition, PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Moreover, Tembec has not requested or received an opinion from its United States tax counsel as to whether it was a PFIC in past taxable years or will be determined to be a PFIC in the current taxable year. There can be no assurance that Tembec was not and has not been a PFIC for any taxable year during which a U.S. Holder held or holds Tembec Shares. U.S. Holders of Tembec Shares should consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled “Certain U.S. Federal Income Tax Considerations – U.S. Holders – U.S. Federal Income Tax Consequences Relating to the Arrangement – PFIC Rules”.

Risks Related to the Combined Company

Rayonier AM and Tembec may not integrate successfully.

The Arrangement will involve the integration of companies that previously operated independently. As a result, the combination will present challenges to management, including the integration of the operations, systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention and the loss of key employees.

The difficulties management encounters in the transition and integration processes could have an adverse effect on the revenues, level of expenses and operating results of the Combined Company. As a result of these factors, it is possible that any benefits expected from the combination will not be realized.

The provisions in Rayonier AM’s certificate of incorporation, its by-laws and Delaware law could delay or deter tender offers or takeover attempts that may offer a premium for Rayonier AM Shares.

Certain provisions in Rayonier AM’s certificate of incorporation, its by-laws and Delaware law could make it more difficult for a third party to acquire control of Rayonier AM without the cooperation of Rayonier AM’s board of directors. These provisions include:

•	the ability of Rayonier AM’s directors to issue preferred shares with rights as they deem appropriate without stockholder approval;

•	a provision that does not permit stockholders to cumulate votes in the election of directors;

•	a provision that the number of directors on Rayonier AM’s board of directors is fixed exclusively by Rayonier AM’s board of directors;

•	a provision that any vacancies created in Rayonier AM’s board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of Rayonier AM’s board of directors then in office, even if less than a quorum is present, or by a sole remaining director;

•	the classification of Rayonier AM’s board of directors into three classes serving staggered three-year terms which makes it more difficult to quickly replace board members;

•	a provision that Rayonier AM’s stockholders may only remove Rayonier AM’s directors for cause by the affirmative vote of at least 80% of its voting stock then outstanding;

•	a provision that Rayonier AM’s stockholders must comply with advance notice provisions to bring director nominations or other matters before meetings of Rayonier AM’s stockholders;

•	a provision that special meetings of stockholders may only be called by the Chairman of Rayonier AM’s board of directors or the board of directors pursuant to a resolution adopted by a majority of the entire board of directors;

•	a prohibition against action by written consent of Rayonier AM’s stockholders;

•	a provision that certain provisions of Rayonier AM’s certificate of incorporation relating to the number, term and removal of its directors, the ability of the board to issue preferred stock, the filling of board vacancies, the calling of special meetings of stockholders, stockholder action by written consent and director and officer indemnification require the affirmative vote of the holders of at least 80% of Rayonier AM’s voting stock then outstanding to be amended;

•	a provision that certain provisions of Rayonier AM’s bylaws relating to the number, term and removal of Rayonier AM’s directors, the filling of board vacancies, the calling of special meetings of stockholders, stockholder action by written consent and director and officer indemnification require the affirmative vote of the holders of at least 80% of Rayonier AM’s voting stock then outstanding to be amended; and

•	a prohibition pursuant to Section 203 of the DGCL of the corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the Person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner.

See “Information Relating to Rayonier AM – Description of Capital Stock” and “Appendix J – Comparison of Rights of Tembec Shareholders and Rayonier AM Stockholders”.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement.

The pro forma combined financial statements contained in this Circular are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement for several reasons. For example, the pro forma combined financial statements have been derived from the historical financial statements of Rayonier AM and Tembec and certain assumptions have been made regarding the value of the consideration payable by Rayonier AM in the Arrangement (which will be affected by both the exchange rate between Canadian dollars and U.S. dollars and the market price of Rayonier AM Shares as of the completion of the Arrangement), the allocation of that value to the assets to be acquired and liabilities to be assumed by Rayonier AM (which will not be finally determined until after the completion of the Arrangement), and various other matters. The information upon which these assumptions have been made is historical, preliminary and subject to change. Moreover, the pro forma combined financial statements do not reflect all costs that are expected to be incurred by the Combined Company in connection with the Arrangement. For example, the impact of any incremental costs incurred in integrating Rayonier AM and Tembec is not reflected in the pro forma combined financial statements. In addition, the assumptions used in preparing the pro forma combined financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the Arrangement. The Rayonier AM’s share price may be adversely affected if the actual results of the Combined Company fall short of the pro forma combined financial statements contained in this Circular. See “Information Relating to the Combined Company – Selected Unaudited Pro forma Financial Information” and the Unaudited Pro forma Combined Financial Statements of Rayonier AM attached as Appendix B to this Circular.

The Combined Company’s indebtedness following completion of the Arrangement will be substantial. This indebtedness could adversely affect the Combined Company’s business and its ability to meet its obligations.

The Combined Company’s indebtedness following completion of the Arrangement could have adverse consequences for the Combined Company’s business, including:

•	requiring a substantial portion of the Combined Company’s cash flows from operations to make interest payments on its debt;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of the Combined Company’s debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing the Combined Company’s vulnerability to general adverse economic and industry conditions;

•	reducing the cash flows available to fund capital expenditures and other corporate purposes and to grow the Combined Company’s business;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and the industry;

•	placing the Combined Company at a competitive disadvantage to its competitors that may not be as highly leveraged with debt; and

•	limiting the Combined Company’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

To the extent the Combined Company incurs additional indebtedness, the risks described above could increase. In addition, the Combined Company’s actual cash requirements in the future may be greater than expected. The Combined Company’s cash flows from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and the Combined Company may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt.

The Rayonier AM Shares to be received by Tembec Shareholders as a result of the Arrangement will have different rights from the Tembec Shares

Rayonier AM is a Delaware corporation. Tembec is a company incorporated and exiting under the CBCA. Upon completion of the Arrangement, Tembec Shareholders will become Rayonier AM Shareholders and their rights as stockholders will be governed by the Rayonier AM certificate of incorporation, by-laws and Delaware Law. Certain of the rights associated with Rayonier AM Shares under Delaware Law are different from the rights associated with Tembec Shares under the CBCA.

Enforcement of Rights Against the Combined Company in Canada

Rayonier AM is located outside Canada and, following the Effective Time, the majority of its directors, officers and experts are expected to reside outside of Canada. Accordingly, it may not be possible for Rayonier AM Shareholders to effect service of process within Canada upon the Combined Company or the majority of its directors, officers or experts, or to enforce judgments obtained in Canadian courts against the Combined Company or the majority of its directors, officers or experts.

RIGHTS OF DISSENTING SHAREHOLDERS

If you are a Registered Shareholder holding Tembec Shares, you are entitled to exercise Dissent Rights in the manner provided in Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order.

This section summarizes the provisions of Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order. If you are a Registered Shareholder holding Tembec Shares and wish to exercise Dissent Rights, you should obtain your own legal advice and carefully read the provisions of the Plan of Arrangement, the provisions of Section 190 of the CBCA and the Interim Order, which are attached at Appendix D, Appendix I and Appendix F, respectively.

Anyone who is a beneficial owner of Tembec Shares registered in the name of an intermediary and who wishes to exercise Dissent Rights should be aware that only Registered Shareholders holding Tembec Shares are entitled to exercise Dissent Rights. A Registered Shareholder who holds Tembec Shares as intermediary for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the Dissent Notice should specify the number and class of Dissent Shares. A Dissenting Shareholder may only dissent with respect to all the Tembec Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

Registered Shareholders holding Tembec Shares who exercise Dissent Rights as set out in the CBCA as modified by the Plan of Arrangement and the Interim Order will be deemed to have transferred their Dissent Shares to Rayonier AM, or Rayonier AM Sub, as applicable, free and clear of any Liens, as of the Effective Date, and if they:

(a)	ultimately are entitled to be paid fair value for their Dissent Shares, will be entitled to be paid the fair value of such Dissent Shares and will not be entitled to any other payment or consideration (including any payment that would be payable under the Arrangement had they not exercised their Dissent Rights). There can be no assurance that a Dissenting Shareholder will receive consideration for its Dissent Shares of equal value to the Consideration that such Dissenting Shareholder would have received under the Arrangement; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Dissent Shares, will be deemed to have participated in the Arrangement and to have transferred their Tembec Shares to Rayonier AM, or Rayonier AM Sub, as applicable, in exchange for the Per Share Cash Amount.

A Registered Shareholder holding Tembec Shares who wishes to exercise Dissent Rights must ensure that a Dissent Notice is received by the Corporate Secretary of Tembec at its office located at 100-4 Place Ville-Marie, Montreal, Québec, H3B 2E7 on or prior to 5:00 p.m. (Eastern time) two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). It is important that Tembec Shareholders holding Tembec Shares strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA which would permit a Dissent Notice to be provided at or prior to the Meeting.

The filing of a Dissent Notice does not deprive a Registered Shareholder holding Tembec Shares of the right to vote at the Meeting; however, a Registered Shareholder holding Tembec Shares who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to Tembec Shares voted in favour of the Arrangement Resolution. If such Dissenting Shareholder votes in favour of the Arrangement Resolution in respect of a portion of the Tembec Shares registered in his, her or its name and held by same on behalf of any one beneficial owner, such vote approving the

Arrangement Resolution will be deemed to apply to the entirety of the Tembec Shares held by such Dissenting Shareholder in the name of that beneficial owner, given that Section 190 of the CBCA provides there is no right of partial dissent. A vote against the Arrangement Resolution will not constitute a Dissent Notice.

Within 10 days after the approval of the Arrangement Resolution, Tembec is required to notify each Dissenting Shareholder that the Arrangement Resolution has been approved. Such notice is not required to be sent to a Registered Shareholder holding Tembec Shares who voted for the Arrangement Resolution or who has withdrawn a Dissent Notice previously filed.

A Dissenting Shareholder must, within 20 days after the Dissenting Shareholder receives notice that the Arrangement Resolution has been approved or, if the Dissenting Shareholder does not receive such notice, within 20 days after the Dissenting Shareholder learns that the Arrangement Resolution has been approved, send a demand for payment containing the Dissenting Shareholder’s name and address, the number of Dissent Shares held by the Dissenting Shareholder, and a demand for payment of the fair value of such Dissent Shares. Within 30 days after sending a demand for payment, the Dissenting Shareholder must send to the Secretary Corporate Secretary of Tembec at 100-4 Place Ville-Marie, Montreal, Québec, H3B 2E7, or to Computershare Investor Services Inc. located at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2YI, the certificates representing the Dissent Shares. A Dissenting Shareholder who fails to send the certificates representing the Dissent Shares forfeits its right to make a claim under Section 190 of the CBCA. Tembec or Computershare Investor Services Inc. will endorse on Tembec Share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder under Section 190 of the CBCA and will forthwith return the Tembec Share certificates to the Dissenting Shareholder.

On the filing of a demand for payment (and in any event upon the Effective Date), a Dissenting Shareholder ceases to have any rights in respect of its Dissent Shares, other than the right to be paid the fair value of its Dissent Shares as determined pursuant to Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, except where, prior to the date at which the Arrangement becomes effective: (i) the Dissenting Shareholder withdraws its demand for payment before Tembec makes an offer to pay to the Dissenting Shareholder; (ii) an offer to pay is not made and the Dissenting Shareholder withdraws its demand for payment; or (iii) the Board revokes the Arrangement Resolution, in which case Tembec will reinstate the Dissenting Shareholder’s rights in respect of its Dissent Shares as of the date the demand for payment was sent. Pursuant to the Plan of Arrangement, in no case will Rayonier AM, Rayonier AM Sub, Tembec or any other Person be required to recognize any Dissenting Shareholder as a Shareholder after the Effective Date, and the names of such Shareholders will be deleted from the list of Registered Shareholders at the Effective Date. In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of DSUs, and (ii) holders of Tembec Shares who vote or have instructed a proxyholder to vote such Tembec Shares in favour of the Arrangement Resolution.

No later than 7 days after the later of the Effective Date and the date on which a demand for payment of a Dissenting Shareholder is received, as applicable, each Dissenting Shareholder who has sent a demand for payment must be sent a written offer to pay for its Dissent Shares in an amount considered by the Board to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every offer to pay in respect of Tembec Shares must be on the same terms as every other offer to pay in respect of Tembec Shares.

Payment for the Dissent Shares of a Dissenting Shareholder must be made within 10 days after an offer to pay has been accepted by a Dissenting Shareholder, but any such offer to pay lapses if an acceptance thereof is not received within 30 days after the offer to pay has been made. If an offer to Pay for the Dissent Shares of a Dissenting Shareholder is not made, or if a Dissenting Shareholder fails to accept an offer to pay that has been made, an application to a court to fix a fair value for the Dissent Shares of Dissenting Shareholders may be made within 50 days after the Effective Date or within such further period as a court may allow.

If no such application is made, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Dissent Shares have not been purchased will be joined as parties and bound by the decision of the court, and each affected Dissenting Shareholder shall be notified of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any other Person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissent Shares of all such Dissenting Shareholders. The final order of the Court will be rendered against Tembec in favour of each Dissenting Shareholder joined as a party and for the amount of the Dissent Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment. Any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissent Shares.

The above is only a summary of the provisions of the CBCA pertaining to Dissent Rights, as modified by the Plan of Arrangement and the Interim Order, which are technical and complex. If you are a Shareholder holding Tembec Shares and wish to directly or indirectly exercise Dissent Rights, you should seek your own legal advice as failure to strictly comply with the provisions of the CBCA, as modified by the Plan of Arrangement and the Interim Order, may prejudice your Dissent Rights.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Circular or the documents incorporated by reference herein, within the three years prior to the date of this Circular, no insider of Tembec, director or associate or affiliate of any insider or director, has or had any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or could materially affect Tembec or any of its Subsidiaries.

INTERESTS OF EXPERTS OF TEMBEC AND RAYONIER AM

The following Persons and companies have prepared certain sections of this Circular and/or appendices attached hereto as described below, or are named as having prepared or certified a report, statement or opinion in or incorporated by reference in this Circular.

Name of Expert	Nature of Relationship
Scotia Capital Inc.	Authors responsible for the preparation of the Scotia Capital Fairness Opinion
National Bank Financial Inc.	Authors responsible for the preparation of the National Bank Financial Fairness Opinion
KPMG LLP	Auditors of Tembec
Grant Thornton LLP	Current auditors of Rayonier AM
Ernst & Young LLP	Former auditors of Rayonier AM

Notes:

(1)	To the knowledge of Tembec, none of the experts so named (or any of the designated professionals thereof) held securities representing more than 1% of all issued and outstanding Tembec Shares as at the date of the statement, report or valuation in question, and none of the persons above is or is expected to be elected, appointed or employed as a director, officer or employee of Tembec or of any associate or affiliate of Tembec.
(2)	KPMG LLP has advised Tembec that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation. Note (1) is not intended to apply to KPMG LLP.
(3)	Grant Thornton LLP, an independent registered public accounting firm, reports that they are independent of Rayonier AM in accordance with the applicable rules and regulations of the United States Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States). Ernst & Young LLP are the former auditors of Rayonier AM who audited the 2015 financial statements. They have advised Rayonier AM that, during their audit engagement period, they were independent with respect to Rayonier AM within the meaning of the applicable rules and regulations of the United States Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States). Note (1) is not intended to apply to Ernst & Young LLP or to Grant Thornton LLP.

ADDITIONAL INFORMATION

Additional information relating to Tembec may be found on SEDAR at www.sedar.com. Financial information is provided in Tembec’s audited consolidated financial statements and management’s discussion and analysis for the most recently completed financial year. Tembec Shareholders may also contact the Corporate Secretary of Tembec at 100-4 Place Ville-Marie, Montreal, Québec, H3B 2E7 to request copies of Tembec’s consolidated financial statements and MD&A.

Rayonier AM files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Rayonier AM, who file electronically with the SEC. The address of that site is www.sec.gov.

APPROVAL OF THE BOARD

The contents and the sending of this Circular have been approved by the Board.

DATED this 13th day of June, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James V. Continenza
James V. Continenza
Chairman

CONSENT OF SCOTIA CAPITAL

To: The Board of Directors of Tembec

We hereby consent to the reference to our firm name and to our opinion dated May 24, 2017 under “Questions and Answers About the Meeting and the Arrangement”, “Summary – Reasons for the Recommendation of the Board”, “Summary – Fairness Opinions”, “The Arrangement – Background to the Arrangement”, “The Arrangement – Reasons for the Recommendation”, “The Arrangement – Fairness Opinions – Scotia Capital Fairness Opinion” and “Interests of Experts of Tembec and Rayonier AM” and to the inclusion of the Scotia Capital Fairness Opinion as Appendix G to this Circular. In providing such consent, we do not intend that any person other than the Board of Directors of Tembec rely upon such opinion.

Montreal, Québec

June 13, 2017

SCOTIA CAPITAL INC.

CONSENT OF NATIONAL BANK FINANCIAL

To: The Special Committee of the Board of Directors of Tembec

We hereby consent to the reference to our firm name and to our opinion dated May 24, 2017 under “Questions and Answers About the Meeting and the Arrangement”, “Summary – Reasons for the Recommendation of the Board”, “Summary – Fairness Opinions”, “The Arrangement – Background to the Arrangement”, “The Arrangement – Reasons for the Recommendation”, “The Arrangement – Fairness Opinions – National Bank Financial Fairness Opinion” and “Interests of Experts of Tembec and Rayonier AM” and to the inclusion of the National Bank Financial Fairness Opinion as Appendix H to this Circular. In providing such consent, we do not intend that any person other than the Special Committee of the Board of Directors of Tembec rely upon such opinion.

Montreal, Québec

June 13, 2017

NATIONAL BANK FINANCIAL INC.

APPENDIX A

GLOSSARY OF DEFINED TERMS

The following terms used in this Circular, including without limitation the Notice of Special Meeting of Tembec Shareholders, have the meanings set forth below:

“2012 IQ Loan Agreement” means the Offre de prêt (Loan Offer) (File D129013) entered into on March 9, 2012, between Investissement Québec, Tembec, Tembec Industries Inc. and Tembec Energy L.P., as amended prior to May 24, 2017.

“2013 IQ Loan Agreement” means the Offre de prêt (Loan Offer) (File D135683) entered into on September 6, 2013, between Investissement Québec, Tembec, Tembec Industries Inc. and Tembec Energy L.P., as amended prior to May 24, 2017.

“Acquisition Proposal” any oral or written inquiry, proposal, indication of interest or offer, whether or not conditional and whether or not withdrawn, (i) for a merger, amalgamation, consolidation, arrangement, share exchange, liquidation, dissolution, recapitalization or other business combination or similar transaction that would result in any Person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of Tembec, (ii) for the issuance, sale or other disposition, directly or indirectly, to any Person of securities that represent 20% or more of the total voting power of Tembec, (iii) to acquire, directly or indirectly, assets (including equity securities of any Subsidiary of Tembec) that represent 20% or more of the total consolidated assets of Tembec, (iv) for a tender offer or exchange offer that, if consummated, would result in any Person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of Tembec, or (v) any combination of the foregoing, in each case other than the transactions contemplated by the Arrangement Agreement.

“Adverse Notice” has the meaning ascribed thereto under “The Arrangement Agreement – Covenants – Tembec Non-Solicitation”.

“Adverse Recommendation Change” means if the Board (A) withdraws (or modifies in a manner adverse to Rayonier AM), the Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal for a period not exceeding five Business Days shall not be considered an changed in recommendation), (B) fails to reaffirm, without qualification, within five Business Days after Rayonier AM requests in writing that such action be taken, or (C) approves, adopts or recommends, or proposes publicly to approve, adopt or recommend, any Acquisition Proposal.

“affiliate” has the meaning ascribed thereto in NI 45-106, except when such term is used under the headings “Summary – United States Securities Law Matters” and “Regulatory Matters – United States Securities Law Matters – Resale of Rayonier AM Shares Received Pursuant to the Arrangement”.

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses”.

“AML” means the Anti-Monopoly Law of the People’s Republic of China.

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or eliminating, restricting or lessening of competition (including the HSR Act, the Competition Act, the German Act Against Restraints on Competition, the Anti-Monopoly Law of the People’s Republic of China and similar Laws).

“Application for Review” has the meaning ascribed thereto under “Regulatory Matters – Other Regulatory Matters – Investment Canada Act”.

“Arrangement” means the arrangement of Tembec under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Agreement” means the arrangement agreement dated as of May 24, 2017 between Tembec and Rayonier AM, as may be amended, varied or supplemented from time to time.

“Arrangement Resolution” means the special resolution of the Tembec Shareholders approving the Arrangement to be considered at the Meeting substantially in the form attached as Appendix C to this Circular.

“Articles of Arrangement” means the articles of arrangement of Tembec in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made by the Court, which shall include the Plan of Arrangement and otherwise be in a form and substance satisfactory to Tembec and Rayonier AM, each acting reasonably, subject to any amendments or variations thereto made with the consent of Tembec and Rayonier AM, each acting reasonably.

“Board” means the board of directors of Tembec as the same is constituted from time to time.

“Board Recommendation” means the unanimous determination of the Board (without any abstention), after consultation with its legal and financial advisors, that the Arrangement is in the best interests of Tembec and is fair to the Tembec Shareholders and the unanimous recommendation of the Board (without any abstention) to the Tembec Shareholders that they vote in favour of the Arrangement Resolution.

“BofA Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Broadridge” means Broadridge Financial Solutions, Inc.

“Business Day” means any day on which banks are not required or authorized to close in the State of Florida, U.S.A., and the Province of Québec, Canada.

“Cahill” means Cahill Gordon & Reindel LLP.

“Cash Consideration Number” means the product (rounded up to the nearest whole share) of (i) 0.633 and (ii) the total number of Tembec Shares issued and outstanding immediately prior to the Effective Time (excluding the Tembec Shares owned, directly or indirectly, by Rayonier AM), as adjusted pursuant to Section 4.2(d) of the Plan of Arrangement.

“Cash Electing Share” means a Tembec Share to be exchanged for the Per Share Cash Amount.

“Cash Election Number” means the aggregate number of the Tembec Shares for which Tembec Shareholders have elected to receive the Per Share Cash Amount pursuant to Section 4.1 of the Plan of Arrangement.

“CBCA” means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder.

“CDS” means CDS Clearing and Depository Services Inc.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement.

“Circular” means the notice of the Meeting and this accompanying management information circular, including all schedules, appendices and exhibits thereto, and information incorporated by reference herein, to be sent to the Tembec Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Company” means Rayonier AM after completion of the Arrangement.

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf.

“Commitment Letter” means that certain amended and restated letter agreement and a corresponding amended and restated fee letter, both dated June 12, 2017 (together with all exhibits, annexes and schedules thereto), evidencing the commitment of Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Suntrust Bank and Suntrust Robinson Humphrey, Inc. to provide Rayonier AM with debt financing, subject to the terms and conditions set forth therein.

“Competition Act” means the Competition Act (Canada) and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Competition Act Approval” means any of: (a) the issuance of advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act with respect to the transactions contemplated by the Arrangement Agreement; (b) Rayonier AM and Tembec have given the notice under Section 114 of the Competition Act with respect to the transactions contemplated by the Arrangement Agreement and the applicable waiting period under Section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice with respect to the transactions contemplated by the Arrangement Agreement has been waived pursuant to Paragraph 113(c) of the Competition Act, provided that in the case of (b) or (c), Rayonier AM has been advised in writing by the Commissioner that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by the Arrangement Agreement.

“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada).

“Computershare” means Computershare Trust Company of Canada.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Tembec and Rayonier AM dated April 25, 2016, as amended.

“Consideration” means the consideration to be received by the Tembec Shareholders pursuant to the Plan of Arrangement consisting of, for each Tembec Share, at the election of the holder thereof, the Per Share Cash Amount or the Per Share Stock Consideration on the basis set out in the Plan of Arrangement, subject to proration in accordance with the Plan of Arrangement.

“Consideration Cash Value” means the sum of (a) the product of (i) the Per Share Cash Amount multiplied by (ii) 0.633 plus (b) the product of (i) the Exchange Ratio multiplied by (ii) 0.367 multiplied by (iii) the Rayonier AM Common Share VWAP.

“Contract” means any written or oral agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding, undertaking or arrangement.

“Court” means the Superior Court of Québec.

“CRA” means the Canada Revenue Agency.

“Depositary” means Computershare Trust Company of Canada, in its capacity as depositary for the Tembec Shares under the Arrangement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means the Director of companies appointed under Section 260 of the CBCA.

“Director DSUs” means share units granted pursuant to Tembec’s Director DSU Plan.

“Director DSU Plan” means Tembec’s Share Unit Plan for Non-Executive Directors, as amended from time to time.

“Dissent Notice” means a written objection to the Arrangement Resolution provided by a Dissenting Shareholder in accordance with the dissent procedure set out under Article 5 of the Plan of Arrangement.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Dissent Shares” means Tembec Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights.

“Dissenting Shareholder” means a Registered Shareholder who validly dissents in respect of the Arrangement in strict compliance with the procedure for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time.

“DOJ” has the meaning ascribed thereto under “Regulatory Matters – Other Regulatory Matters – HSR Act”.

“DSUs” means, collectively, the Employee DSUs, Employee PCSUs, Employee Performance DSUs and Director DSUs.

“Effective Date” means the date upon which the Arrangement becomes effective, as set out on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m., Eastern Time, on the Effective Date or such other time as agreed to by Rayonier AM and Tembec in writing.

“Election Deadline” means 5:00 p.m. (Eastern Time) on the Business Day which is three business days preceding the Effective Date, at least two Business Days prior notice of which Tembec has given by means of press release disseminated on a newswire.

“Employee DSUs” means non-performance deferred share units granted pursuant to Part A of the Employee DSU Plan.

“Employee DSU Plan” means the Tembec Long-Term Equity Based Plan for Executives and Key Employees, as amended from time to time.

“Employee PCSUs” means performance-conditioned share units granted pursuant to Part B of the Employee DSU Plan.

“Employee Performance DSUs” means performance-conditioned deferred share units granted pursuant to Part A of the Employee DSU Plan.

“Exchange Ratio” means 0.2302 of a validly issued, fully paid and non-assessable Rayonier AM Share.

“Executives” means the following officers of Tembec: James Lopez (President and Chief Executive Officer), Michel Dumas (Executive Vice President, Finance and Chief Financial Officer), Chris Black (Executive Vice President, Forest Products, Pulp and Paper), Christian Ribeyrolle (Executive Vice President, Specialty Cellulose and President, Tembec France SAS), Linda Coates (Vice President, Human Resources and Corporate Affairs), Paul Dottori (Vice President, Environment, Engineering and Procurement), Patrick LeBel (Vice President, General Counsel and Corporate Secretary) and Marcus Moeltner (Vice President, Business Development).

“FATCA” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations – FATCA Withholding and Reporting”.

“FCO” means the Federal Cartel Office of Germany.

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financing” has the meaning ascribed thereto under “The Arrangement Agreement – Covenants – Rayonier AM Financing”.

“Former Tembec” has the meaning ascribed thereto under “Information Relating to Tembec”.

“FTC” has the meaning ascribed thereto under “Regulatory Matters – Other Regulatory Matters – HSR Act”.

“Governmental Antitrust Entity” means any federal, state, local or foreign court or other Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws.

“Governmental Entity” means any international, multinational, national, federal, provincial, state, municipal, local or foreign governmental authority (including, with respect to France, any regional or departmental direction of a ministry and any independent administrative authority), any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, any quasi-governmental or private body exercising any executive, regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority, or any stock exchange.

“Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“Houlihan Lokey” means Houlihan Lokey Capital Inc.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“IESO” has the meaning ascribed thereto under “Regulatory Matters – Other Regulatory Matters – Additional Consents”.

“IFRS” means International Financial Reporting Standards.

“Indemnified Person” has the meaning ascribed thereto under “The Arrangement – Interests of Certain Persons in the Arrangement – Insurance and Indemnification of Directors and Officers”.

“Interim Order” means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Meeting, as the same may be amended, supplemented or varied by the Court, a copy of which is attached as Appendix F to this Circular.

“Investment Canada Act” means the Investment Canada Act (Canada) and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Investment Canada Act Approval” means that the Minister has sent a notice to Rayonier AM stating that the Minister is satisfied that the transactions contemplated by the Arrangement Agreement are likely to be of net benefit to Canada, or the Minister has been deemed in accordance with the Investment Canada Act to be satisfied that the transactions contemplated by the Arrangement Agreement are likely to be of net benefit to Canada.

“IQ Warrant” means each warrant to purchase Tembec Shares pursuant to the 2012 IQ Loan Agreement and the 2013 IQ Loan Agreement.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, both as amended.

“Key Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, notices and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice, as applicable with or without an objection being made) of Governmental Entities set out in Exhibit C of the Arrangement Agreement and, if required, the Investment Canada Act Approval.

“Law” or “Laws” means any statute, law (including common law), ordinance, rule, regulation (including European Union directives and regulations), code, circular (including French ministerial circulars regarding polluted soils), order, judgment, injunction, writ, decree, award, governmental guideline, interpretation having force of law or bylaws or other legally binding requirement, in each case of a Governmental Entity.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form (printed on yellow paper) that accompanies this Circular for use by Registered Shareholders.

“Liens” means mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, servitudes, encroachments, rights-of-way, rights of refusal, restriction on use or other restrictions, preferential right, “usufruit” or other real or personal right (“droit réel ou personnel”), prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing.

“Material Adverse Effect” means, with respect to any Person, any event, change, effect, condition, fact, development, occurrence or circumstance that, individually or in the aggregate with all other events, changes, effects, conditions, facts, developments, occurrences or circumstances, is or would reasonably be expected to be material and adverse to the business, results of operations, capital, properties, condition (financial or otherwise), assets (tangible or intangible) or liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise) of such Person and its Subsidiaries taken as a whole, except any such event, change, effect, condition, fact, development, occurrence or circumstance resulting from or arising out of (a) any change in global, national or regional political, regulatory or legislative conditions or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including credit market or securities markets); (b) any change generally affecting the industries, in which such Person or any of its Subsidiaries operates; (c) any geopolitical conditions, outbreak of hostilities, act of terrorism, war (whether declared or undeclared) or sabotage or other military actions (including any escalation or general worsening of any such hostilities, acts of terrorism, war or sabotage or other military actions); (d) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; (e) any adoption, proposed implementation or change in applicable Law, or any changes in generally accepted accounting practices (or any change in the authoritative interpretation by a Governmental Entity of any of the foregoing); (f) any global or national changes or developments in or relating to currency exchange rates or interest rates; (g) any action taken or refrained from being taken by a party to the Arrangement Agreement, in each case which the other party to the Arrangement Agreement has expressly approved, consented to or requested in writing following the date of the Arrangement Agreement; (h) any change in the market price or trading volume of such Person’s securities (it being understood that the facts and circumstances that may have given rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (i) any failure by such Person to meet any internal or public financial projections, forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances that may have given rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); or (j) the negotiation, execution, performance or announcement of the Arrangement Agreement or the consummation of the transactions contemplated therein, except, in the case of clauses (a)-(f) above, to the extent that any such event, change, effect, condition, fact, development, occurrence or circumstance has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect).

“Maximum Share Number” means 19.9% of the issued and outstanding Rayonier AM Shares immediately prior to the entry into the Arrangement Agreement, rounded down to the nearest whole share.

“Meeting” means the special meeting of Tembec Shareholders to be held on July 27, 2017 and any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the terms of the Arrangement Agreement and the Interim Order to consider, among other things, the Arrangement Resolution.

“Minister” has the meaning ascribed thereto under “Regulatory Matters – Other Regulatory Matters – Investment Canada Act”.

“MOFCOM” means Anti-Monopoly Bureau of the Ministry of Commerce of the People’s Republic of China.

“National Bank Financial” means National Bank Financial Inc.

“National Bank Financial Fairness Opinion” means the opinion provided by National Bank Financial to the effect that as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the consideration under the Arrangement is fair, from a financial point of view, to Tembec Shareholders.

“net benefit ruling” has the meaning ascribed thereto under “Regulatory Matters – Other Regulatory Matters – Investment Canada Act”.

“New ABL Facility” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

“NI 71-102” means National Instrument 71-102 – Continuous Disclosure and Other Exemptions Relating to Foreign Issuers.

“Non-Registered Shareholder” means a beneficial owner of Tembec Shares that are registered either in the name of an intermediary or in the name of a depositary.

“Non-Resident Shareholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”.

“Non-U.S. Holder” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations”.

“Notice of Meeting” means the notice of the Meeting accompanying the Circular.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, judgment, plan, “arrêté”, “ordonnance” or decree of any Governmental Entity.

“Outside Date” means February 24, 2018, provided that if on such date the conditions set forth in Section 5.1(d) of the Arrangement Agreement (as the result only of an Antitrust Law or Order enforced by a Governmental Antitrust Entity or pursuant to provisions of the Investment Canada Act enforced or imposed by a Governmental Entity) or Section 5.1(e) of the Arrangement Agreement will not be satisfied but all other conditions set forth in Article 5 of the Arrangement Agreement (other than those capable of being satisfied at the Effective Time only) will have been satisfied, then either Party, provided that it is not in default of its obligations under the Arrangement Agreement, will have the right to extend the Outside Date to April 24, 2018.

“Parties” means Tembec and Rayonier AM, and “Party” means either of them.

“Per Share Cash Amount” means $4.05 in cash, without interest, per Tembec Share, subject to adjustment in the manner and in the circumstances contemplated in the Arrangement Agreement.

“Per Share Stock Consideration” means 0.2302 of a validly issued, fully paid and non-assessable Rayonier AM Share and, if applicable, cash in lieu of fractional Rayonier AM Shares payable in accordance with the Plan of Arrangement.

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of and from any Governmental Entity.

“Person” means an individual, a corporation, a partnership, “groupement d’intérêt économique”, “société civile”, “société de personnes”, “société en participation”, “société en nom collectif”, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

“PFIC” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations – U.S. Holders – Exchange of Tembec Shares for Cash and/or Rayonier AM Shares”.

“Plan of Arrangement” means the plan of arrangement substantially in the form of Appendix D hereto, and any amendments or variations thereto made in accordance with the Arrangement Agreement or the Plan of Arrangement or upon the direction of the Court in the Final Order.

“Proposed Amendments” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“Rayonier AM” means Rayonier Advanced Materials Inc., a corporation existing under the laws of Delaware.

“Rayonier AM Common Share VWAP” means the volume weighted average price of a Rayonier AM Share for a ten trading day period, starting with the opening of trading on the twelfth trading day prior to the Effective Date to the closing of trading on the third to last trading day prior to the Effective Date, as reported by Bloomberg, such amount to be converted in Canadian dollars using the Bank of Canada daily exchange rate on the third to last trading day prior to the Effective Date.

“Rayonier AM Shares” means the shares of common stock in the capital of Rayonier AM.

“Rayonier AM Sub” means a direct or indirect wholly-owned subsidiary of Rayonier AM.

“Recapitalization” has the meaning ascribed thereto under “Information Relating to Tembec”.

“Record Date” means June 19, 2017.

“Registered Shareholder” means the Person whose name appears on the register of shares as the owner of the Tembec Shares.

“Representatives” means, collectively, in respect of a Person, (a) its officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors and consultants, and (b) the Person’s affiliates and Subsidiaries and the directors, officers, employees, agents and representatives and advisors thereof.

“Resident Shareholder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada”.

“Reverse Termination Fee” means the $20 million that Rayonier AM must pay to Tembec upon the occurrence of a Reverse Termination Fee Event.

“Reverse Termination Fee Event” has the meaning ascribed thereto under “The Arrangement Agreement – Termination of the Arrangement Agreement – Termination Payments”.

“Reviewable Transaction” has the meaning ascribed thereto under “Regulatory Matters – Other Regulatory Matters – Investment Canada Act”.

“RDSP” has the meaning ascribed thereto under “Eligibility for Investment in Canada”.

“RESP” has the meaning ascribed thereto under “Eligibility for Investment in Canada”.

“RRIF” has the meaning ascribed thereto under “Eligibility for Investment in Canada”.

“RRSP” has the meaning ascribed thereto under “Eligibility for Investment in Canada”.

“Scotia Capital” means Scotia Capital Inc., the financial advisor to Tembec.

“Scotia Capital Fairness Opinion” means the opinion provided by Scotia Capital to the effect that as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the consideration under the Arrangement is fair, from a financial point of view, to Tembec Shareholders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act (Québec) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Securities Laws” means the Securities Act, together with all other applicable Canadian provincial securities laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Separation” has the meaning ascribed thereto under “Information Relating to Rayonier AM – Overview”.

“Series A Preferred Stock” means the shares of Mandatory Convertible Preferred Stock in the capital of Rayonier AM.

“Shortfall Number” means, in the event the Cash Election Number is less than the Cash Consideration Number, the amount by which the Cash Consideration Number exceeds the Cash Election Number.

“Special Committee” means the special committee of the Board.

“Stikeman” means Stikeman Elliott LLP.

“Stock Electing Share” means a Tembec Share to be exchanged for the Per Share Stock Consideration.

“Subsidiary” of any Person shall mean any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all references to “20% or more” (x) in clauses (i), (ii) and (iv) of the definition of “Acquisition Proposal” being deemed to reference “100%” and (y) in clause (iii) of the definition of Acquisition Proposal being deemed to reference “all or substantially all”) (i) on terms which the Board determines in good faith (after receiving advice of a financial advisor and of its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and the Arrangement Agreement) to be more favorable to the Tembec Shareholders from a financial point of view than the transactions contemplated by the Arrangement Agreement, (ii) that is not subject to any due diligence or access condition, (iii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal and (iv) for which financing, if a cash transaction (in whole or part), is then fully committed or reasonably determined to be available by the Board.

“taxable capital gain” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses”.

“Tembec” means Tembec Inc., a corporation existing under the CBCA.

“Tembec Articles” means the restated articles of incorporation of Tembec dated December 20, 2016.

“Tembec By-Laws” means the general by-laws of Tembec (By-Law No. 2008-1) dated January 16, 2008.

“Tembec Construction” means Tembec Compagnie de Construction Inc.

“Tembec Construction Articles” means the articles of incorporation of Tembec Construction Inc. dated March 19, 1990.

“Tembec Construction Preferred Shares” means preferred shares having the rights and restrictions described in Exhibit I of the Plan of Arrangement.

“Tembec Industries” means Tembec Industries Inc.

“Tembec Investments” means Tembec Investments Inc.

“Tembec Investments Articles” means the articles of amendment of Tembec Investments Inc. dated June 1, 2010.

“Tembec Investments Preferred Shares” means preferred shares having the rights and restrictions described in Exhibit II of the Plan of Arrangement.

“Tembec Shareholder Approval” means at least 66 2⁄3% of the votes cast on the Arrangement Resolution by Tembec Shareholders present in person or represented by proxy at the Meeting.

“Tembec Shareholders” means the holders of Tembec Shares.

“Tembec Shares” means common shares in the capital of Tembec.

“Tenures” means all forest licenses, tree farm licenses, timber sale licenses, timber quotas, pulpwood agreements and other Contracts granting harvest rights under the Sustainable Forest Development Act (Québec), R.S.Q., C A-18.1 and the Crown Forest Sustainability Act (Ontario), S.O. 1994, c 25 or similar legislation in any other jurisdictions held by Tembec and its Subsidiaries.

“Termination Fee” means the $20 million that Tembec must pay to Rayonier AM upon the occurrence of a Termination Fee Event.

“Termination Fee Event” has the meaning ascribed thereto under “The Arrangement Agreement – Termination of the Arrangement Agreement – Termination Payments”.

“TFSA” means a tax-free savings account within the meaning of the ITA.

“TSX” means the Toronto Stock Exchange.

“U.S.” means the United States of America.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“U.S. GAAP” means accounting principles generally accepted in the U.S.

“U.S. Holder” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations”.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“USRPHC” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations – Non-U.S. Holders – Ownership and Disposition of Rayonier AM Shares”.

“Voting Agreement” means each of the voting agreements (including any amendments thereto) dated May 24, 2017 between Rayonier AM and each of the Tembec directors and Executives.

“Withholding Obligation” has the meaning ascribed thereto under “The Arrangement – Elections, Proration and Exchange Procedure – Withholding Rights”.

APPENDIX B

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF RAYONIER AM

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

On May 25, 2017, Rayonier Advanced Materials (“Rayonier AM”) and Tembec Inc. (“Tembec”) announced they had entered into an Arrangement Agreement (the “Agreement”) for Rayonier AM to acquire Tembec for a combination of cash and Rayonier AM stock (the “Acquisition”). The following unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Rayonier AM and the historical consolidated financial statements of Tembec, and has been prepared to reflect the Acquisition and the projected financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Rayonier AM that actually would have resulted had the Acquisition occurred at the date indicated, nor project the results of operations or financial position of Rayonier AM for any future date or period.

The unaudited pro forma condensed combined statements of earnings (the “pro forma statements of earnings”) for the three months ended March 25, 2017 (the “2017 pro forma statement of earnings”) and for the year ended December 31, 2016 (the “2016 pro forma statement of earnings”) is based on the assumption that the Acquisition was completed at the beginning of the 2016 pro forma statement of earnings period. Due to differences in each reporting entities’ fiscal year-end, the 2017 pro forma statement of earnings includes the period from January 1, 2017 to March 25, 2017 for Rayonier AM and the period from December 25, 2016 to March 25, 2017 for Tembec. The 2016 pro forma statement of earnings includes the twelve-month period ended on December 31, 2016 for Rayonier AM combined with period from December 26, 2015 to December 25, 2016 for Tembec. The unaudited pro forma condensed combined balance sheet (the “pro forma condensed combined balance sheet”) is based on the assumption that the Acquisition occurred on March 25, 2017. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the Acquisition. These pro formas exclude from the statement of earnings the estimated impact of non-recurring integration costs or benefits from the Acquisition including potential synergies that may be derived in future periods.

These pro formas should be read in conjunction with:

•	Rayonier AM’s audited consolidated financial statements and related notes thereto, as well as, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, contained in its Annual Report on Form 10-K as of and for the year ended December 31, 2016, and Rayonier AM’s unaudited condensed consolidated financial statements and related notes thereto, as well as, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”, in each case contained in its Quarterly Report on Form 10-Q as of and for the three months ended March 25, 2017; and

•	Tembec’s audited consolidated financial statements as of and for the year ended September 24, 2016, together with related notes thereto, and Tembec’s unaudited condensed interim consolidated financial statements as of and for the three months ended December 24, 2016 and as of and for the three and six months ended March 25, 2017, together with related notes thereto.

Tembec’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Adjustments were made to Tembec’s historical financial statements to estimate the conversion from IFRS to U.S. GAAP as well as reclassifications to conform Tembec’s historical presentation to Rayonier AM’s accounting presentation. Adjustments were also made to translate Tembec’s financial statements from Canadian dollars to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. These adjustments reflect Rayonier AM’s best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Acquisition will be accounted for as a business combination in conformity with U.S. GAAP. Accordingly, the assets acquired and liabilities assumed will be recorded based on preliminary estimates of fair value with the final determination of fair value for purposes of purchase price allocation based upon, in part, valuation work performed by independent valuation professionals. At this time, Rayonier AM does not have detailed information to determine preliminary estimates of fair value for purposes of determining the purchase price allocation. Accordingly, for purposes of these unaudited combined pro forma financial statements, the excess of purchase price over the value of assets acquired and liabilities assumed is reflected as an indefinite-lived intangible asset, goodwill.

The pro forma adjustments are based upon the best available information and certain assumptions that Rayonier AM believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for Tembec has not been finalized and the final financial structure has not yet been put into place. Accordingly, there can be no assurance that the final allocation of the purchase price or financial structure will not differ from the allocation reflected in the pro formas.

Rayonier AM & Tembec

Pro Forma Condensed Combined Financial Statements

(US $ in millions, except per share amounts)

Pro Forma Condensed Combined Statement of Earnings For the year end Dec 31, 2016			Pro Forma adjustments		Pro Forma
	Rayonier AM	Tembec	Financing	Acquisition	Combined
		(Note 2)	(Note 3)	(Note 4)
Net Sales	$869	$1,175	$—	$—	$2,044
Cost of Sales	(687)	(1,041)	—	—	(1,728)

Gross Margin	182	134	—	—	316
SG&A	(38)	(54)	—	—	(92)
Other Operating Income (Expense), net	(6)	3	—	—	(3)

Operating Income	138	83	—	—	221
Interest Expense, net	(35)	(52)	24	—	(63)
Foreign exchange gain (loss) on debt	—	11	(11)	—	—
Gain on debt extinguishment	9	—	—	—	9

Income before tax	112	42	13	—	167
Income tax expense	(39)	(4)	—	—	(43)

Net Income attributable to Rayonier AM	73	38	13	—	124
Mandatory convertible stock dividends	(5)	—	—	—	(5)

Net Income attributable to Rayonier AM CS	$68	$38	$13	$—	$119

Earnings per share
Basic earnings in dollar per share	$1.61				$2.34

Diluted earnings in dollar per share	$1.55				$2.23

Rayonier AM & Tembec

Pro Forma Condensed Combined Financial Statements

(US $ in millions, except per share amounts)

Pro Forma Condensed Combined Statement of Earnings For the three months ended Mar 25, 2017			Pro Forma adjustments		Pro Forma
	Rayonier AM	Tembec	Financing	Acquisition	Combined
		(Note 2)	(Note 3)	(Note 4)
Net Sales	$201	$301	$—	$—	$502
Cost of Sales	(165)	(253)	—	—	(418)

Gross Margin	36	48	—	—	84
SG&A	(9)	(16)	—	—	(25)
Other Operating Income (Expense), net	(1)	—	—	—	(1)

Operating Income	26	32	—	—	58
Interest Expense, net	(8)	(14)	5	—	(17)
Foreign exchange gain (loss) on debt	—	5	(5)	—	—

Income before tax	18	23	—	—	41
Income tax expense	(8)	(3)	—	—	(11)

Net Income attributable to Rayonier AM	10	20	—	—	30
Mandatory convertible stock dividends	(3)	—	—	—	(3)

Net Income attributable to Rayonier AM CS	$7	$20	$—	$—	$27

Earnings per share
Basic earnings in dollar per share	$0.15				$0.53

Diluted earnings in dollar per share	$0.15				$0.47

Rayonier AM & Tembec

Pro Forma Condensed Combined Financial Statements

(US $ in millions)

Pro Forma Condensed Combined Balance Sheet As of March 25, 2017			Pro Forma adjustments		Pro Forma
	Rayonier AM	Tembec	Financing	Acquisition	Combined
		(Note 2)	(Note 3)	(Note 4)
Current Assets:
Cash and cash equivalents	$345	$42	$(114)	$(252)	$21
Accounts receivable	51	110	—	—	161
Inventory	122	229	—	—	351
Prepaid and other current assets	30	9	—	—	39

Total Current Assets	548	390	(114)	(252)	572
Property, Plant and Equipment, net	787	470	—	—	1,257
Deferred Tax Assets	45	2	—	—	47
Other Assets	49	45	(3)	—	91
Goodwill	—	—	—	213	213

Total Assets	$1,429	$907	$(117)	$(39)	$2,180

Current Liabilities:
Accounts payable and accrued liabilities	$89	$164	$—	$(7)	$246
Accrued interest	10	10	—	—	20
Dividends payable	6	—	—	—	6
Current maturities of long-term debt	10	4	7	—	21
Other current liabilities	5	4	(3)	—	6
Current liabilities for disposed operations	15	1	—	—	16

Total Current Liabilities	135	183	4	(7)	315
Long-term Debt	771	514	(85)	—	1,200
Non-Current Liabilities for Disposed Operations	138	8	—	—	146
Pension and Other Postretirement Benefits	161	95	—	—	256
Other Non-Current Liabilities	9	5	—	—	14

Stockholders Equity:
Common stock	—	425	—	(425)	—
Additional paid-in capital	245	—	—	125	370
Retained earnings (loss)	78	(340)	(36)	285	(13)
Accumulated other comprehensive earning (loss)	(108)	17	—	(17)	(108)

Total Stockholders’ Equity	215	102	(36)	(32)	249

Total Liabilities and Stockholders’ Equity	$1,429	$907	$(117)	$(39)	$2,180

Note 1. Basis of Presentation

The unaudited pro forma combined financial statements are presented in United States dollars ($), which is the functional and reporting currency of Rayonier AM. References to C$ are to the currency of Canada.

These pro formas are based on the historical consolidated financial statements of each of Rayonier AM and Tembec, and have been prepared to reflect the Acquisition, including the estimated stock issuance and projected financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Rayonier AM that actually would have resulted had the Acquisition occurred on the dates indicated, nor project the results of operations or financial position of Rayonier AM for any future dates or periods. The pro forma statements of earnings were developed assuming the Acquisition closed at the beginning of the respective periods while the pro forma balance sheet was developed assuming the transaction closed on March 25, 2017 and uses the May 25, 2017 Rayonier AM closing stock price and exchange rate to value the transaction.

Pro forma adjustments reflected in the pro forma statements of earnings are based on items that are factually supportable, directly attributable to the Acquisition, and are expected to have a continuing impact on Rayonier AM’s results of operations and/or financial position. Any non-recurring items directly attributable to the Acquisition are included in the pro forma balance sheet but not in the pro forma statements of earnings. In contrast, any non-recurring items that were already included in Rayonier AM’s or Tembec’s historical consolidated financial statements that are not directly related to the Acquisition have not been eliminated. These pro formas do not reflect the non-recurring cost of any integration activities or benefits from the Acquisition including potential synergies that may be generated in future periods.

The pro formas include adjustments to reflect the cost of the projected financing structure established to fund the Acquisition.

Tembec’s historical consolidated financial statements (“Tembec’s financial statements”) were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Adjustments were made to Tembec’s financial statements to convert them from IFRS to U.S. GAAP and to Rayonier AM’s existing accounting policies. In addition, reclassifications have been made to align Tembec’s financial statement presentation to Rayonier AM’s financial statement presentation.

The following historical exchange rates were used to translate Tembec’s financial statements and calculate certain adjustments to the pro forma financial statements from C$ to U.S. dollars (“U.S.$” or “$”):

•	Average daily closing exchange rate for the three months ended March 25, 2017: U.S.$0.7552/C$

•	Average daily closing exchange rate for the year ended December 31, 2016: U.S.$0.7547/C$

•	Closing exchange rate as of March 25, 2017: U.S.$0.7477/C$

Note 2. U.S. GAAP Adjustments to Tembec Consolidated Financial Statements

Unaudited adjusted consolidated statement of net earnings

For the year ended December 24, 2016

(in millions of Canadian dollars, unless otherwise noted)

	IFRS Year ended Sept. 24 2016	IFRS Deduct Dec. 26 2015	IFRS Add Dec. 24 2016	IFRS LTM Dec. 24 2016	(a) Shutdown costs	(b) Sales Deduction	(c) Pension	(f) Reclassification	US GAAP LTM Dec. 24 2016	In US$

Sales	$1,499	$354	$370	$1,515	$—	$(6)	$—	$48	$1,557	$1,175
Freight and other deductions	193	47	46	192	—	(192)	—	—	—	$—
Cost of sales	1,097	264	270	1,103	(2)	182	(5)	101	1,379	1,041
Selling, general and administrative	62	15	16	63	—	4	—	4	71	54
Share-based compensation	(1)	(1)	4	4	—	—	—	(4)	—	—
Depreciation and amortization	53	12	12	53	—	—	—	(53)	—	—
Other items	(4)	1	1	(4)	—	—	—	—	(4)	(3)

Operating earnings	99	16	21	104	2	—	5	—	111	83

Interest, foreign exchange and other	75	17	16	74	—	—	(5)	—	69	52
Foreign exchange loss (gain) on long-term debt	(6)	24	16	(14)	—	—	—	—	(14)	(11)

Net finance costs (income)	69	41	32	60	—	—	(5)	—	55	41

Earnings (loss) before income taxes	30	(25)	(11)	44	2	—	10	—	56	42

Income tax expense (recovery)	10	3	(2)	5	—	—	—	—	5	4

Net earnings (loss)	$20	$(28)	$(9)	$39	$2	$—	$10	$—	$51	$38

Unaudited adjusted consolidated statement of net earnings

For the three months ended March 25, 2017

(in millions of Canadian dollars, unless otherwise noted)

	IFRS Mar. 25 2017	(a) Shutdown costs	(b) Sales Deduction	(c) Pension	(f) Reclassification	US GAAP Mar. 25 2017	In US$

Sales	$387	$—	$(2)	$—	$13	$398	$301
Freight and other deductions	47	—	(47)	—	—	—	—
Cost of sales	266	2	44	(3)	26	335	253
Selling, general and administrative	16	—	1	—	4	21	16
Share-based compensation	4	—	—	—	(4)	—	—
Depreciation and amortization	13	—	—	—	(13)	—	—

Operating earnings (loss)	41	(2)	—	3	—	42	32

Interest, foreign exchange and other	20	—	—	(1)	—	19	14
Foreign exchange loss (gain) on long-term debt	(7)	—	—	—	—	(7)	(5)

Net finance costs (income)	13	—	—	(1)	—	12	9

Earnings (loss) before income taxes	28	(2)	—	4	—	30	23

Income tax expense	4	—	—	—	—	4	3

Net earnings (loss)	$24	$(2)	$—	$4	$—	$26	$20

Unaudited adjusted consolidated balance sheet

As of March 25, 2017

(in millions of Canadian dollars, unless otherwise noted)

	IFRS Mar. 25 2017	(a) Shutdown costs	(b) Sales Deduction	(c) Pension	(d) Environmental Liabilities	(e) Biological Assets	(f) Reclassification	US-GAAP Mar. 25 2017	In US$
Assets
Current assets:
Cash and cash equivalents	$55	$—	$—	$—	$—	$—	$2	$57	$42
Restricted cash	2	—	—	—	—	—	(2)	—	—
Trade and other receivables	147	—	—	—	—	—	—	147	110
Inventories	305	—	—	—	—	—	—	305	229
Prepaid expenses	8	4	—	—	—	—	—	12	9

	517	4	—	—	—	—	—	521	390

Property, plant and equipment	628	—	—	—	—	—	—	628	470
Biological assets	3	—	—	—	—	(3)	—	—	—
Employee future benefits	40	—	—	11	—	—	(51)	—	—
Other assets	7	—	—	—	—	3	51	61	45
Deferred tax assets	3	—	—	—	—	—	—	3	2

	$1,198	$4	$—	$11	$—	$—	$—	$1,213	$907

Liabilities and Shareholders’ Equity
Current liabilities:
Operating bank loans	$4	$—	$—	$—	$—	$—	$—	$4	$3
Trade, other payables and accrued charges	215	—	—	5	—	—	—	220	164
Interest payable	13	—	—	—	—	—	—	13	10
Income tax payable	1	—	—	—	—	—	—	1	1
Provisions	2	—	—	—	—	—	—	2	1
Current portion of long-term debt	5	—	—	—	—	—	—	5	4

	240	—	—	5	—	—	—	245	183

Long-term debt	688	—	—	—	—	—	—	688	514
Provisions	12	—	—	—	4	—	—	16	12
Employee future benefits	136	—	—	(9)	—	—	—	127	95
Other long-term liabilities	1	—	—	—	—	—	—	1	1

	1,077	—	—	(4)	4	—	—	1,077	805

Shareholders’ equity:
Share capital	568	—	—	—	—	—	—	568	425
Deficit	(457)	4	—	2	(4)	—	—	(455)	(340)
Accumulated other comprehensive earnings (loss)	10	—	—	13	—	—	—	23	17

	121	4	—	15	(4)	—	—	136	102

	$1,198	$4	$—	$11	$—	$—	$—	$1,213	$907

The financial information illustrates the impact of estimated adjustments made to Tembec’s financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Rayonier AM’s accounting presentation and policies under U.S. GAAP. These adjustments reflect Tembec’s best estimates based on the information currently available and could be subject to change once more detailed information is obtained.

a)	Shutdown Costs

Under IFRS, shutdown costs are expensed when incurred. Under U.S. GAAP, shutdown costs are accounted for using the deferral method under which expenditures related to shutdown are capitalized in other assets when incurred and amortized to production costs on a straight-line basis over the period benefited or the period of time until the next scheduled shutdown.

b)	Sales Deduction

Under IFRS, shipping and handling, commissions and prompt payment discount are presented as a sales deduction. Under U.S. GAAP, shipping and handling costs, such as freight to the customers’ destinations, are included in cost of sales; commissions are included in SG&A; and prompt payment discount are deducted from sales in the consolidated statements of net earnings.

c)	Pension

The following employee future benefit items have been reclassified to conform their presentation to U.S. GAAP:

i.	Accumulated comprehensive loss associated with defined pension plans are adjusted against retained earnings for presentation under IFRS. Under U.S. GAAP, amounts are included in accumulated other comprehensive income and, if actuarial gains and losses exceed ten percent of the greater of plan assets or plan liabilities, the Company will amortize them over the average future service period of employees.

ii.	Under U.S. GAAP, the estimated amount to be paid in the next 12 months is recorded in “Trade, other payables and accrued charges” on the consolidated balance sheet, with the balance recorded as a long-term liability in “Employee future benefits”. Under IFRS, there was no allocation to current liabilities.

iii.	Under IFRS, when the calculation results in a benefit to the Company, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any minimum funding requirements that apply to any plan in the Company. Under U.S. GAAP, there is no limitations to the present value of economic benefits.

iv.	Under IFRS, net interest costs on defined benefit pension plans are recognized in interest, foreign exchange and other. Under U.S. GAAP, the interest costs are included in the current service costs as well as the expected return on plan assets, which reflects the best estimate at the beginning of the period of future market returns on plan assets over the life of the obligation.

d)	Environmental Liabilities

Under IFRS, environmental liabilities are accounted for on a discounted basis and included with other “Provisions” in the consolidated balance sheet. Under U.S. GAAP, environmental liabilities are generally accounted for on an undiscounted basis, and it is Rayonier AM’s policy to record the liabilities undiscounted.

e)	Biological Assets

Under IFRS, the private timberlands are classified as a growing forest, with the standing timber defined and recognized as a biological asset at fair value less costs to sell at each reporting date, with the underlying land being considered a component of property, plant and equipment and recognized at cost. Under U.S. GAAP, the private timberlands are classified in other assets at cost. For the purposes of this presentation, the fair value of the timberlands is estimated to approximate the cost.

f)	Reclassification

Classification of certain line items to conform with Rayonier AM’s presentation.

Note 3. Pro Forma Adjustments Related to Refinancing

Sources and Uses Related to Refinancing

Rayonier AM intends to refinance Tembec’s existing debt through the issuance of a Term Loan of approximately $450 million and cash of approximately $114 million. The Term Loan is expected to bear interest at the one-year LIBOR rate plus 3.75% (currently approximately 5.50%). As a result of the refinancing, Rayonier AM will write-off $13 million in deferred financing costs related to the Tembec debt. Rayonier AM is expected to incur financing costs of approximately $10 million and loan prepayment costs of $23 million.

The financing adjustments reflected in the pro forma balance sheet are summarized as follows:

($ in millions)	Amount
Cash	$114
Term Loan	450

Total sources of funds	$564

Payoff of Tembec existing long-term debt and operating bank loans	$531
Term Loan B financing costs	10
Loan prepayment costs	23

Total sources of funding	$564

Interest Expense

The adjustments to interest expense and foreign exchange gain or loss relate to the refinancing of Tembec’s debt as a result of the Acquisition which is assumed to be at the beginning of the respective periods. The interest expense and deferred financing costs incurred by Tembec for short and long-term debt of approximately $51 million and $11 million for the 2016 pro forma statement of earnings and the 2017 pro forma statement of earnings have been removed and the interest expense and deferred financing costs added related to the projected financing structure. The foreign exchange gain or loss on debt would not have occurred based on the projected financing structure.

Interest expense in the 2016 pro forma statement of earnings on the projected financing would be as follows based on the expected sources of funding described above and amortization of the financing costs on the new term loan over a five year period. The 2016 pro forma statement of earnings presents the following:

($ in millions)	Principal	Interest Rate	Interest Expense
Term Loan	$450	5.50%	$(25)
Financing cost and issue discount amortization - Term Loan			(2)

Total interest expense			$(27)

Interest expense in the 2017 pro forma statement of earnings on the projected financing would be as follows based on the expected sources of funding described above and amortization of the financing costs on the new term loan over a five-year period. The 2017 pro forma statement of earnings presents the following:

($ in millions)	Principal	Interest Rate	Interest Expense
Term Loan	$450	5.50%	$(6)
Financing cost and issue discount amortization - Term Loan			(0)

Total interest expense			$(6)

Note 4. Pro Forma Adjustments Related to the Acquisition

Preliminary Purchase Consideration and Allocation

The Acquisition will be accounted for as a business combination in conformity with U.S. GAAP. Under this accounting, the assets acquired and liabilities assumed will be recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, fair value is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined during the measurement period of the transaction and may vary from these estimates.

On May 24, 2017, Rayonier AM entered into the Agreement to acquire all of the outstanding common shares of Tembec. Tembec shareholders, at their choice, will receive consideration per share consisting of (i) C$4.05 in cash, or (ii) 0.2302 shares of Rayonier AM common stock, subject to proration to ensure that no more than 63.3% of the aggregate Tembec Shares shall receive the Per Share Cash Amount and no more than 36.7% of the aggregate Tembec Shares will receive the Per Share Stock Consideration, estimated at 8,448,340 shares. The estimated total consideration to be paid to Tembec shareholders is approximately C$423 million as of May 24, 2017, based on the closing currency exchange rate and Rayonier AM closing common stock price as of that day. Rayonier AM currently intends to finance the cash portion of the consideration with cash on-hand. Completion of the transaction is subject to certain closing conditions, including approval by Tembec’s shareholders and the Québec Superior Court and regulatory approvals, as well as other customary closing conditions.

The estimated purchase consideration are as follows:

Tembec estimated shares purchased at March 25, 2017	100,000,000
Exchange ratio adjusted for the shares consideration limit of 36.7 percent as of May 25, 2017	0.08448

Total Rayonier AM shares estimated to be issued to Tembec shareholders	8,448,340
Rayonier AM share price on May 25, 2017	$14.76

Total value of Rayonier AM shares estimated to be issued (in millions)	$125
Total cash consideration (including conversion of warrants) (in millions)	190

Total estimated purchase consideration (in millions)	$315

In addition, Rayonier AM is expected to incur transaction related expenses of approximately $55 million, which are expected to be paid upon the closing of the transaction.

The estimated allocation of purchase consideration is as follows (in millions):

Current assets	$390
Property, plant and equipment	470
Deferred tax assets	2
Other assets	45
Goodwill/Intangibles	213
Current liabilities	(183)
Long-term debt	(514)
Non-current liabilities for disposed operations	(8)
Pension and other post-retirement benefits	(95)
Other non-current liabilities	(5)

Net assets acquired	$315

APPENDIX J

COMPARISON OF RIGHTS OF TEMBEC SHAREHOLDERS AND RAYONIER AM STOCKHOLDERS

The rights of Tembec Shareholders are governed by the CBCA, Tembec Articles and Tembec By-Laws. Following the Arrangement, Tembec Shareholders who receive Rayonier AM Shares as part of the Arrangement will become stockholders of Rayonier AM and as such their rights will be governed by the DGCL and by Rayonier AM’s certificate of incorporation and bylaws.

The following is a summary of the material differences between the rights of Tembec Shareholders and the rights of stockholders of Rayonier AM. This summary is not a complete comparison of rights that may be of interest, and Tembec Shareholders should therefore read the full text of the respective certificates of incorporation, articles and by-laws of Tembec, available at www.sedar.com under the Tembec profile, and Rayonier AM, available at www.sec.gov under the Rayonier AM profile. Reference should be made to the full text of the CBCA and the DGCL for particulars of the differences between them.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
Authorized Share Capital

Tembec is authorized to issue an unlimited number of common shares and an unlimited number of Class A Preferred Shares issuable in series.

Tembec has only one class of common shares outstanding – the Tembec Shares. Tembec Shareholders are entitled to all of the respective rights and obligations provided to shareholders under the CBCA, the Tembec Articles and the Tembec By-Laws.

Rayonier AM is authorized by its amended and restated certificate of incorporation to issue (i) 140,000,000 shares of common stock, par value US$0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value US$0.01 per share.

The board of directors may fix the designations and powers, preferences and rights, and the qualifications, limitations and restrictions, on the preferred stock, or any series thereof, to the extent permitted by Section 151 of the DGCL.

Voting Rights

Tembec Shareholders are entitled to receive notice of and to attend all meetings of shareholders of Tembec and to vote thereat, except at meetings at which only holders of a specified class of shares (other than Tembec Shares) or specified series of shares are entitled to vote. At all meetings for which notice must be given to the Tembec Shareholders, each Tembec Shareholder is entitled to one vote in respect of each Tembec Share held by such Tembec Shareholder.

Tembec Shareholders have no cumulative voting rights and all of the members of the Board are elected annually. Under the Tembec By-Laws, Tembec Shareholders take action by a majority of votes cast, unless otherwise provided by the CBCA or Tembec Articles or the Tembec By-Laws.

Subject to the rights of holders of preferred stock, each holder of shares of common stock is entitled to cast one vote for each outstanding share of common stock held of record by such stockholder upon any matter upon which stockholders are entitled to vote generally. There are no cumulative voting rights.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights

Under the CBCA, some matters, such

as changing Tembec’s name, creating a new class of authorized shares, voluntarily winding-up Tembec and others, require the approval of Tembec Shareholders by a special resolution. A special resolution is a resolution that is either passed at a meeting duly called and held for that purpose by not less than two-thirds of the votes cast by the Tembec Shareholders who voted in respect of that resolution or that is signed by all the Tembec Shareholders entitled to vote on that resolution.

There are no limitations imposed by the CBCA or Tembec Articles or the Tembec By-Laws on the right of Tembec Shareholders residing outside of Canada to hold or vote their Tembec Shares.

Quorum of Shareholders / Stockholders	The Tembec By-Laws provide that the presence, in person, at the commencement of a shareholders meeting, of two persons, each being a shareholder entitled to vote thereat or a duly appointed proxy for an absent shareholder so entitled, and collectively holding or representing not less than 20% of the total number of issued and outstanding shares of Tembec having voting rights at such meeting shall constitute a quorum for the transaction of business at any meeting of shareholders.	Rayonier AM’s amended and restated bylaws provide that the holders of the majority of the voting power of all of the then-outstanding shares of capital stock of Rayonier AM entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Shareholder Approval of Business Combinations; Fundamental Changes	Under the CBCA, certain fundamental changes such as articles amendments, certain by-law amendments, certain amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business) and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court) are required to be approved by special resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Tembec Shareholder Rights	Rayonier AM Stockholder Rights

the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights (unless in certain cases the share provisions with respect to such class or series of shares otherwise provide).

In addition, the CBCA provides that, where it is not practicable for a corporation (that is not an insolvent corporation) to effect such a fundamental change under any other provision contemplated under the CBCA, the corporation may apply to a court for an order approving an arrangement.

In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is not unusual for a corporation in such circumstances to apply to court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained, and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

Subject to approval by the persons entitled to notice and to issuance of the final order, articles of arrangement are executed and filed by the corporation. The articles of arrangement must contain details of

The DGCL does not contain a procedure comparable to a plan of arrangement under the CBCA.

Special approval requirements apply under Section 203 of the DGCL in connection with certain transactions between Rayonier AM and a person that beneficially owns 15% or more of Rayonier AM’s outstanding voting stock.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
the plan, the court’s approval and the manner in which the plan was approved, if so required by the court order. Finally, the articles of arrangement are filed with Industry Canada, which after such filing issues a certificate of arrangement. The arrangement becomes effective on the date shown in the certificate of arrangement.

Special Vote Required for Combinations with Interested Shareholders / Stockholders

Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) of the Canadian Securities Administrators contains detailed requirements in connection with transactions with related parties (including “related party transactions”, “business combinations”, “insider bids” and “issuer bids”). A transaction with related parties means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party” as defined in MI 61-101 includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

Rayonier AM is subject to Section 203 of the DGCL which generally prohibits a corporation from engaging in any business combination with an interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:
• the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•

at or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purpose of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
For the purpose of Section 203, an “interested stockholder” is a person who, together with affiliates and associates, (i) owns 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous 3 years.

Appraisal Rights; Rights to Dissent	The CBCA provides that holders of shares of any class a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable, among certain other things, in respect of resolutions of the corporation to (a) amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class; (b) amend its articles to add, change or remove any restriction on the business or businesses that the corporation may carry on; (c) amalgamate (with certain exceptions); (d) be continued into another jurisdiction or under another federal act; (e) sell, lease or exchange all or substantially all its property; or (f) carry out a going-private transaction or a squeeze-out transaction. A court may also make an order permitting a shareholder to dissent.

Appraisal Rights

Under the DGCL, a stockholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things: (i) the corporation’s shares are listed on a national securities exchange or are held of record by more than 2,000 stockholders; and (ii) the corporation will be the surviving corporation of the merger and no vote of its stockholders is required to approve the merger.

Appraisal rights under the DGCL are limited to mergers or consolidations and not available in the case of a sale or transfer of assets or a purchase of assets for stock. However, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporation or (iv) any combination of the foregoing.

Preemptive Rights of Shareholders / Stockholders	Under the CBCA, Tembec Shareholders are not entitled to statutory preemptive or subscription rights.	Under the DGCL, no stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into stock unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate of incorporation.

	Tembec Shareholder Rights		Rayonier AM Stockholder Rights
Rayonier AM’s amended and restated certificate of incorporation does not provide any preemptive or subscription rights to holders of its common stock.

Compulsory Acquisition	The CBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Short-Form Merger

Under the DGCL, a corporation which owns at least 90% of the shares of each class of stock of a second corporation may unilaterally merge with the second corporation without the vote of the second corporation’s board of directors or stockholders.

Oppression Remedies	The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregard the interests of, any securityholder, director or officer of the corporation if an application is made to a court by a “complainant”, which includes:		Rayonier AM’s shares are currently listed on the NYSE under the trading symbol “RYAM”. Although Delaware law imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the CBCA’s oppression remedy.
	•	a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;
	•	a present or former officer or director of the corporation or any of its affiliates;
	•	the director appointed under the CBCA; and
	•	any other person who, in the discretion of the court, is a proper person to make such application.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.

Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for interim costs on final disposition of the complaint (as in the case of a derivative action).

Shareholder Consent to Action Without a Meeting	Under the CBCA, shareholder action without a meeting may be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting (other than where a written statement is submitted by a director or auditor giving reasons for resigning or for opposing any proposed action or resolution, in accordance with the CBCA). For a public company such as Tembec, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders’ meeting.	Rayonier AM’s amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to the rights of holders of preferred stock, stockholder action may not be effected by a written consent of stockholders in lieu of a meeting of stockholders.

Notice of Annual and Special Meetings of Shareholders / Stockholders

Under the CBCA and the Tembec By-Laws, notice of the date, time and place of a meeting of Tembec Shareholders must be given not less than 21 days nor more than 60 days prior to the meeting to each director, auditor and to each shareholder entitled to vote at the meeting.

Under the CBCA, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60

Under the DGCL and Rayonier AM’s amended and restated bylaws, , whenever stockholders are required or permitted to take any action at a meeting, written notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
days nor less than 21 days (30 days under Canadian Securities Laws) the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held.

Ability to Call Special Meetings of Shareholders / Stockholders	Under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the special meeting sought to be held may require that the directors call a meeting of shareholders. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not call such meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the special meeting. In addition, the Tembec By-Laws provide that the directors may call special meetings of shareholders at any time.	Rayonier AM’s amended and restated certificate of incorporation and its amended and restated bylaws provide that, subject to the rights of holders of preferred stock, stockholders do not have the ability to requisition a special meeting of stockholders.

Distributions and Dividends; Repurchases and Redemptions

Dividends

Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that: (i) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares.

Repurchase and Redemption

Under the CBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), with certain modifications, a corporation may redeem, on the terms and in the manner provided in its

Dividends

Under the DGCL, a corporation may, subject to any restrictions in its certificate of incorporation, pay dividends (i) out of its surplus, or (ii) if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions.

Surplus is defined as the excess of the net assets over capital, as such capital may be adjusted by the board.

Except with respect to the rights of holders of preferred stock, there are no restrictions in Rayonier AM’s amended and restated certificate of incorporation limiting Rayonier AM’s ability to pay dividends. Since its separation from Rayonier Inc. on

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights

articles, any of its shares that has a right of redemption attached to it. The Tembec Shares are not subject to a right of redemption.

Under the CBCA, the purchase or other acquisition by a corporation of its shares is generally subject to a corporation’s articles and to the solvency tests similar to those applicable to the payment of dividends (as set out above). Tembec is permitted, under the Tembec Articles, to acquire any of the Tembec Shares, which shares may then be cancelled or returned to the status of authorized and unissued shares.

June 27, 2014, Rayonier AM has paid regular quarterly dividends on its common stock. On March 24, 2017, Rayonier AM’s board of directors declared a cash dividend of US$2.00 per share of Series A Preferred Stock.

Repurchase and Redemption

A Delaware corporation may purchase or redeem shares except when its capital is impaired or would be impaired by the purchase or redemption. A Delaware corporation may, however, purchase or redeem out of capital shares that are entitled, upon any distribution of its assets, to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Neither Rayonier AM’s common stock nor its outstanding preferred stock is subject to redemption.

Number of Directors; Vacancies on the Board of Directors

Number of Directors

The CBCA provides that a corporation shall have one or more directors, but a corporation whose shares are publicly traded shall have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

The Tembec Articles provide that Tembec may have a minimum of one and a maximum of 20 directors.

Tembec’s board of directors currently has eight members.

The CBCA and the Tembec By-Laws provide that directors will be elected by ordinary resolution passed at an annual meeting of Tembec Shareholders.

Vacancies on the Board of Directors

Under the CBCA and the Tembec By-Laws, a vacancy among the directors created by the removal of a director may be filled at a meeting of shareholders at which the director is removed. The CBCA also allows a vacancy on the board of directors to be filled by a quorum of directors, except when the vacancy results from an

Number of Directors

The DGCL provides that the board of directors of a corporation shall consist of one or more members.

Rayonier AM’s amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that Rayonier AM would have if there were no vacancies.

Rayonier AM’s board of directors currently has nine members.

Vacancies on the Board of Directors

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors then in office, although less than a quorum.

Rayonier AM’s amended and restated certificate of incorporation provides that, subject to the rights of holders of

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
	increase in the number or the minimum or maximum number of directors or from a failure of shareholders to elect the number or minimum number of directors provided for in the the articles.	preferred stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified.

Constitution and Residency of Directors	The CBCA provides that at least 25% of the directors (or if a corporation has less than four directors, at least one director) must be resident Canadians. Except as permitted by the CBCA, no business may be transacted by the board of directors except at a meeting of directors at which a quorum is present and at least 25% of the directors present are resident Canadians or, if the corporation has less than four directors, at least one director present is a resident Canadian. There is no residency requirement with respect to board committees.

The DGCL does not impose any residency requirements on directors, but a corporation can prescribe qualifications for directors in its certificate of incorporation or bylaws.

Neither Rayonier AM’s amended and restated certificate of incorporation nor its amended and restated bylaws impose any qualification requirements for directors.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
Removal of Directors; Terms of Directors

Under the CBCA, provided that articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office.

The Tembec Articles do not provide for cumulative voting.

If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The Tembec Articles do not specify a term for which directors shall hold office. The Tembec By-Laws provide that, subject to the provisions with respect to filling vacancies on the board, the directors shall hold office from the date of the meeting at which they are elected or appointed until the close of the following annual meeting of the shareholders at which an election of directors takes place or until his or her office is vacated.

Under the DGCL, except in the case of a corporation with a classified board of directors or with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. In the case of a corporation with a classified board of directors, stockholders may remove a director only for cause.

Rayonier AM’s board of directors is divided into three classes of directors, with each class serving staggered, three-year terms.

Rayonier AM’s amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Indemnification of Directors and Officers	Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (an “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be); and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. An indemnifiable	Under the DGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided in each case that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made by:
		•	a majority of the disinterested directors, even though less than a quorum;
		•	a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum;

Tembec Shareholder Rights	Rayonier AM Stockholder Rights

person may require the corporation to indemnify the individual in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation (or other entity, as the case may be) if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person against all costs, charges and expenses in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set forth in (i) and (ii), above.

As permitted by the CBCA, the Tembec By-Laws require Tembec to indemnify directors and officers of Tembec, former directors or officers of Tembec or persons who act or acted, at Tembec’s request, as directors or officers of a corporation of which Tembec is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which they are made a party because of their being or having been a director or officer of Tembec or such corporation.

To be entitled to indemnification, the Tembec By-Laws state that such persons must have (i) acted honestly and in good faith with a view to the best interests of Tembec or the other entity for which the individual acted as

	•	independent legal counsel, regardless of whether a quorum of disinterested directors exists; or
	•	a majority vote of the stockholders at a meeting at which a quorum is present.

Without court approval, however, no indemnification of a director or officer may be made in respect of any claim, issue or matter in which such person is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a third-party action. Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are not entitled to be indemnified.

Rayonier AM’s amended and restated certificate of incorporation and amended and restated bylaws require Rayonier AM to indemnify its directors and officers to the fullest extent permitted by the DGCL against all expenses, including attorneys’ fees, judgments, fines, excise taxes, penalties and amounts paid in settlement, incurred in connection with any action, suit or proceeding, to which such person was or is made a party or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director, officer, trustee, employee or agent of Rayonier AM or is or was serving at the request of Rayonier AM as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to employee benefit plans maintained or sponsored by Rayonier AM); provided, however, that Rayonier AM shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
a director or officer or in a similar capacity at Tembec’s request, as the case may be, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. As permitted by the CBCA, the Tembec By-Laws also require Tembec to advance money to such individuals for costs, charges and expenses of any such proceeding. In the case of an action by or on behalf of Tembec or the other entity, as the case may be, to procure a judgment in its favor to which the person is made a party because of his or her association with Tembec or the other entity, as the case may be, if the individual fulfills the conditions set out in the Tembec By-Laws, Tembec shall seek and obtain approval of a court before indemnifying the person against all costs, charges and expenses he or she reasonably incurred in connection with such action or prior to advancing any moneys to such individual.

only if such proceeding (or part thereof) was authorized by the board of directors. Rayonier AM’s amended and restated bylaws require Rayonier AM to advance expenses in accordance with the requirements of DGCL to any director, officer, trustee, employee or agent of another corporation or if a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation who may be entitled to indemnification as described above in advance of the final disposition of an action, suit or proceeding.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling Rayonier AM pursuant to the foregoing provisions, Rayonier AM has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Limited Liability of Directors

Under the CBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the corporation; (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Under the CBCA, the directors of a corporation who vote for or consent to a resolution that authorizes (i) an issue of shares for a consideration other than money; (ii) a purchase, redemption or other acquisition of shares contrary to the provisions described in “Distributions and Dividends; Repurchases and Redemptions” above; (iii) a commission to any person in consideration of, or in connection with, a purchase of shares of the corporation, which commission is not reasonable; (iv) a payment of dividend contrary to the provisions described in “Distributions and Dividends; Repurchases and Redemptions” above;

Under DGCL, a corporation may adopt a provision in its certificate of incorporation limiting or eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director for:
		•	breaching the duty of loyalty to the corporation or its stockholders;
		•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
		•	obtaining an improper personal benefit from any transaction; or
		•	paying a dividend or approving a stock repurchase that was illegal under applicable law.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights

(v) a payment of indemnity contrary to, among other things, the provisions described in “Indemnification of Directors and Officers” above; and (vi) a payment to a shareholder contrary to the provisions of the CBCA with respect to dissent rights and oppression remedies; may be jointly and severally, or solidarily, liable to the corporation.

Under the CBCA, a director is not subject to statutory liability for the above acts if the director relied, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial condition of the corporation, (ii) a report of a person whose profession lends credibility to a statement made by the professional person.

Rayonier AM’s amended and restated certificate of incorporation contains a provision limiting the personal liability of its directors to Rayonier AM or its stockholders for monetary damages for breach of a fiduciary duty as a director to the fullest extent permitted by the DGCL.

Derivative Actions

Under the CBCA, a shareholder, director or officer of a corporation and any person who, in the discretion of the court, is a proper person to make an application to court to bring an action on behalf of a corporation (a derivative action) may, with judicial leave, bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate.

Under the CBCA, the court may grant leave if: (i) the complainant has given notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court not less than fourteen days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Under the CBCA, the court in a

Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong complained of.

In addition, a stockholder-plaintiff must at the time he files a complaint have been the continuous owner of some of the stock so held or received and must continue to hold shares throughout the litigation.

Rayonier AM is not required to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights
derivative action may make any order it determines to be appropriate. In addition, under the CBCA, a court may order the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.

Advance Notification Requirements for Proposals of Shareholders / Stockholders

Under the CBCA, shareholder proposals, including proposals with respect to the nomination of candidates for election to the board of directors, may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding voting shares of the corporation; or (ii) voting shares whose fair market value is at least $2,000 and such registered or beneficial holder(s) must have held such shares for at least six months immediately prior to the day upon which the shareholder submits the proposal. In order for a proposal to include nominations of directors, it must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting to which the proposal is to be presented.

A proposal under the CBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters (if applicable), the number of shares of the corporation owned by such persons, the date upon which such shares were acquired and such other information as may be required in the by-laws.

If the proposal is submitted at least 90 days before the anniversary date of the notice of meeting sent to shareholders in connection with the previous annual meeting and the proposal meets other specified requirements, then the corporation shall either set out the proposal in the proxy circular of the corporation or attach the proposal

Under Rayonier AM’s amended and restated bylaws, a stockholder of record may propose business to be considered at the annual meeting of stockholders only in compliance with the notice requirements set forth therein.

Under Rayonier AM’s amended and restated bylaws, stockholders of record entitled to vote for the election of directors may nominate persons for election as directors only in compliance with the notice requirements set forth therein.

The notice requirements include the stockholder providing written notice to the secretary of Rayonier AM not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding meeting, or, in the case of a special meeting, not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 10th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting.

The particulars of the information that must be included in the notices referred to above are set forth in Rayonier AM’s amended and restated bylaws.

	Tembec Shareholder Rights	Rayonier AM Stockholder Rights

thereto. In addition, if so requested by the person submitting the proposal, the corporation shall include in or attach to the proxy circular a statement in support of the proposal by the person and the name and address of the person.

If a corporation refuses to include a proposal in a management proxy circular, the corporation shall notify the person in writing within 21 days after its receipt of the proposal (or proof of the person’s ownership of securities) of its intention to omit the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court and a court may restrain the holding of the meeting to which the proposal is sought to be presented and make any further order it sees fit. In addition, a corporation may apply to a court for an order permitting the corporation to omit the proposal from the management proxy circular and the court may make such order as it determines appropriate.

Shareholder Rights Plans	Tembec currently has no shareholder rights plan in place. Tembec had adopted a shareholder rights plan that expired on January 31, 2016.	Rayonier AM has not adopted a shareholder rights plan.

Inspection of Books and Records

Under the CBCA, shareholders, creditors, and their representatives may, after giving the required notice, examine certain of the records of a corporation during usual business hours and take copies of extracts free of charge.

The Tembec By-Laws provide that the Board may from time to time determine whether and to what extent and at what time and place and under what conditions the accounts and books of Tembec or any of them shall be open to the inspection of Tembec shareholders.

Under the DGCL, any stockholder, in person or by attorney or other agent, may, upon written demand, inspect the corporation’s books and records for a proper purpose.

Amendment of Governing Documents	Articles Under the CBCA, an amendment to the articles of incorporation of a corporation generally requires approval by special resolution of the voting shareholders. Specified	Certificate of Incorporation Under the DGCL, a corporation’s certificate of incorporation may be amended if:
• the board of directors sets forth the proposed amendment

Tembec Shareholder Rights	Rayonier AM Stockholder Rights

amendments may also require the approval of other classes or series of shares, as applicable. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

By-Laws

Under the CBCA, the board of directors of a corporation may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. Where the directors make amend or repeal a by-law, they are required under the CBCA to submit that action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend that action by simple majority, or ordinary resolution. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect will be effective until it is confirmed by the shareholders.

in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and
	•	the holders of a majority (or such higher voting requirement as may be specified in the certificate of incorporation) of shares of stock entitled to vote on the matter approves the amendment.

Rayonier AM’s amended and restated certificate of incorporation expressly provides that Rayonier AM may alter, amend, repeal or adopt, in whole or in part, any provisions of the amended and restated certificate of incorporation, provided that the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for certain provisions relating to the number, term and removal of its directors, the ability of the board to issue preferred stock, the filling of board vacancies, the calling of special meetings of stockholders, stockholder action by written consent and director and officer indemnification. The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal this restriction.

Bylaws

Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. If authorized in the certificate of incorporation, the board of directors may also adopt, amend or repeal bylaws.

Rayonier AM’s amended and restated bylaws provide that the affirmative vote of shares representing a majority of voting power of all of the then-

Tembec Shareholder Rights	Rayonier AM Stockholder Rights
outstanding voting stock, voting together as a single class, may alter, amend or repeal the bylaws, in whole or in part, and adopt new bylaws, provided that certain provisions relating to the number, term and removal of Rayonier AM’s directors, the filling of board vacancies, the calling of special meetings of stockholders, stockholder action by written consent and director and officer indemnification require the affirmative vote of the holders of at least 80% of Rayonier AM’s voting stock then outstanding to be amended. The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal this restriction.

Questions and Further Assistance

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Email: contact@shorecrestgroup.com